SCHEDULE 14A

(Rule 14(a)-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

CONCERTO SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Concerto Software, Inc. (“Concerto”) common stock, $.10 par value per share (the “Common Stock”).

2)	Aggregate number of securities to which transaction applies: 11,013,431 shares of Common Stock, plus outstanding vested options (including options vesting in connection with the merger described herein) to purchase an aggregate of 2,172,057 shares of Common Stock which will be cashed out in connection with the merger.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the Agreement and Plan of Merger dated as of October 7, 2003 by and among Melita International Ltd., Bach Merger Sub, Inc. and Concerto (the “Merger Agreement”), Bach Merger Sub, Inc. will merge with and into Concerto, and each outstanding share of Common Stock, except for 165,651 shares held by R. Scott Asen (a director of Concerto), will be converted into the right to receive $12.00 in cash, without interest. In addition, pursuant to the terms of the Merger Agreement, outstanding vested options to purchase Common Stock with a per share exercise price less than $12.00 (including options vesting in connection with the merger described herein), except for 902,295 options held, in the aggregate, by certain officers and a director of Concerto, will be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Common Stock underlying such options and (2) the difference between $12.00 and the per share exercise price of such options.

4)	Proposed maximum aggregate value of transaction: $140,871,121

5)	Total fee paid: $11,396.47

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CONCERTO SOFTWARE, INC.

6 Technology Park Drive

Westford, MA 01886

To the Stockholders of Concerto Software, Inc.:

You are cordially invited to attend a special meeting of stockholders of Concerto Software, Inc., a Delaware corporation (“Concerto”, “we” or “us”), to be held at 10:00 a.m. local time, on [            ], 2004, at our offices at 6 Technology Park Drive, Westford, Massachusetts.

As described in the enclosed proxy statement, at the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 7, 2003 (the “Merger Agreement”), by and among Melita International Ltd. (“Melita”), Bach Merger Sub, Inc. (“Merger Sub”) and Concerto, which provides for a merger of Merger Sub with and into Concerto (the “Merger”). Under the Merger Agreement, your outstanding shares of our Common Stock will be converted into the right to receive $12.00 per share in cash (the “Merger Consideration”). Under the Merger Agreement, upon the consummation of the Merger, Merger Sub will merge with and into us, and we will become a wholly owned indirect subsidiary of Melita.

A special committee of our board of directors, consisting of an independent director (the “Special Committee”), has determined that the Merger Agreement and the Merger are advisable and fair to the stockholders of Concerto who will receive cash for their shares as a result of the Merger (other than certain officers and a director of Concerto who will be rolling over all or a portion of their existing Concerto equity interest into Melita), and recommended that our board of directors approve the Merger Agreement and the Merger.

Our board of directors, based in part on the recommendation of the Special Committee, has determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Concerto and its stockholders (other than certain officers and a director of Concerto who will be rolling over all or a portion of their existing Concerto equity interest into Melita), including our unaffiliated stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the Merger and recommends that you vote “FOR” approval and adoption of the Merger Agreement and the Merger.

In considering the recommendation of our board of directors, you should be aware that certain of our board members and executive officers have interests in the Merger that may be different than the interests of Concerto’s stockholders generally. The accompanying proxy statement provides you with additional information about the parties involved in the Merger and their interests.

Details of the Merger Agreement, the Merger and other important information are described in the accompanying notice of special meeting and proxy statement. You are urged to read these important documents carefully before casting your vote.

Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card. The Merger cannot be completed unless a majority of the outstanding shares of our Common Stock adopt and approve the Merger Agreement and the Merger.

We thank you for your prompt attention to this matter and appreciate your support.

By Order of the Board of Directors,

James D. Foy President and Chief Executive Officer

Westford, Massachusetts

                         , 200_

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONCERTO SOFTWARE, INC.

6 Technology Park Drive

Westford, MA 01886

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

To the Stockholders of

CONCERTO SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Concerto Software, Inc., a Delaware corporation, will be held on [            ], 2004 beginning at 10:00 a.m. local time, at our offices at 6 Technology Park Drive, Westford, Massachusetts, to consider and vote upon:

1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 7, 2003 (the “Merger Agreement”), by and among Melita International Ltd., Bach Merger Sub, Inc. and Concerto Software, Inc. (“Concerto,” “we” or “us”) and the consummation of the merger as set forth therein (the “Merger”), pursuant to which, among other things, Bach Merger Sub, Inc. will merge with and into Concerto, and each share of our common stock outstanding at the time of the Merger, other than 166,667 shares currently held by R. Scott Asen (a director of Concerto), will be converted into the right to receive $12.00 per share in cash, as described in the accompanying proxy statement.

2. A proposal to grant discretionary authority to the proxies to vote in favor of any postponements or adjournments of the special meeting, if necessary.

3. Any other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Only stockholders of record as of the close of business on December 19, 2003 will be entitled to notice of the special meeting and to vote at the special meeting and any adjournment of the meeting. Under Delaware law and our amended and restated by-laws, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting. If you do not vote to approve and adopt the Merger Agreement and you follow the procedural requirements of the Delaware General Corporation Law, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. See “Appraisal Rights” on page 56.

Our board of directors, based in part on the recommendation of a special independent committee of the board of directors (the “Special Committee”), has determined that the Merger Agreement and the Merger are in the best interest of our company and our stockholders, including stockholders not affiliated with our company, and are fair to such stockholders (other than certain officers and a director of Concerto who will be rolling over all or a portion of their existing Concerto equity interest into Melita), and therefore, the board of directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the Merger.

All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the special meeting. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

James D. Foy President and Chief Executive Officer

Westford, Massachusetts

                         , 200_

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONCERTO SOFTWARE, INC.

6 Technology Park Drive

Westford, MA 01886

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2004

This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders, and at any adjournment of the meeting, to be held at our offices at 6 Technology Park Drive, Westford, Massachusetts, on [                    ], 2004 beginning at 10:00 a.m. local time. The special meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 7, 2003 (the “Merger Agreement”), by and among Melita International Ltd., a Cayman Islands company (“Melita”), Bach Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Melita (“Merger Sub”), and Concerto Software, Inc., a Delaware corporation (“Concerto,” “we,” “us” or “the surviving corporation”), which provides for a merger of Merger Sub with and into Concerto (the “Merger”). Under the Merger Agreement, each outstanding share of our common stock, $.10 par value per share (the “Common Stock”), other than 166,667 shares currently held by R. Scott Asen (a director of Concerto) (the “Rollover Shares”), will be converted into the right to receive $12.00 per share in cash (the “Merger Consideration”). Under the Merger Agreement, Merger Sub will merge with and into us, and we will become a wholly-owned indirect subsidiary of Melita. A copy of the Merger Agreement is attached as Annex A.

Only stockholders of record on December 19, 2003 are entitled to receive notice of and vote at the meeting. On that record date, there were [                    ] shares of our Common Stock outstanding held in the aggregate by approximately [                    ] record holders.

Each share of our Common Stock will be entitled to one vote. Under Delaware law and our amended and restated by-laws, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at the special meeting. A quorum for the special meeting requires that holders of a majority of the outstanding shares of Common Stock must be present in person or by proxy.

Our board of directors, based in part upon the recommendation of a special independent committee of the board of directors (the “Special Committee”), unanimously recommends that you vote “FOR” approval and adoption of the Merger Agreement and the Merger.

Proxies will be voted in the manner you specify in the proxy card. You must sign your proxy. Each proxy will confer discretionary authority on the named proxyholders to vote on any matter presented at the meeting which we did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, the proxies will be voted in the discretion of the persons named therein in accordance with their best judgment. If you return your proxy but do not specify how it should be voted, your shares will be voted for the adoption and approval of the Merger Agreement and the Merger and for the proposal to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. If your stock is held by a broker or other custodian in “street name,” your shares will not be voted unless you provide specific instructions to the broker or custodian. Proxies submitted by custodians who have not received voting instructions will be counted for the purposes of determining a quorum, but will not be voted for or against the Merger and the Merger Agreement. Because the Merger and the Merger Agreement must be approved and adopted by the holders of a majority of the outstanding shares entitled to vote thereon, the failure to vote your shares, including the failure to provide instructions to a custodian, or a decision to abstain from voting, will have the same effect as a vote against the Merger Agreement and the Merger. You are urged to complete and return your proxy and, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.

This proxy statement, the notice of special meeting and the accompanying form of proxy were first mailed to stockholders on or about [                    ], 200  .

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE INFORMATION IN THIS PROXY STATEMENT IS ONLY ACCURATE ON THE DATE OF THIS PROXY STATEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Annex A — Merger Agreement

Annex B — Opinion of SG Cowen Securities Corporation

Annex C — Delaware General Corporation Law – Appraisal Rights

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement before voting on the proposed Merger and the Merger Agreement. Each question in this section includes a page reference or references directing you to a more complete description of the relevant information.

Q:	What is the location, date and time of the special meeting? (see pages 5 and 54)

A:	The special meeting will be held at 10:00 a.m. eastern time on [ ], 2004 at our offices at 6 Technology Park Drive, Westford, Massachusetts. If the special meeting is postponed for any reason, we will give you notice of the new date, time and place of the meeting.

Q:	What am I being asked to vote upon? (see pages 5 and 54-55)

A:	You are being asked to vote to approve and adopt the Merger Agreement by and among us, Merger Sub and Melita, and the Merger of Merger Sub with and into us, with us being the surviving corporation. Following the proposed Merger of Merger Sub with and into us, Merger Sub will cease to exist, and we will become a privately-held corporation and a wholly-owned indirect subsidiary of Melita.

Q:	What will I receive in the Merger? (see pages 11, 37-38 and 59-60)

A:	Upon completion of the Merger, each share of our Common Stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $12.00 in cash, without interest, except for the Rollover Shares and shares held by stockholders who exercise dissenters’ rights. If you also hold vested stock options or purchase plan options to purchase shares of our Common Stock (including options vesting in connection with the Merger, but not including an aggregate of 814,585 options held by James D. Foy, Ralph S. Breslauer, Michael J. Provenzano III and Alexander Tellez (collectively, together with R. Scott Asen, the “Rollover Participants”)), you will be entitled to receive in cash for each share subject to the option the excess, if any, of $12.00 over the exercise price of the option. If you hold stock options or purchase plan options where the per share exercise price of such option is more than $12.00, such stock options or purchase plan options will be terminated and canceled at the effective time of the Merger. On October 6, 2003, the trading day immediately prior the execution of the Merger Agreement, the closing price of our Common Stock on the Nasdaq National Market was $9.31 per share. The per share Merger Consideration represents an approximately 29% premium to this price.

Q:	What will the Rollover Participants be receiving as a result of the Merger? (see pages 40-46)

A:	Each of the Rollover Participants other than R. Scott Asen, a director of Concerto, will enter into equity rollover agreements pursuant to which each will exchange a portion of their respective options to acquire shares of our Common Stock for options to acquire shares of Melita stock. In addition, Mr. Asen will exchange 166,667 shares or approximately 34% percent of his existing Common Stock for Melita stock. The remainder of the Common Stock owned by Mr. Asen, together with all Common Stock owned by the other Rollover Participants, will be converted into the right to receive the Merger Consideration. See “Special Factors – Interests of Certain Persons in the Merger.” The Rollover Participants will not likely recognize taxable income or loss upon the rollover of their options. For a further explanation of the possible federal income tax consequences for the Rollover Participants, including with respect to Mr. Asen’s stock exchange, see the section below entitled “The Special Meeting—Material United States Federal Income Tax Consequences of the Merger.”

Q:	Why is the board of directors recommending that I vote for the Merger Agreement? (see pages 25-31)

A:	In the opinion of the board of directors, after careful consideration and based upon, among other factors, the recommendation of the Special Committee, the terms and provisions of the Merger and the Merger Agreement are fair to and in the best interest of our company and our stockholders, including stockholders not affiliated with our company (other than the Rollover Participants).

Q:	Why was the Special Committee formed? (see pages 40-47)

A:	The Rollover Participants, who are officers of our company and/or members of our board of directors, may have a direct conflict of interest in recommending approval and adoption of the Merger Agreement and the Merger because they will own common stock or options to purchase common stock of Melita following completion of the Merger. In addition, certain of the Rollover Participants will be officers and/or directors of Melita and Melita Inc. after the Merger and will enter into employment arrangements in connection therewith, as more fully described in the section below entitled “Special Factors—Interests of Certain Persons in the Merger.” As a result, the Rollover Participants may receive the benefit from our future earnings and any increase in our value and suffer losses from any decrease in our value, while you will no longer receive any such benefit or bear any such risk. Because of these potential conflicts, the board of directors formed the Special Committee to evaluate the Merger proposal, and any other proposals or indications of interest in acquiring us submitted by third parties, and to negotiate the Merger Agreement. Peter Gyenes, the sole member of the Special Committee, is not affiliated with Merger Sub or Melita and will not be affiliated with either of them at the time of the Merger. In consideration for his service on the Special Committee, we have agreed to pay Mr. Gyenes a fee of $130,000, payable upon the earlier of termination of the Merger Agreement or completion of the Merger.

Q:	What steps did the board of directors and the Special Committee take to determine that the price per share I will receive in the proposed Merger is fair to me? (see pages 25-31)

A:	The board of directors formed the Special Committee to evaluate and negotiate the terms of the Merger Agreement with Merger Sub and Melita, as well as any other proposals or indications of interest in us. The Special Committee selected and retained its own legal and financial advisors to assist it in the evaluation and negotiation of the Merger Agreement and the Merger, and received a written fairness opinion from its independent financial advisor, SG Cowen Securities Corporation (“SG Cowen”). In its evaluation of the Merger, the Special Committee considered, among other things, the opinion of SG Cowen that as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $12.00 per share cash Merger Consideration that each stockholder (other than the Rollover Participants) will have the right to receive in the Merger is fair, from a financial point of view, to such stockholder.

Q:	How will Merger Sub and Melita finance the Merger? (see pages 67-70)

A:

It is expected that approximately $140.9 million will be required to pay the Merger Consideration and cash out vested in-the-money options and vested in-the-money purchase plan options. The parties’ obligations under the Merger Agreement to consummate the Merger are not subject to a financing contingency. It is expected that Melita and Merger Sub will fund the Merger through a combination of equity contributions and new credit facilities which, together with a minimum of $16 million in cash to be provided by us, is expected to be sufficient in the aggregate to provide all funds necessary in order to consummate the transactions contemplated by the Merger Agreement. It is expected that term loans bearing interest at floating rates will be provided in an aggregate amount of $60 million by Wells Fargo Foothill, Inc. (“Foothill”), Highbridge/Zwirn Special Opportunities Fund, L.P. (“Highbridge”) and CapitalSource Finance LLC (“CapitalSource”) and that an aggregate amount of $66 million of equity financing will be provided by funds managed by Golden Gate Private Equity, Inc. (“Golden Gate”) and Oak Investment Partners IX, L.P. and Oak Investment Partners X, L.P.

and their affiliates (collectively, “Oak Investment Partners”). Melita has provided us with copies of executed written commitment letters from Foothill, Highbridge and CapitalSource to provide funds for the new credit facilities and from Golden Gate and Oak Investment Partners for the equity commitments. Golden Gate and Oak Investment Partners have agreed to provide the amount of the financing provided for by Highbridge, Foothill, CapitalSource or any replacement source of debt financing in the event such debt financing falls through.

Q:	What are the tax consequences of the Merger to me? (see pages 70-71)

A:	The receipt of the cash Merger Consideration by you will be a taxable transaction for U.S. federal income tax purposes. To review the possible tax consequences in greater detail, see “The Special Meeting - Material United States Federal Income Tax Consequences of the Merger.” You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the Merger to you.

Q:	What vote is required to approve and adopt the Merger Agreement and the Merger? (see page 55)

A:	Pursuant to our amended and restated by-laws and applicable Delaware law, the holders of a majority of all outstanding shares of our Common Stock entitled to vote thereon must vote to approve and adopt the Merger Agreement and the Merger.

Q:	Who can vote on the Merger? (see page 56)

A:	Stockholders of record as of the close of business on December 19, 2003, are entitled to notice of, and to vote at, the special meeting to approve and adopt the Merger Agreement and the Merger. Each stockholder has one vote for each share of Common Stock owned by such stockholder at the close of business on December 19, 2003.

Q:	What do I need to do now? (see pages 54-56)

A:	We urge you to read this proxy statement, including its annexes, carefully.

Please then mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. You can also vote your shares in person at the special meeting.

If your shares are held in “street name,” which means that your shares are held in the name of a broker or other financial institution instead of in your own name, your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

Q:	May I change my vote? (see page 56)

A:	Yes, your vote can be changed at any time before the proxy is voted at the special meeting. This can be done by (i) sending in a written revocation of your proxy to our secretary at our principal address, (ii) sending in a signed proxy card with a later date to the address on the proxy card before the special meeting, or (iii) attending the special meeting and voting your shares in person.

If you are not the record holder of your shares (for example if you own your shares in “street name”), you must follow the procedures required by the holder of record, usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record for more information on these procedures.

Q:	Am I entitled to appraisal rights? (see pages 56-58)

A:

Yes. You will be entitled to statutory appraisal rights under Section 262 of the Delaware General Corporation Law (the “Statute”) in connection with the Merger. A copy of this Statute is included as Annex C of the proxy statement. Dissenters’ rights of appraisal allow stockholders to dissent from the Merger and receive a fair cash payment for their shares (as determined in accordance with the Statute). Certain procedural steps, including delivering to us a written demand for appraisal of their shares prior to the vote on the Merger and not voting in favor of the Merger, must be followed by stockholders wishing to perfect and exercise their dissenters’ rights under the Statute and Delaware law. Failure to comply with those procedures will result in the forfeiture of dissenters’ rights. Please see the section below entitled “The Special Meeting—Appraisal Rights” for a more detailed description of your appraisal rights.

Q:	Should I send my stock certificates now?

A:	No. After the Merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates for cash.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible. If the Merger Agreement and the Merger are approved and adopted by the stockholders and the other conditions to the Merger are satisfied, we hope to complete the Merger on the day following the special meeting, but there can be no assurance that we will be able to do so.

Q:	What other matters will be voted on at the special meeting? (see page 56)

A:	We are also soliciting proxies to grant discretionary authority to vote in favor of an adjournment or a postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Q:	Who can help answer my questions? (see pages 80-81)

A:	If you have more questions about the Merger Agreement or the Merger or would like additional copies of this proxy statement, you should contact our vice president and general counsel, Paul Lucchese at (978) 952-0200.

SUMMARY TERM SHEET

The following summary, together with the previous question and answer section, provides an overview of the material information discussed in this proxy statement and presented in the attached annexes and documents. This summary is not intended to be complete and is qualified by the more detailed information contained elsewhere in this proxy statement, the attached annexes and the documents we refer to in this proxy statement. You are urged to review this entire proxy statement carefully, including its annexes and all documents referenced in this proxy statement. See “Where You Can Find More Information” and “Available Information” for more details. Each item in this summary includes a page reference or references directing you to a more complete description of the relevant information.

Overview of Proposed Transaction (see pages 54-55)

We are furnishing this proxy statement in connection with a special meeting of our stockholders to be held on [                    ], 2004 at 10:00 a.m. local time at our offices at 6 Technology Park Drive, Westford, Massachusetts, to allow our stockholders to consider and vote on a proposal to approve and adopt the Merger and the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. The Merger Agreement provides that Merger Sub will be merged with and into us with Concerto as the surviving corporation. The name of the surviving corporation will be Concerto Software, Inc. Melita intends to change its name to Concerto Software Ltd. following the consummation of the Merger and to operate the combined businesses of Melita Inc. and Concerto under the Concerto name going forward. For avoidance of confusion, however, we will continue to refer to Melita as “Melita” rather than “Concerto Software Ltd.” in this proxy statement in disclosure relating to time periods subsequent, or after giving effect to, the Merger and the transactions contemplated thereby.

Pursuant to the Merger, holders of shares of our Common Stock, other than R. Scott Asen with respect to the Rollover Shares, will receive $12.00 per share in cash, without interest, for each share of our Common Stock that they own at the effective time of the Merger. Following the Merger, Merger Sub will cease to exist and we will be a wholly-owned indirect subsidiary of Melita.

Background of the Merger; Recommendation of our Board of Directors; Fairness of the Merger (see pages 25-31)

Our board of directors formed the Special Committee on July 29, 2003 to evaluate the Merger proposal, as well as any other proposals or indications of interest in us submitted by third parties. The Special Committee is comprised of an independent member of our board of directors who is not an employee and who is not affiliated in any way with Merger Sub or Melita and otherwise has no material interest in the Merger, other than as described herein. The Special Committee retained its own financial advisor and legal counsel. In consideration for his service, we have agreed to pay Peter Gyenes, the sole member of the Special Committee, a fee of $130,000, payable upon the earlier of termination of the Merger Agreement or completion of the Merger.

The Special Committee (i) determined that the Merger Agreement and the Merger are advisable and are fair to such stockholders who will receive cash for their shares as a result of the Merger (other than the Rollover Participants) and (ii) recommended that the board of directors approve the proposed Merger Agreement and the Merger contemplated thereby. The board of directors adopted the determinations of the Special Committee and, based in part on the recommendation of the Special Committee, unanimously (x) approved the Merger Agreement and the Merger, (y) determined that the Merger Agreement and the Merger are in the best interest of our company and our stockholders, including stockholders not affiliated with our company, and are advisable and are fair to such stockholders (other than the Rollover Participants), and (z) recommended the Merger and the Merger Agreement be submitted to our stockholders for their adoption and approval. Our board of directors considered several factors in making the foregoing determinations. Due to the variety of factors considered, the board of directors did not assign relative weights to these factors or determine that any factor was of particular importance. The board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the Merger and the Merger Agreement including, without limitation, the recommendation of the Special Committee and the fairness opinion issued by SG Cowen.

Interests of Certain Persons in the Merger (see pages 40-47)

When considering the recommendation of our board of directors with respect to the Merger and the Merger Agreement, you should be aware that certain of our directors and executive officers have interests in the Merger and the Merger Agreement that are different from, or in addition to, your interests as a Concerto stockholder, which may create potential conflicts of interest.

Overview

As a result of the Merger, James D. Foy, our current president and chief executive officer, Ralph S. Breslauer, our current executive vice president, sales and marketing, and Michael J. Provenzano, our current vice president, finance and chief financial officer will each:

•	enter into a new employment agreement with Melita;

•	exchange a portion of their existing options to acquire shares of our Common Stock for options to acquire shares of Melita stock;

•	participate in a loan program pursuant to which Melita will loan an aggregate of $2 million for the purchase of shares of Melita stock; and

•	participate in a new incentive equity plan for senior management of Melita.

In addition:

•	Mr. Foy will become a member of Melita’s board of directors;

•	R. Scott Asen, one of our current directors, will exchange a portion of his shares of our Common Stock for shares of Melita stock; and

•	Alexander Tellez, our executive vice president, engineering, will continue to be employed by the surviving corporation pursuant to the terms of his existing employment agreement with Concerto and exchange a portion of his existing options to acquire our Common Stock for options to acquire Melita stock.

Management of Melita

Upon consummation of the Merger, Mr. Foy will be appointed president and chief executive officer of Melita, Mr. Breslauer will be appointed executive vice president, sales and marketing of Melita, and Mr. Provenzano will be appointed executive vice president, finance and chief financial officer of Melita pursuant to the terms of new employment agreements. Messrs. Foy, Breslauer and Provenzano will be appointed to the same positions at Melita Inc. Additionally, Mr. Tellez will also be a member of Melita and Melita Inc.’s management.

The board of directors of Melita following the Merger will be comprised of a number of directors to be determined by Golden Gate, a private equity investment fund which is currently and shall, upon the consummation of the Merger, continue to be the owner of a majority of Melita’s outstanding capital stock. Mr. Foy, who will become Melita’s president and chief executive officer, will also, until he ceases to be employed by Melita for any reason or resigns therefrom, be a member of Melita’s board of directors and he will be entitled to nominate one additional member of Melita’s board of directors, subject to Golden Gate’s approval. Golden Gate will have the right to nominate all other members of Melita’s board of directors. Golden Gate intends, at a minimum, to nominate David Dominik and Prescott Ashe as members of Melita’s board of directors. The composition of the board of directors of Melita Inc. will mirror the composition of the board of directors of Melita.

New Employment Agreements

Pursuant to the terms of a letter of intent between and among Messrs. Foy, Breslauer and Provenzano and Melita (the “Letter of Intent”), Messrs. Foy, Breslauer and Provenzano will enter into employment agreements with Melita simultaneously upon completion of the Merger. Each agreement provides for an evergreen term.

Additionally, the surviving corporation will continue to be obligated under and bound by the terms of the existing employment agreement between Concerto and Mr. Tellez following the Merger.

Equity Rollover Agreements; Loan Program

Each of the Rollover Participants will enter into equity rollover agreements with Melita. These equity rollover agreements will become effective only if the Merger is completed. The consummation of the Merger is the only condition to the effectiveness of the equity rollover agreements.

Generally, these equity rollover agreements require each of the Rollover Participants to contribute, transfer, assign and deliver a specified number of shares of Common Stock and/or options to Melita in exchange for the issuance by Melita of shares of its capital stock and/or options. In addition to entering into equity rollover agreements with respect to their existing Common Stock and/or options, Messrs. Foy, Breslauer and Provenzano intend to utilize an aggregate loan program of $2 million from Melita to acquire shares of Melita capital stock directly from Melita.

All of the rollover options to purchase shares of capital stock of Melita that are owned by the Rollover Participants following the Merger will be fully vested and currently exercisable. The rollover options will entitle the holders to acquire the same class of equity that Golden Gate is acquiring and the shares of capital stock of Melita that will be owned by the Rollover Participants will be the same class of equity that Golden Gate will own.

The Rollover Participants and Golden Gate anticipate using a $115 million combined equity valuation for Melita and Concerto, which is based on the amount of equity to be contributed by Golden Gate, the value of Melita’s existing business prior to the Merger and the value of equity that will be rolled over and purchased by the Rollover Participants (including the proceeds of loans received by the Rollover Participants from Melita through the loan program described above). This anticipated valuation is net of approximately $60 million in senior secured indebtedness that Melita will incur in connection with the consummation of the Merger, as more fully described in the section below entitled “The Special Meeting – Merger Financing.” The price per share to Golden Gate and the Rollover Participants for the shares of Melita capital stock that they will purchase in connection with the Merger will be based on this anticipated total equity value of Melita after the closing of the Merger.

The Rollover Participants, other than R. Scott Asen, will exchange options having an exchange value of approximately $2.5 million, which was determined by multiplying the total number of options being rolled over (814,585) by the excess of $12.00 over the exercise prices for each of the rolled over options.

The loan program, together with the amount and percentage of options and/or shares each Rollover Participant will be exchanging for Melita capital stock and each Rollover Participant’s ownership percentage of Melita following the Merger, is more fully described in the section below entitled “Special Factors – Interests of Certain Persons in the Merger.” The federal income tax consequences of the exchange of options and/or shares by the Rollover Participants are more fully described in the section below entitled “The Special Meeting – Material United States Federal Income Tax Consequences of the Merger.”

Incentive Equity Plan

Upon consummation of the Merger, a new incentive equity plan for senior management and employees of Melita will be adopted by Melita. Pursuant to the new plan, approximately 23,000,000 shares of Melita’s capital stock will be reserved for issuance.

The Participants in the Merger (see pages 22-25)

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Concerto, and Concerto and its subsidiaries will become wholly-owned subsidiaries of Melita International Inc., a Delaware corporation (“Melita Inc.”), the direct parent entity of Merger Sub.

Investment funds managed by Golden Gate and Oak Investment Partners are the owners of all of the outstanding capital stock of Melita and, at the closing of the Merger, the Rollover Participants and members of management of Melita Inc. will also own capital stock of Melita. Melita has and will continue after the Merger to have a number of wholly-owned subsidiaries, including, through two intermediate wholly-owned subsidiaries, Melita Inc.

Concerto is currently publicly held and, at the closing of the Merger, will be a wholly-owned subsidiary of Melita Inc. Concerto has several wholly-owned subsidiaries, each of which will remain a subsidiary of Concerto after the consummation of the Merger.

The following diagrams depict the structure of the parties to the Merger Agreement both before and after the Merger:

Pre-Merger

Golden Gate
Oak Investment Partners
Melita International Ltd.
Intermediate Melita Subsidiaries
Melita International Inc.
Bach Merger Sub, Inc.
Merger
Concerto Software, Inc.
Concerto Subsidiaries

Post-Merger

Golden Gate
Oak Investment Partners
Rollover Participants
Melita International Ltd.
Intermediate Melita Subsidiaries
Melita International Inc.
Concerto Software, Inc.
Concerto Subsidiaries

The background of the Merger and how the parties came to the Merger is described in detail in the section below entitled “Special Factors – Background of the Merger.” More information about Golden Gate can be found in the section below entitled “Special Factors – Identity and Background of Participants in the Merger – Control Persons of Melita.”

Under a potential interpretation of the rules governing “going private” transactions, each of Ralph S. Breslauer, James D. Foy, Michael J. Provenzano III and Alexander Tellez (the “Management Investors”), Melita, Melita Inc. and Merger Sub may be deemed affiliates of Concerto. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the Merger. A summary of certain background information required to be disclosed with respect to the parties to the Merger and the other filing persons listed on the Schedule 13E-3, and their respective controlling persons or affiliates, if applicable, is set forth below.

Concerto Software, Inc.

Concerto Software, Inc., of which you are presently a stockholder and which is the subject company of the “going private” transaction, is a publicly-held Delaware corporation incorporated on June 15, 1982 with principal executive offices located at 6 Technology Park Drive, Westford, MA 01886, and our telephone number is (978) 952-0200. We provide contact center solutions that help companies more effectively manage customer interactions via voice, email, the Web and facsimile. The customer contact center is a vital element of a successful customer service strategy. It is in the contact center where a representative of a company is communicating with a customer through the telephone, email, the Web or facsimile. The quality and consistency of these interactions is key to successfully attracting and retaining customers. We provide solutions that help companies better manage these customer interactions via systems for inbound routing and queuing of telephone calls, outbound call campaign management using automated dialing technologies, interactive voice response, automated email response, and Web-based customer contacts, including Web chat and Web collaboration.

Bach Merger Sub, Inc.

Bach Merger Sub, Inc. (Merger Sub) is a privately-held Delaware corporation incorporated on September 24, 2003. Merger Sub is a wholly owned subsidiary of Melita Inc. and was formed solely for the purpose of merging with and into Concerto, at which time the separate corporate existence of Merger Sub will cease and Concerto will continue in existence as the surviving corporation. Merger Sub has not engaged in any business except in furtherance of the Merger. The address of its business office is 5051 Peachtree Corners Circle, Norcross, GA 30092 and its business telephone number is (770) 239-4000.

Melita International Ltd.

Melita International Ltd. (Melita) is a Cayman Islands company. Melita is a holding company which was formed for the purpose of directly and indirectly holding 100% of the capital stock of its various subsidiaries, including Melita Inc., Merger Sub and, after the Merger, the surviving corporation. Investment funds managed by Golden Gate and Oak Investment Partners are, and at the closing of the Merger, the Rollover Participants and members of management of Melita Inc., will be, the owners of all of the outstanding capital stock of Melita. The address of its business office is 5051 Peachtree Corners Circle, Norcross, GA 30092 and its business telephone number is (770) 239-4000.

Melita International Inc.

Melita International Inc. (Melita Inc.) is a privately-held Delaware corporation. Melita Inc.’s primary business is to provide predictive dialing software and services (on-going maintenance and installation of the dialers) to outbound call centers. Predictive dialing software generates telephone calls, senses whether the dialed call is accepted by an answering machine, busy signal or live person, and routes a “live” call to the most suitable call center agent to handle the interaction. The software also matches the appropriate numbers of agents to be staffed based on call volumes generated by the predictive dialers. Melita Inc.’s predictive dialing software is primarily used by call centers involved in telemarketing and debt collections and is also sold to enterprises that need to contact large numbers of customers for courtesy calls and proactive contact management. Melita Inc.’s products maximize the effectiveness of the call center by increasing the “talk time” of each available agent. Melita Inc. also provides reporting and analysis software to call centers to determine agent utilization rates and the effectiveness of calling campaigns. Recently, Melita Inc. has also been reselling outbound email and chat software to its customers, which together with the dialer software provides a multi-channel customer interaction management solution. Melita has over 600 customers in 45 countries. Melita Inc. is a wholly-owned subsidiary of Melita (through two intermediate subsidiaries). The address of its business office is 5051 Peachtree Corners Circle, Norcross, GA 30092 and its business telephone number is (770) 239-4000.

Rollover Participants

The Rollover Participants, with the exception of R. Scott Asen, will continue to be employed by the surviving corporation following the Merger, and will, immediately prior to the effective time of the Merger, contribute all or a portion of their shares and/or options to purchase shares in us to Melita in exchange for shares and/or options to acquire shares in Melita, which will be the sole owner, indirectly, of the surviving corporation following the Merger. The agreements with the Rollover Participants are more fully described in the section below entitled “Special Factors – Interests of Certain Persons in the Merger.” The principal address of each of the Rollover Participants (other than R. Scott Asen) is c/o Concerto Software, Inc., 6 Technology Park Drive, Westford, MA 01886, and their telephone number is (978) 952-0200. The principal address of R. Scott Asen is c/o Asen & Co., 224 East 49th Street, New York, NY 10017, and his telephone number is (212) 758-2323.

The Merger

Effect of the Merger (see pages 37-39)

Pursuant to the Merger Agreement, Merger Sub will be merged directly into us, and we will be the surviving corporation. At the effective time of the Merger, Merger Sub will cease to exist and we will become a privately-held corporation and a wholly owned subsidiary of Melita (through two intermediate wholly-owned subsidiaries). The Merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware.

Following the Merger, our Common Stock no longer will be publicly traded or quoted on the Nasdaq National Market. We will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Merger, the holders of our Common Stock at the effective time of the Merger (other than R. Scott Asen with respect to the Rollover Shares and stockholders who are entitled to and have exercised statutory appraisal rights) will be entitled to receive the $12.00 per share cash merger price and will no longer have any interest in us, including our future earnings or growth, nor share in the risk of any decrease in our value.

Company Stock Options and Purchase Plan Options (see pages 59-60)

Each vested stock option with an exercise price per share less than the Merger Consideration (including options which will vest as a result of the Merger, but not including 814,585 options held by the Rollover Participants) will be converted, at the effective time of the Merger, into the right to receive an amount equal to the per share Merger Consideration in cash, less the applicable exercise price, for each share of Common Stock subject to such stock option. All other options will be terminated at the effective time of the Merger and shall not be entitled to receive any consideration in connection therewith.

Each outstanding option under our 1991 Employee Stock Purchase Plan, as amended (the “Purchase Plan”) will be converted, as of the effective time of the Merger, into the right to receive the amount of the refund to which the participant is entitled under Article 15 of the Purchase Plan upon the termination of the Purchase Plan plus an additional cash payment equal to the per share Merger Consideration in cash, less the applicable “option price,” as defined in the Purchase Plan (if the option price per share is less than the Merger Consideration), for each share of Common Stock subject to such purchase plan option.

Stockholder Vote; Ownership of Our Directors and Executive Officers (see page 55)

Under Delaware law and our amended and restated by-laws, adoption and approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

As of the record date, our directors and executive officers beneficially owned approximately [    %] of our outstanding Common Stock, excluding options to purchase Common Stock. All of our directors and executive officers who own Common Stock have indicated that they intend to vote to adopt and approve the Merger Agreement and the Merger.

Conditions to the Merger (see pages 64-65)

The consummation of the Merger is subject to certain conditions contained in the Merger Agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true, either we or Merger Sub and Melita would not be obligated to effect the Merger. If we waive any of the non-material conditions to the Merger, we will not re-solicit proxies.

In order for both us and Merger Sub and Melita to be obligated to consummate the Merger, the following conditions, among others, which are described in more detail on pages 64-65, must be satisfied or waived: (1) approval of our stockholders in accordance with Delaware law and our by-laws; (2) absence of any injunction or other order, decree, or law of any governmental authority that prohibits the Merger; (3) procurement of all material governmental consents, authorizations, orders or approvals and making of all material filings or registrations in connection with the Merger; and (4) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or merger control or competition laws or regulations applicable to the consummation of the Merger.

In order for us to be obligated to consummate the Merger, the following conditions, among others which are described in more detail on page 65, must be satisfied or waived: (1) Merger Sub’s and Melita’s representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on their ability to perform their obligations under the Merger Agreement and (2) Merger Sub and Melita must have in all material respects performed all obligations and complied with all agreements and covenants required to be performed by them under the Merger Agreement.

In order for Merger Sub and Melita to be obligated to consummate the Merger, the following conditions, among others, which are described in more detail on page 65, must be satisfied or waived: (1) our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on us; (2) we must have in all material respects performed our obligations and complied with all agreements and covenants required of us by the Merger Agreement; (3) the rollover of the Rollover Shares shall have been consummated; (4) there must not have occurred any event, change or effect since June 30, 2003 that has had a material adverse effect on us; (5) there must be no lawsuit or proceeding by or before any governmental entity that would restrain or prohibit the Merger and related transactions or place certain limitations on us, Melita or Merger Sub; (6) not more than 7% of the holders of our outstanding shares of Common Stock must have demanded appraisal of their Common Stock under Delaware law; and (7) all of our directors must have resigned as of the effective time.

Termination of the Merger Agreement (see pages 65-66)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after you approve the Merger Agreement and the Merger, by Concerto’s, Melita’s and Merger Sub’s mutual consent.

In addition, the Merger Agreement may be terminated by Melita, Merger Sub or Concerto if: (1) any law or regulation of any competent authority prohibits the Merger, or a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the Merger, and the party seeking termination is not otherwise in breach of the Merger Agreement; (2) the Merger has not been consummated by March 15, 2004, and the delay is not a result of a breach by the party seeking such termination; or (3) the Merger Agreement and the Merger are not approved by the holders of a majority of our Common Stock at the special meeting (including any adjournment or postponement thereof).

In addition, we may terminate the Merger Agreement if: (1) prior to the consummation of the Merger, either Merger Sub or Melita breaches in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, and such breach gives rise to a failure of certain conditions placed on Merger Sub and Melita, such breach is not cured within 10 days, and we have not committed an uncured breach at the time of such breach; or (2) prior to the approval of the Merger and Merger Agreement by our stockholders, our board of directors or the Special Committee is entitled to engage in discussions or negotiations with another party that makes an unsolicited acquisition proposal that constitutes a superior acquisition proposal, subject to certain conditions and the payment of a termination fee.

Merger Sub and Melita may terminate the Merger Agreement if: (1) we breach in any material respect any of our representations, warranties, covenants or other agreements set forth in the Merger Agreement, and such breach gives rise to a failure of certain conditions placed on us, such breach is not cured within 10 days (provided that we shall not be entitled to any cure period for breaches of the non-solicitation provisions contained in the Merger Agreement), and neither Merger Sub nor Melita has committed an uncured breach at the time of such breach; or (2) our board of directors or the Special Committee (i) withdraws, modifies or changes in a manner adverse to Merger Sub and Melita its approval and favorable recommendation of the Merger and the Merger Agreement, or (ii) approves or recommends a third party acquisition proposal to our stockholders.

Termination Fee (see page 66)

We have agreed to pay Melita and Merger Sub a termination fee of $3.2 million, plus any reasonable fees incurred by Melita or Merger Sub in connection with any litigation or proceedings to collect such termination fee, if the Merger Agreement is terminated as a result of any of the following: (1) prior to the approval and adoption of the Merger Agreement by our stockholders, we terminate the Merger Agreement in connection with a superior acquisition proposal; or (2) Melita and Merger Sub terminate the Merger Agreement for a breach by Concerto or if our board of directors or the Special Committee (i) withdraws, modifies or changes in a manner adverse to Merger Sub and Melita its approval and favorable recommendation of the Merger and the Merger Agreement, or (ii) approves or recommends a third party acquisition proposal to our stockholders, and within 180 days following the date of such termination we consummate an acquisition proposal which was made and not withdrawn prior to the date of such termination.

Fairness Opinion of the Special Committee’s Financial Advisor (see pages 47-54)

The Special Committee retained SG Cowen as its independent financial advisor to render an opinion as to the fairness to our stockholders (other than the Rollover Participants), from a financial point of view, of the cash Merger Consideration that holders of our shares of Common Stock will receive in the Merger. On October 7, 2003, SG Cowen delivered its written opinion to the Special Committee that, as of the date of the opinion, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $12.00 per share cash Merger Consideration that holders of our shares of Common Stock (other than the Rollover Participants) have the right to receive in the proposed Merger is fair, from a financial point of view, to such stockholders.

A copy of SG Cowen’s October 7, 2003 written opinion is attached to this proxy statement as Annex B. We urge you to read SG Cowen’s opinion in its entirety.

Our Ability to Accept a Superior Proposal (see pages 63-64)

We have agreed not to encourage, solicit, discuss or negotiate with anyone other than Melita and Merger Sub or Party A (as defined in the section entitled “Special Factors – Background of the Merger”) regarding a merger or sale of the company, unless we receive an unsolicited acquisition proposal and our board of directors or the Special Committee determines that it would be inconsistent with its fiduciary obligations to our stockholders under applicable law not to pursue such proposal and such proposal constitutes or could reasonably be expected to lead to a proposal superior to the Merger.

If we terminate the Merger Agreement as a result of a superior acquisition proposal, or if Melita or Merger Sub terminates the Merger Agreement under certain conditions and we consummate an acquisition proposal within 180 days of the termination which was made and not withdrawn prior to the termination, we will pay Melita a termination fee of $3,200,000. The termination fee is intended to compensate Melita for the loss of opportunities, and for its efforts and expenses incurred to structure the Merger.

SPECIAL FACTORS

Background of the Merger

On or about February 25, 2003, Concerto learned that divine, Inc. (“divine”) had filed for bankruptcy protection and would be auctioning all of its assets, including those assets relating to the Customer Interaction Management (“CIM”) market. Concerto proceeded to conduct extensive due diligence with respect to the CIM assets of divine, which, as a result of divine’s previous acquisition of Melita Inc. (formerly known as eShare Communications, Inc.), included the assets of Melita Inc. Following Concerto’s submission of a bid for the purchase of such CIM assets, Concerto attended the bankruptcy auction in Boston, Massachusetts, on April 29, 2003. On the morning of April 30, 2003, Concerto learned that Golden Gate was the prevailing bidder and would be acquiring the CIM assets from divine.

During Golden Gate’s due diligence process in connection with the Melita acquisition, it reviewed all of Melita’s competitors in the CIM industry and concluded that Concerto represented an attractive strategic fit with Melita and would be an appropriately sized investment for Golden Gate. Golden Gate conducted substantially all of the negotiations with Concerto on behalf of Melita as its principal stockholder.

Shortly thereafter, on May 8, 2003, a representative of Golden Gate telephoned James D. Foy, Concerto’s president and chief executive officer, expressing interest in a business discussion.

On May 16, 2003, Mr. Foy and Michael J. Provenzano III, Concerto’s chief financial officer, met with several representatives of Golden Gate and Oak Investment Partners and held preliminary discussions regarding the possibility of a strategic relationship in the form of either a direct equity investment by Golden Gate and Oak Investment Partners or a business combination with Melita (formerly known as dS&MS Newco, Inc.), one of Golden Gate’s portfolio companies which indirectly wholly-owned Melita Inc., to be financed by Golden Gate, Oak Investment Partners and certain other parties arranged through Golden Gate. At the conclusion of the meeting, Golden Gate agreed to get back to Concerto with a more specific proposal with respect to a possible strategic transaction.

Between November 2002 and May 23, 2003, Concerto had received contacts from and participated in preliminary discussions with three separate venture capital private equity firms concerning potential strategic transactions with Concerto, including potential equity financing and “going private” transactions, but none of those discussions advanced beyond a preliminary stage nor did they result in Concerto receiving a written expression of interest or bid for the acquisition of Concerto.

On June 9, 2003, Mr. Foy spoke with each member of our board of directors individually about Golden Gate’s preliminary indication of interest as well as a potential strategic acquisition of certain companies in the CIM market space (collectively, the “Potential CIM Targets”) which were also being considered by our management at that time, and discussed the advisability of pursuing these opportunities. Mr. Foy additionally discussed the state of the CIM market as well as management’s current operating plan for Concerto and long term goals and objectives. Given Concerto’s stock price and limited cash resources, the board of directors determined that, though it was not completely out of the question, the acquisition of any of the Potential CIM Targets by Concerto was not likely practicable at that time. As a result of these discussions, the board of directors determined that the potential added resources in connection with a strategic relationship with Golden Gate could compliment and facilitate Concerto’s long-term growth and scalability objectives necessary, in the board’s view, to be successful in the CIM market.

On June 16, 2003, Messrs. Foy, Breslauer and Provenzano of Concerto and David Dominik, Prescott Ashe and Rajeev Amara of Golden Gate met telephonically and continued their preliminary discussions regarding a potential transaction or strategic relationship. Mr. Foy indicated he had discussed Golden Gate’s preliminary indication of interest with our board of directors and explained their desire to continue the preliminary discussions regarding a possible strategic transaction. Golden Gate indicated that it preferred to structure any potential transaction as a business combination with the resulting company being privately-held and indirectly wholly-owned by Melita as a result of the potential cost savings and synergies that would result from the combination of the businesses of the companies. The parties also discussed operational issues and goals and Golden Gate indicated it desired the continuation of management, as well as management’s investment, in the surviving corporation after the merger. The parties agreed to meet on June 18, 2003 to continue their preliminary discussions.

On June 18, 2003 in Boston and June 26, 2003 in San Francisco, Messrs. Foy, Breslauer and Provenzano of Concerto and Messrs. Ashe and Amara of Golden Gate met and continued their preliminary discussions regarding a potential transaction. The parties discussed potential operational issues and goals for Concerto and Melita as well as preliminary valuation and structural issues for a potential transaction.

Between June 30 and July 10, 2003, representatives of Concerto met with representatives of Golden Gate and discussed financial modeling and preliminary valuation and pricing ranges for a potential business combination transaction. Golden Gate initially indicated a preliminary pricing of $11.00 per share in a cash deal and later indicated it would consider making an offer of up to $11.50 per share. After consultation with the board of directors, Concerto responded to Golden Gate that it was still interested in continuing preliminary discussions regarding a potential transaction, but that the preliminary proposed pricing and valuation by Golden Gate was too low. During this period, Mr. Foy spoke with each member of our board of directors individually and updated them on the status of the preliminary discussions with Golden Gate and other potential strategic opportunities with Potential CIM Targets that Concerto was then evaluating as well as the results of recent marketing efforts and operations and management’s long term operating goals. Also, on June 30, 2003, Concerto executed a non-disclosure agreement with Golden Gate to allow the parties to commence a more formal and thorough due diligence review of a potential business transaction.

Between July 11 and July 14, 2003, Concerto’s management and representatives of SG Cowen, which had from time to time provided investment banking services to Concerto, reviewed the various preliminary discussions that Concerto had had with Golden Gate and indications of interest it had received from other parties to date with respect to a potential change in control or other transaction. During this period, representatives of Testa Hurwitz & Thibeault, LLP (“Testa”), counsel to Concerto, discussed with Concerto’s management the foregoing preliminary indications of interest and the advisability of establishing a special independent committee of the board of directors for purposes of evaluating and negotiating a potential strategic or business combination transaction.

At a regular meeting of our board of directors on July 15, 2003, Mr. Foy presented a strategic overview to the board of directors and discussed management’s assessment of the CIM market, Concerto’s current operating plan and financial condition, and Concerto’s strategic options, including the status of the preliminary discussions regarding a potential transaction with Golden Gate. Mr. Foy explained that pursuant to Golden Gate’s proposal, Concerto would combine with Melita by means of a merger structured as a “going private” transaction, whereupon each stockholder of Concerto would receive up to $11.50 per share in cash. It was explained to the directors that Golden Gate desired that Concerto’s existing management team be the management team of the combined entity if a transaction was undertaken and, in order to align the management team’s interest with Golden Gate in the combined entity, that certain members of Concerto’s management would be required to roll over their equity positions in Concerto into equity of Melita. SG Cowen was asked to attend the meeting and to explain to the board of directors the going private process, including potential deal structures, processes and timelines. The potential deal structures discussed were (i) a two-step transaction involving a tender offer followed by a merger and (ii) a single-step merger. Of these alternatives, the board of directors agreed the single-step merger would be the more efficient way to consummate a potential business combination transaction. Members of SG Cowen also discussed the possibility of establishing a special committee, comprised solely of independent members of the board of directors, for purposes of negotiating a potential transaction with Golden Gate. Concerto’s management, its board of directors and SG Cowen discussed various strategic alternatives to the Golden Gate transaction including the sale of the company to another financial buyer, sale to a strategic buyer or continuing as a stand-alone public company, and the board of directors determined that it was in the best interests of Concerto and its stockholders that Concerto should continue its discussions with Golden Gate.

On July 28, 2003, Golden Gate sent to Concerto a non-binding letter of intent, pursuant to which Golden Gate and Oak Investment Partners proposed, among other terms, merger consideration in the amount of $11.50 per share in cash for all outstanding shares of Concerto (other than certain stock options and shares held by the Rollover Participants) (the “Proposed Transaction”). Concerto’s management circulated the letter of intent to Concerto’s board of directors and scheduled a special telephonic meeting with the board of directors on the following day.

On July 29, 2003, the board of directors met telephonically with management to discuss the letter of intent. After discussion, the board of directors resolved to form the Special Committee. As a result of potential or actual conflicts of interest (including those described below under “Special Factors – Interests of Certain Persons in the Merger”) the board of directors determined that only Peter Gyenes and Alphonse Lucchese could be considered disinterested with respect to the Proposed Transaction. However, at that time, Mr. Lucchese informed the board of directors that he was considering making an investment in the surviving corporation resulting from the Proposed Transaction. Accordingly, given Mr. Lucchese’s potential conflict of interest, the board of directors appointed Mr. Gyenes, the only disinterested member of the board with respect to the Proposed Transaction at that time, as the sole member of the Special Committee. The board of directors, among other things, delegated to the Special Committee the power and authority to review, negotiate and evaluate the terms and conditions, and determine the fairness and advisability, of the Proposed Transaction and to hire independent legal counsel and financial advisors to assist it in this process. Given the foregoing, along with the procedural protections and considerations described below under “Special Factors – The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger” and “Special Factors – Position of our Board of Directors as to the Procedural Fairness of the Merger,” the board of directors determined that the Special Committee could fairly and adequately represent the interests of our unaffiliated stockholders and that it was not necessary to retain an outside party to negotiate on behalf of the unaffiliated stockholders. The board of directors subsequently authorized Concerto to sign the non-binding letter of intent as a basis for further negotiation. Following the meeting, Concerto signed the non-binding letter of intent and delivered the same to Golden Gate.

On July 30, 2003, Golden Gate provided a due diligence request list to Concerto and Concerto began gathering the information requested. On August 4, 2003, Concerto and Foothill, a potential financing source for the Proposed Transaction, executed a non-disclosure agreement. Between August 4 and August 8, 2003, personnel from PricewaterhouseCoopers LLP (Golden Gate’s accountants) and Foothill conducted due diligence at Concerto’s headquarters.

Upon its appointment on July 29, 2003, the Special Committee began to consider the retention of separate legal counsel and financial advisors. On August 1, 2003, the Special Committee selected Foley Hoag LLP (“Foley Hoag”) as its legal advisor. Foley Hoag had not previously provided any legal services to Concerto. The Special Committee also considered several investment banking firms and ultimately selected SG Cowen as its financial advisor. On August 15, 2003, the Special Committee and Concerto entered into an engagement letter with SG Cowen setting forth SG Cowen’s compensation and other customary terms.

Beginning in early August 2003, representatives of Foley Hoag regularly reviewed with the Special Committee its roles and duties under applicable law. The Special Committee developed a strategy, with the assistance of Foley Hoag and SG Cowen, to attempt to improve Golden Gate’s offer and otherwise to maximize value for the stockholders of Concerto. Part of this strategy was a decision by the Special Committee to attempt to solicit additional bids for Concerto from a select group of entities that the Special Committee and SG Cowen had identified as candidates that might have an interest in acquiring Concerto (a so-called “pre-agreement market check”).

In mid-August 2003, Mr. Gyenes spoke telephonically with a representative of Golden Gate and told Golden Gate that it was the Special Committee’s intent to conduct a pre-agreement market check. Golden Gate advised Mr. Gyenes that Golden Gate strongly opposed such a process, believing that it was neither necessary nor desirable. On August 22, 2003, representatives of Golden Gate, its counsel Kirkland & Ellis LLP (“Kirkland & Ellis”), Foley Hoag, SG Cowen, and SG Cowen’s counsel, Skadden, Arps, Slate, Meagher and Flom, LLP (“Skadden”), met telephonically to discuss the parties’ different views on conducting a pre-agreement market check. During the call, representatives of Golden Gate made clear their position that if the Special Committee insisted on conducting a pre-agreement market check, Golden Gate would no longer be interested in acquiring Concerto and would withdraw its offer. Golden Gate indicated that a pre-agreement market check would be unacceptable because it had already devoted substantial time and effort and incurred substantial expenses, including legal and accounting expenses, and it would have no recourse to recoup these expenses should Concerto proceed with another bidder. Furthermore, Golden Gate indicated that it would not be willing to invest the additional time and expenses required in reviewing and negotiating the proposed transaction if Concerto were to conduct a pre-agreement market check as this would create substantial uncertainty that a definitive agreement would be executed between the parties. Golden Gate additionally believed that a pre-agreement market check could result in significant delays and would likely increase its estimated expenses in connection with the transaction given that Golden Gate would require the active participation of its own investment professionals as well as its accounting, legal and consulting advisors in order to protect its interests and investment in the transaction to date. Golden Gate did indicate that it would be willing to structure a market check mechanism within the definitive agreement by agreeing to a reasonable break-up fee and providing Concerto wide latitude to receive and consider unsolicited inquiries from other parties interested in the possible acquisition of Concerto (a so-called “post-agreement market check”) and to announce the ability to do so in the press release announcing the transaction. The Special Committee’s advisors asked Golden Gate to outline in writing the material terms of the post-agreement market check that Golden Gate would propose.

The Special Committee consulted with its advisors and weighed the perceived benefits of conducting a pre-agreement market check against the likelihood that Golden Gate would withdraw its offer if Concerto pursued that path. In its analysis, the Special Committee considered that Golden Gate’s offer of $11.50 per share represented a substantial premium to Concerto’s recent market prices for its Common Stock, and that the offer did not have a financing condition, thereby increasing the level of certainty for the stockholders that the transaction would be consummated. The Special Committee concluded that the interests of the stockholders of Concerto would be best served if it continued to negotiate with Golden Gate, but on the condition that Golden Gate agree to a post-agreement market check that would effectively preserve Concerto’s flexibility to receive and consider alternative bids. The Special Committee additionally required that the post-agreement market check would be similar to those sanctioned by Delaware courts as a viable means by which directors could fulfill their fiduciary duties. In addition, although Concerto would not be permitted to solicit alternative offers once it entered into a definitive agreement with Melita, such a post-agreement market check would allow other potential acquirers ample time and access to Concerto to submit competing bids.

In the meantime, on August 1, 2003, R. Scott Asen, a director of Concerto, discussed with a representative of Golden Gate the potential of rolling his current investment in Concerto into the surviving entity. On August 6, 2003, Messrs. Foy and Asen met with representatives of Golden Gate and discussed funding for the Proposed Transaction and Mr. Asen’s potential equity roll over into Melita. On August 7, 2003, Golden Gate discussed generally with Messrs. Foy, Provenzano and Breslauer the terms of the employment and equity rollover for management. Golden Gate indicated that it was expecting management to roll over all of its equity. In addition, Messrs. Foy, Breslauer and Provenzano met with members of Melita Inc.’s management to discuss the Proposed Transaction. Discussions continued between Concerto’s and Melita Inc.’s presidents and chief executive officers relating to management philosophy, employees and operational matters between August 11 and August 14, 2003. On August 18, 2003, Concerto’s management engaged Choate Hall & Stewart LLP (“Choate”) as its legal advisor with respect to the management employment and rollover terms. On August 26 and August 27, 2003, Concerto’s management and representatives of Golden Gate and Melita Inc. met to discuss potential operational matters should the Proposed Transaction be consummated.

On August 27, 2003, Golden Gate sent to the Special Committee and its advisors a “Summary of Significant Merger Agreement Legal Terms” (the “Summary”), which contained the principal terms of a post-agreement market check and several other important terms, including that there would not be a financing condition in the definitive agreement. The Special Committee reviewed the Summary and discussed it with its advisors and our general counsel. On September 2, 2003, SG Cowen sent to Golden Gate a mark-up of the Summary containing the comments of the Special Committee and Concerto and their respective advisors. Among the items identified as issues were the amount of the break-up fee and the circumstances under which it would be paid, the Special Committee’s insistence that the press release announcing the transaction mention specifically that Concerto could receive and consider other bids, and the amount of cash that Concerto would be required to have at closing. On September 4, 2003, representatives of Golden Gate, Kirkland & Ellis, Foley Hoag, SG Cowen, and Skadden met

telephonically to negotiate the terms contained in the Summary. Later that day, the parties reached an understanding as to many of the terms contained in the Summary and it was agreed that Kirkland & Ellis would prepare and circulate a draft of a definitive merger agreement.

In the meantime, on August 25, 2003, SG Cowen had received an unsolicited inquiry from a third party (“Party A”) expressing an interest in acquiring Concerto, which SG Cowen promptly communicated to the Special Committee. On August 27, 2003, the Special Committee contacted representatives of Party A and discussed with them Party A’s interest in potentially acquiring certain assets of Concerto, which included a desire by Party A immediately to conduct detailed due diligence of Concerto. After consultation with its advisors, the Special Committee concluded that it was appropriate and desirable to allow Party A to conduct due diligence of Concerto. On August 28, 2003, the Special Committee informed Concerto’s management of Party A’s possible interest in acquiring Concerto and instructed management to cooperate with Party A in responding to its due diligence requests. Also on August 28, 2003, the Special Committee informed Golden Gate of Party A’s possible interest in a transaction with Concerto.

On August 29, 2003, SG Cowen distributed to the Special Committee a preliminary analysis of Concerto’s strategic alternatives, which included preliminary data relating to the potential valuation of Concerto.

On September 2, 2003, SG Cowen sent to Party A a non-disclosure agreement modeled on the non-disclosure agreement signed by Concerto and Golden Gate. After some brief negotiations, on September 3, 2003, Party A and an affiliated company each signed a non-disclosure agreement with Concerto. Beginning on September 3, 2003 and continuing through September 24, 2003, Party A and its advisors conducted extensive due diligence of Concerto, including meetings with management of Concerto.

On September 4, 2003, representatives of Concerto met with representatives of Oak Investment Partners to discuss the Proposed Transaction and the nature of its potential investment. On September 8, 2003, representatives of Foothill, Golden Gate and Concerto met telephonically to discuss due diligence efforts by Foothill and the other potential lenders.

On September 9, 2003, Kirkland & Ellis sent a draft definitive Merger Agreement to the Special Committee and its advisors. On September 12, 2003, Foley Hoag sent a revised draft of the Merger Agreement to Kirkland & Ellis reflecting comments of the Special Committee, Concerto and their respective advisors. Over the next four weeks, the parties exchanged numerous drafts of the Merger Agreement and Foley Hoag, Testa, Mr. Paul Lucchese, vice president and general counsel of Concerto, and Kirkland & Ellis had numerous telephonic meetings to negotiate the Merger Agreement. As a result of these discussions, the number of open issues narrowed considerably over time. During this time frame, Messrs. Foy, Provenzano and Breslauer and their counsel, Choate, negotiated with Kirkland & Ellis and Golden Gate the terms of the management rollover and employment with Melita, particularly focusing on the severance terms for management, Melita’s existing valuation and terms of the proposed incentive equity.

One issue that remained open during this period was the price per share that Golden Gate was willing to pay to Concerto’s stockholders. The non-binding letter of intent from July 29, 2003 indicated a price per share of $11.50. Shortly after its appointment, and with the assistance of SG Cowen, the Special Committee informed Golden Gate that it thought $11.50 per share was inadequate and that it would be seeking a higher price from Golden Gate. However, Golden Gate was unwilling to negotiate the price until other key terms of the Proposed Transaction had been negotiated. Thus the parties continued to negotiate the Merger Agreement, with the understanding that there was not yet an agreement on price.

On September 18, 2003, Party A, through its financial advisor, made a preliminary oral indication of interest for a portion of Concerto’s assets. The Special Committee in consultation with its advisors considered Party A’s indication of interest and concluded that it was inadequate both in terms of price and with respect to the way it would require Concerto to divide its operations between assets to be sold to Party A and assets that Concerto would retain. On September 19, 2003, SG Cowen spoke to Party A’s financial advisor and stated that the preliminary indication of interest was inadequate, but encouraged Party A to submit a better offer, particularly one for the acquisition of the entire company.

From and after September 19, 2003, SG Cowen communicated with Party A’s financial advisor in an effort to obtain a better bid from Party A. Ultimately, on September 25, 2003, Party A’s financial advisor informed SG Cowen that Party A would not be submitting a new bid to acquire all or any portion of Concerto, and Party A ceased its due diligence efforts.

In the meantime, between September 7 and September 19, 2003, Messrs. Foy and Provenzano from Concerto, Messrs. Ashe and Amara from Golden Gate and representatives of Kirkland & Ellis and Choate discussed the proposed management structure of Melita as well as the proposed employment terms for Concerto’s management team, including compensation, severance and equity participation, and discussed related issues for all other employees of Concerto generally. Material issues that were discussed included the incentive equity pool, the valuation to be placed on Melita’s existing business and the terms of a loan that would be available for the Management Investors to utilize to purchase Melita equity.

Having made substantial progress on the Merger Agreement, but with key issues, including price, still open, Concerto called a meeting of its board of directors for September 23, 2003. Prior to the board of directors meeting, on September 22, 2003, Testa distributed to the board of directors a summary of the most recent draft of the Merger Agreement and management of Concerto distributed to the board of directors a summary of the terms of the management rollover. The board of directors also received a copy of the latest draft of the Merger Agreement in advance of the board of directors meeting.

On September 22, 2003, the Special Committee held a telephonic meeting with representatives of SG Cowen and Foley Hoag to discuss the agenda for the upcoming board of directors meeting. Foley Hoag updated the Special Committee on the status of negotiations concerning the Merger Agreement.

On September 23, 2003, the board of directors held a telephonic meeting with all members participating. Also participating in the board of directors call by invitation were representatives of Testa, Foley Hoag and SG Cowen, and certain members of Concerto’s management. Mr. Gyenes discussed the negotiation and review process the Special Committee had conducted to date, with the assistance of its advisors. Testa summarized the most recent draft of the Merger Agreement for the board of directors. Mr. Foy summarized for the board of directors the status of negotiations with Golden Gate regarding the significant terms of the management rollover and employment with Melita. The board of directors discussed several of the significant open issues, including the price per share to be paid to stockholders of Concerto and the amount of cash that Concerto would be required to have at closing. Additionally, the board of directors discussed the status of the discussions between management and Golden Gate concerning the management rollover and employment with Melita. This discussion emphasized that the primary open issues involved the deferred compensation to be paid to management upon the exercise of the rollover options, the size and terms of the incentive equity pool and the terms of the loans that would be available to management to acquire Melita capital stock upon completion of the Merger, including what recourse Melita would have against management if the loans were not repaid.

On September 25, 2003 and September 26, 2003, Mr. Paul Lucchese and representatives of Foley Hoag, SG Cowen, Testa, Golden Gate and Kirkland & Ellis had telephonic meetings to continue to negotiate the terms of the Merger Agreement and related documents.

On September 25, 2003, Mr. Gyenes and representatives of SG Cowen had conversations with representatives of Golden Gate to discuss the price per share that would be paid to stockholders of Concerto and several other open issues. After several discussions in which price was negotiated, Golden Gate stated as its final position that the maximum price it was willing to offer to the stockholders of Concerto was $12.00 per share. The parties also discussed during these negotiations the amount of cash that Concerto was required to have at closing. Golden Gate’s initial position, reflected in the non-binding letter of intent dated July 29, 2003 and the first draft of the Merger Agreement, was that Concerto must have at least $28 million in cash at closing. The Special Committee was concerned that if Concerto failed to meet the closing cash requirement, Golden Gate could refuse to close the Proposed Transaction or perhaps agree to close only if Concerto agreed to reduce the price per share that its stockholders would otherwise be paid. After consulting with its advisors and management of Concerto, the Special Committee sought to establish a minimum cash closing condition of $16 million for Concerto, which was $12 million less than what Golden Gate initially requested. After further negotiations, the Special Committee and Golden Gate ultimately agreed that the minimum amount of cash that Concerto was required to have at closing was $16 million. Mr. Gyenes also requested to see copies from Golden Gate of the commitment letters for the financing of the Proposed Transaction, and was told that Golden Gate would provide those letters.

On September 25, 2003, Testa distributed to the board of directors a summary of the directors’ fiduciary duties to the stockholders, including fiduciary duties with respect to a proposed cash-out business combination transaction. On September 26, 2003, SG Cowen delivered to the Special Committee a preliminary draft valuation analysis and fairness opinion presentation, a copy of which was made available to the board of directors. Thereafter, SG Cowen reviewed with the Special Committee its preliminary draft valuation analysis and fairness opinion presentation, and Foley Hoag updated the Special Committee on the status of the Merger Agreement.

Later on September 26, 2003, the board of directors held a telephonic meeting with all members participating. Also participating in the board of directors meeting by invitation were representatives of Testa, Foley Hoag and SG Cowen, and certain members of Concerto’s management. Mr. Gyenes updated the board of directors on the current state of negotiations with Golden Gate regarding the Proposed Transaction. He reported that there were two important items still unresolved. First, Golden Gate had not yet provided copies of its financing commitment letters. Second, the terms of the management rollover and employment with Melita were not yet complete. The board of directors agreed with Mr. Gyenes that both of these issues had to be resolved satisfactorily before the board of directors could approve a transaction with Golden Gate. Testa then reviewed the status of the other open issues relating to the Merger Agreement. Mr. Foy also discussed management’s expectation with respect to Concerto’s financial results for the third fiscal quarter. Mr. Gyenes and SG Cowen also described for the board of directors Party A’s initial interest in pursuing a possible transaction with Concerto, the preliminary indication of interest that Party A made for a portion of Concerto’s assets, and that Party A was no longer interested in pursuing a transaction with Concerto at the required valuation levels. SG Cowen reviewed with the board of directors its preliminary draft valuation analysis and fairness opinion presentation and answered questions from the board of directors. Testa reviewed with the board of directors its fiduciary duties under applicable law, including those duties in connection with a sale of Concerto. The board members asked questions of, and received answers from, representatives of Testa.

After the conclusion of the board of directors meeting, the Special Committee received the draft financing commitment letters from Golden Gate. The Special Committee reviewed the commitment letters, consulted with its advisors and determined that the commitment letters from Golden Gate and its other financing sources were not definitive enough to satisfy the Special Committee that the financing to complete the Proposed Transaction was firmly in place. On September 26, 2003, SG Cowen informed Golden Gate that it needed to strengthen the commitment letters and provide to the Special Committee a balance sheet for Melita Inc. Golden Gate indicated that it would consider the request. Between September 26, 2003 and September 30, 2003, the parties further discussed the loans to the Management Investors, including the loan pool size, interest rate and recourse liability.

On September 30, 2003, the board of directors held another telephonic meeting with all members participating. Also participating in the telephonic board of directors meeting by invitation were representatives of Testa, Foley Hoag and SG Cowen, and certain members of Concerto’s management. A representative of SG Cowen told the board of directors of his conversations with Golden Gate and that Golden Gate was in the process of obtaining firm financing commitment letters that would satisfy the requirements of the Special Committee and the board of directors. Mr. Foy reported to the board of directors that the terms of the management rollover and employment were close to being finalized, but that several issues remained to be resolved, as set forth in an outline describing the proposed terms and open issues circulated to the board earlier that day. Mr. Foy indicated that the compensation and benefit packages were to be substantially consistent with Concerto’s current practices and that the remaining principal open terms related to the valuation of Melita and the size and valuation of the proposed incentive equity pool, including exercise prices and vesting hurdles and triggers, the timing of the deferred compensation payments and the amounts, allocations and terms of the proposed management loans. Mr. Foy also updated the board of directors on management’s expectation with respect to Concerto’s financial results for the third fiscal quarter since the last discussion of the same at the board of directors meeting on September 23, 2003.

Between September 30, 2003 and October 7, 2003, Mr. Paul Lucchese of Concerto and representatives of Foley Hoag, Testa and Kirkland & Ellis continued to negotiate the terms of the Merger Agreement. The open issues under the Merger Agreement that the parties discussed were the scope of certain representations, warranties and covenants of the parties and Melita’s guarantee of its own and Merger Sub’s obligations under the Merger Agreement. In addition, Mr. Foy and Golden Gate continued to negotiate the terms of management’s rollover and employment with Melita. Material issues that were discussed included the deferred compensation plan and the terms of the proposed management loan pool, as well as an increase in the proposed incentive equity pool. On October 6, 2003, Golden Gate distributed new drafts of financing commitment letters, which, after some minor modifications, were acceptable to the Special Committee. Later on October 6, 2003, SG Cowen delivered to the Special Committee an updated draft valuation analysis and fairness presentation, copies of which were also provided to the board of directors. The Special Committee met on October 6, 2003 with Foley Hoag and SG Cowen to review the status of the Merger Agreement and the agenda for the board of directors meeting scheduled to take place the next day.

The Special Committee held a meeting on October 7, 2003 with Foley Hoag and SG Cowen to discuss the Merger Agreement, the financing commitment letters and the status of the terms of the management rollover. SG Cowen delivered certain of its written analyses and its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that and subject to the various assumptions set forth therein, as of October 7, 2003, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Concerto, other than the Rollover Participants. The Special Committee then resolved that the consideration to be received in the Merger was fair to the stockholders of Concerto, other than the Rollover Participants, and declared the advisability of the Merger Agreement and the Merger and resolved to recommend that the board of directors approve the Merger Agreement and the Merger.

The board of directors then held a telephonic meeting on October 7, 2003 with all members participating. Also participating in the board of directors meeting by invitation were representatives of Testa, Foley Hoag and SG Cowen, certain members of Concerto’s management, and other Concerto advisors. A representative of Testa updated the board of directors on the changes to the Merger Agreement from the last draft circulated to the board of directors. Mr. Gyenes discussed the new financing commitment letters that Golden Gate had just circulated. Mr. Foy reported that the open terms of the management rollover and employment with Melita set forth in the outline previously circulated to the Special Committee and the board on September 30, 2003 had been resolved and he summarized for the board of directors the final agreement with respect to the key rollover and employment terms, which were documented in the preliminary draft of the proposed binding letter of intent, that had been distributed to and reviewed by the Special Committee and the board of directors earlier that day, to be executed by Messrs. Foy, Breslauer and Provenzano and Melita simultaneously with the execution of the Merger Agreement. The remaining issues that had been finalized to the Management Investors’ satisfaction were the terms of Mr. Foy’s retirement plan, when deferred compensation would be paid following the exercise of the rollover options and the terms regarding the loans being made available to management for the purchase of Melita stock. The Special Committee and the board of directors then, based upon their independent review and consideration of the proposed letter of intent, determined that the proposed terms of the management rollover and employment with Melita were reasonable and would not adversely affect the value to be received by our stockholders in connection with the Merger. The Special Committee and the board of directors were aware of the actual and potential conflicts of interest resulting from these employment and rollover arrangements (as more fully described below under the section entitled “Special Factors – Interests of Certain Persons in the Merger”) and considered them when approving the Merger Agreement and the Merger. Representatives of SG Cowen reviewed with the board of directors the valuation materials that were distributed to the board of directors on October 6, 2003, and the fairness opinion that it had delivered to the Special Committee earlier that day.

The Special Committee then recommended to the board of directors that it approve the Merger Agreement and the Merger. After further discussion and deliberation, the board of directors then adopted the determination of the Special Committee and, based in part on the recommendation of the Special Committee, unanimously declared the advisability of the Merger Agreement and the Merger and unanimously recommended approval and adoption of the Merger Agreement and the Merger by the stockholders of Concerto.

The Merger Agreement was then signed later that day on October 7, 2003 and publicly announced that evening.

Identity and Background of the Participants in the Merger

Concerto Software, Inc.

Concerto, of which you are presently a stockholder, is a publicly-held Delaware corporation incorporated on June 15, 1982 with principal executive offices located at 6 Technology Park Drive, Westford, MA 01886, and our telephone number is (978) 952-0200. We provide contact center solutions that help companies more effectively manage customer interactions via voice, email, the Web and facsimile. The customer contact center is a vital element of a successful customer service strategy. It is in the contact center where a representative of a company is communicating with a customer through the telephone, email, the Web or facsimile. The quality and consistency of these interactions is key to successfully attracting and retaining customers. We provide solutions that help companies better manage these customer interactions via systems for inbound routing and queuing of telephone calls, outbound call campaign management using automated dialing technologies, interactive voice response, automated email response, and Web-based customer contacts, including Web chat and Web collaboration.

During the past five years, we have not been convicted in a criminal proceeding. In addition, during the past five years, we have not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining us from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Under a potential interpretation of the rules governing “going private” transactions, we may be the subject company of a “going private” transaction with an affiliate or affiliates as a result of the facts and circumstances surrounding the Merger. Under a potential interpretation of the rules governing “going private” transactions, the Management Investors, Melita, Melita Inc. and Merger Sub may be deemed affiliates of the company. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the Merger. Information with respect to the Management Investors, Melita, Melita Inc. and Merger Sub, as well as their controlling persons, directors and executive officers, if applicable, is set forth below.

Bach Merger Sub, Inc.

Merger Sub is a privately-held Delaware corporation incorporated on September 24, 2003. Merger Sub is a wholly owned subsidiary of Melita Inc. and was formed solely for the purpose of merging with and into Concerto, at which time the separate corporate existence of Merger Sub will cease and Concerto will continue in existence as the surviving corporation. Merger Sub has not engaged in any business except in furtherance of the Merger. The address of its business office is 5051 Peachtree Corners Circle, Norcross, GA 30092 and its business telephone number is (770) 239-4000.

Since its date of incorporation, Merger Sub has not been convicted in a criminal proceeding. In addition, since its date of incorporation, Merger Sub has not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Merger Sub from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Melita International Ltd.

Melita is a Cayman Islands company. Melita is a holding company which was formed for the purpose of directly and indirectly holding 100% of the capital stock of its various subsidiaries, including Melita Inc., Merger Sub and, after the Merger, the surviving corporation. Investment funds managed by Golden Gate and Oak Investment Partners, are, and at the closing of the Merger, the Rollover Participants and members of management of Melita Inc., will be the owners of all of the outstanding capital stock of Melita. The address of its business office is 5051 Peachtree Corners Circle, Norcross, GA 30092 and its business telephone number is (770) 239-4000.

During the past five years, Melita has not been convicted in a criminal proceeding. In addition, during the past five years, Melita has not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Melita from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Melita International Inc.

Melita Inc. is a privately-held Delaware corporation. Melita Inc.’s primary business is to provide predictive dialing software and services (on-going maintenance and installation of the dialers) to outbound call centers. Predictive dialing software generates telephone calls, senses whether the dialed call is accepted by an answering machine, busy signal or live person, and routes a “live” call to the most suitable call center agent to handle the interaction. The software also matches the appropriate numbers of agents to be staffed based on call volumes generated by the predictive dialers. Melita Inc.’s predictive dialing software is primarily used by call centers involved in telemarketing and debt collections and is also sold to enterprises that need to contact large numbers of customers for courtesy calls and proactive contact management. Melita Inc.’s products maximize the effectiveness of the call center by increasing the “talk time” of each available agent. Melita Inc. also provides reporting and analysis software to call centers to determine agent utilization rates and the effectiveness of calling campaigns. Recently, Melita Inc. has also been reselling outbound email and chat software to its customers, which together with the dialer software provides a multi-channel customer interaction management solution. Melita has over 600 customers in 45 countries. Melita Inc. is a wholly-owned subsidiary of Melita (through two intermediate subsidiaries). The address of its business office is 5051 Peachtree Corners Circle, Norcross, GA 30092 and its business telephone number is (770) 239-4000.

During the past five years, Melita Inc. has not been convicted in a criminal proceeding. In addition, during the past five years, Melita Inc. has not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Melita Inc. from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Control Persons of Melita

None of the following control persons of Melita (the “Melita Control Persons”) have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The following natural persons are United States citizens.

David Dominik is a director and president of Melita, a director of Melita Inc., a director and president of Merger Sub and a Managing Director of Golden Gate Capital Management, L.L.C. Mr. Dominik has been a Managing Director of Golden Gate since its inception in 2000. Prior to co-founding Golden Gate, Mr. Dominik spent ten years as a Managing Director at Bain Capital. Mr. Dominik received his JD from Harvard Law School and his undergraduate degree from Harvard College. Mr. Dominik’s current business address is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, San Francisco, California 94111. The address of Bain Capital is 111 Huntington Avenue, Boston, MA 02119. Mr. Dominik does not beneficially own any securities in Concerto.

Jesse Rogers is a Managing Director of Golden Gate Capital Management, L.L.C. Mr. Rogers has been a Managing Director of Golden Gate since its inception in 2000. Prior to joining Golden Gate, Mr. Rogers was a partner at Bain & Company, where he served as the worldwide head of Bain’s Private Equity Group. Mr. Rogers was also a member of Bain’s Board of Directors. Mr. Rogers received his MBA from Harvard Business School and his undergraduate degree from Stanford University. Mr. Roger’s current business address is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, San Francisco, California 94111. The address of Bain & Company is One Embarcadero Center, San Francisco, California 94111. Mr. Rogers does not beneficially own any securities in Concerto.

Prescott Ashe is a director and secretary and treasurer of Melita, a director of Melita Inc., a director and secretary and treasurer of Merger Sub and a Managing Director of Golden Gate Capital Management, L.L.C.

Mr. Ashe has been a Managing Director of Golden Gate since its inception in 2000. Prior to joining Golden Gate, Mr. Ashe was a Principal at Bain Capital. Mr. Ashe received his JD from Stanford Law School and his undergraduate degree from the University of California at Berkeley. Mr. Ashe’s current business address is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, San Francisco, California 94111. The address of Bain Capital is 111 Huntington Avenue, Boston, MA 02119. Mr. Ashe does not beneficially own any securities in Concerto.

Ken Diekroeger is a Managing Director of Golden Gate Capital Management, L.L.C. Mr. Diekroeger has been a Managing Director of Golden Gate since its inception in 2000. Prior to joining Golden Gate, Mr. Diekroeger was a Managing Director of American Industrial Partners. Mr. Diekroeger also served as a consultant for Bain & Company. Mr. Diekroeger received his MBA from Stanford University and his undergraduate degree from Stanford University. Mr. Diekroeger’s current business address is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, San Francisco, California 94111. The address of American Industrial Partners is One Maritime Plaza, Suite 2525, San Francisco, California 94111 and the address of Bain & Company is One Embarcadero Center, San Francisco, California 94111. Mr. Diekroeger does not beneficially own any securities in Concerto.

CCG Investments (BVI), L.P. is an investment fund limited partnership organized in the British Virgin Islands and managed by Golden Gate. Golden Gate is a San Francisco-based private equity investment fund with approximately $700 million of capital under management. Golden Gate’s and CCG Investments (BVI), L.P.’s business address is One Embarcadero Center, San Francisco, California 94111 and their business telephone number is (415) 627-4500.

Golden Gate Capital Management, L.L.C. is the general partner of CCG Investments (BVI), L.P. Golden Gate Capital Management, L.L.C. is a Delaware limited liability company. The address of its business office is One Embarcadero Center, 33rd Floor, San Francisco, California 94111 and its business telephone number is (415) 627-4500. Golden Gate Capital Management, L.L.C. does not beneficially own any securities in Concerto. Although there is no identifiable control person of Golden Gate Capital Management, L.L.C., David Dominik, Jesse Rogers, Prescott Ashe and Ken Diekroeger collectively maintain investment and voting control of Golden Gate Capital Management, L.L.C.

George W. Landgrebe is the president and chief executive officer of Melita Inc. Prior to joining Melita Inc. in May 2003, Mr. Landgrebe had been the chief operating officer of Rowecom, Inc. since November 2002. Mr. Landgrebe was employed by divine, Inc. from November 2001 through November 2002 as president of the software services division. Mr. Landgrebe served as chief operating officer of eshare Communications, Inc. from December 1999 through September 2000 and as chief financial officer of eshare Communications, Inc. from February 2000 through September 2000. Mr. Landgrebe was a member of the board of directors of eShare.com, Inc. (formerly eShare Technologies, Inc.) from its inception until its acquisition by divine, Inc. Prior to joining eShare.com, Inc., Mr. Landgrebe was a managing partner at Performance Leadership, LLC, a business consulting group. Mr. Landgrebe has also held executive positions with AutEx Systems, Thomson Financial Information, Robbins Research International, Infinite Possibilities LLC, Worklife Solutions and Xerox Corporation. Mr. Landgrebe’s current business address is c/o Melita International Inc., 5051 Peachtree Corners Circle, Norcross, GA 30092. Mr. Landgrebe does not beneficially own any securities in Concerto.

Glen E. Shipley is the chief financial officer and secretary of Melita Inc. Prior to joining Melita Inc. in May 2003, Mr. Shipley had been a financial consultant advising startup companies since February 2002. From November 2001 through January 2002, Mr. Shipley was a member of divine, Inc.’s transition financial team. Mr. Shipley served as chief financial officer of eshare Communications, Inc. from October 2000 to October 2001. From October 1998 to September 2000, Mr. Shipley was chief financial officer of Vanishing Point, Inc., a venture-backed start-up company. From 1996 to September 1998, Mr. Shipley was a corporate financial consultant and attorney in private practice rendering legal and financial advice to commercial enterprises. Other positions he has held include chief financial officer and general counsel of advanced research management and chief financial officer of MCEG, Inc. Mr. Shipley received an M.B.A. from UCLA and his J.D. from Seattle University. He holds an inactive certified public accountant certificate and is an active member of the Washington state bar. Mr. Shipley’s current business address is c/o Melita International Inc., 5051 Peachtree Corners Circle, Norcross, GA 30092. Mr. Shipley does not beneficially own any securities in Concerto.

Management Investors

Each of the Management Investors is a citizen of the United States. Each of them can be reached at the address and telephone number of Concerto.

During the past five years, none of the Management Investors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the Management Investors has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The background of the Management Investors is described below.

James D. Foy has served as our president, chief executive officer and director since joining Concerto in September 2001. Prior to joining Concerto, Mr. Foy served as president of Informix Software Corporation, a global enterprise software company, from July 2000 to August 2001 and executive vice president of the transaction business group from April 1999 through June 2000. Mr. Foy also served as vice president of engineering at Ardent Software Inc. (formerly Vmark Software Inc.), an international enterprise software company, from April 1995 through March 1999. The offices of Informix Software Corporation, Ardent Software Inc. and Vmark Software Inc. were located at 50 Washington Street, Westboro, Massachusetts.

Ralph S. Breslauer has served as our executive vice president, sales and marketing since joining Concerto in January 2002. Prior to joining Concerto, Mr. Breslauer served as senior vice president of worldwide field operations for eRoom Technology, Inc., a collaboration software company, from July 2000 through December 2001. Mr. Breslauer has also served as vice president of marketing and business development for Informix Software Corporation’s transaction business group, a global enterprise software company, between December 1999 and July 2000. Prior to the acquisition of Ardent Software Inc. by Informix Software Corporation, Mr. Breslauer served as vice president of marketing for databases and tools at Ardent Software Inc. (formed as a result of the merging of Vmark Software Inc. and Unidata Inc.) an international enterprise software company, from November 1995 through December 1999. The offices of Informix Software Corporation, Ardent Software Inc. and Vmark Software Inc. were located at 50 Washington Street, Westboro, Massachusetts. The offices of eRoom Technology, Inc. were located at 725 Concord Avenue, Cambridge, Massachusetts.

Michael J. Provenzano III has served as our vice president, finance, chief financial officer and treasurer since joining Concerto in July 2000. Mr. Provenzano joined Concerto in November 1999 as corporate controller. Prior to joining Concerto, Mr. Provenzano held positions of increasing responsibility at Arthur Andersen LLP from September 1992 through November 1999, including as audit manager in the high technology practice. The address of Arthur Andersen LLP was 225 Franklin Street, Boston, Massachusetts.

Alexander Tellez has served as our executive vice president of engineering since joining Concerto in January 2002. Prior to joining Concerto, Mr. Tellez was co-founder, president and chief executive officer of CellIt, Inc., a contact center systems company, from June 1995 to January 2002. Prior to founding CellIt, Mr. Tellez served as director of strategic systems for Vitas Healthcare Corporation, a nationwide healthcare company, from March 1991 through June 1995. The offices of CellIt, Inc. were located at 8300 NW 33rd Street, Suite 200, Miami, Florida. The offices of Vitas Healthcare Corporation were located at 100 South Biscayne Boulevard, Suite 1500, Miami, Florida.

The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger

The primary reason of the Special Committee and our board of directors for engaging in the Merger is to enable our stockholders (other than R. Scott Asen with respect to the Rollover Shares) to receive a substantial premium to the market price of our Common Stock prior to the announcement of the Merger. The Special Committee and our board of directors believe that, given the lack of competing proposals at comparable or higher valuations, the $12.00 per share Merger Consideration is likely to be the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction.

In determining their recommendations for the Merger and in evaluating the fairness and advisability of the Merger Agreement and the Merger, the Special Committee and board of directors considered the value to be received by our stockholders under the Merger Agreement and our current position as a whole, including our current and projected financial condition, our business operations and business plan, our potential for future growth and the current economic environment generally. Specifically, the Special Committee and our board of directors considered the following material positive factors which they viewed as supporting their recommendations as to the fairness and advisability of the Merger Agreement and the Merger:

•	The fact that the stockholders are receiving all cash, which provides certainty of value versus the receipt of stock or other consideration which may be subject to restrictions on disposition or other limitations which place uncertainty on the value of such alternative consideration.

•	Given the recent and historical market prices and recent trading activity of our Common Stock, including the fact that the proposed cash consideration of $12.00 per share to be received by our stockholders in the Merger represents a premium of approximately 29% to $9.31, the closing price of our Common Stock on October 6, 2003, the last trading day prior to the signing of the Merger Agreement and the public announcement of the execution of the Merger Agreement, and a 192% premium over the 52-week low trading price of $4.11, the Special Committee and our board of directors believe the Merger Consideration is fair in relation to our historical and recent market prices.

•	The analyses of SG Cowen and in particular the opinion of SG Cowen that, as of October 7, 2003, and based upon and subject to the factors and assumptions set forth in its opinion, the $12.00 per share in cash to be received by the holders of our Common Stock (other than the Rollover Participants) under the Merger Agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of SG Cowen, dated October 7, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Our stockholders should read the opinion carefully and in its entirety.

•	The fact that the Special Committee had received and considered an indication of interest for an alternative transaction which provided the Special Committee an alternative baseline with which to compare the terms and value offered to our stockholders in the Merger proposal. The Special Committee concluded, however, that this indication of interest would not likely provide greater value to the shareholders than the $12.00 per share available in the proposal by Melita and would be subject to additional risks and uncertainties. See the discussion of Party A in the section entitled “Special Factors – Background to the Merger” above for a more complete description of this indication of interest.

•	The conclusion of the Special Committee, based on its negotiations with Golden Gate and the other information available to it, that $12.00 per share represents the highest price that Melita is willing to pay and, in light of the lack of competing proposals at comparable or higher valuations, is likely to be the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction.

•	The fact that the stockholders who do not support the Merger have the ability to obtain “fair value” for their shares if they properly perfect and exercise their appraisal rights in accordance with the applicable provisions of Delaware law.

•

The nature of the financing commitments received by Merger Sub and Melita with respect to the Merger, including the guarantee by Melita Inc. of Melita’s and Merger Sub’s obligations under the Merger Agreement, and the commitments by Golden Gate and Oak Investment Partners to provide equity financing to Melita in the entire amount necessary to consummate the Merger in the event Melita or its subsidiaries fail to receive debt financing and/or equity financing from their prospective debt financing sources, as well as the fact that the securing of the financing arrangements would not be a closing condition for Melita or Merger Sub. The Special Committee and our

board of directors believe the foregoing commitments significantly decreased the level of risk that the transaction would not close as a result of the failure by Melita to have the resources to fund the Merger.

•	The uncertainties the Special Committee and our board of directors perceived in our ability to achieve and to execute our long-term business plans and objectives of growth and scalability within the CIM sector, including, without limitation, through the acquisition of Potential CIM Targets. The Special Committee and board of directors believe these objectives would be subject to significant risks and uncertainties given our limited available cash resources, our stock price and the economic and market conditions affecting us, our customers and our industry sector as a whole. Accordingly, the premium available to our stockholders in connection with the Merger presented more certainty of value to our stockholders in the view of our Special Committee and board of directors than our continuing as a public company in the face of such risks and uncertainties.

•	The historically volatile nature of our Common Stock. The Special Committee and the board of directors determined that, while it was possible that at some time in the future our Common Stock would trade in excess of the price offered in the Merger, that prospect was uncertain. The Special Committee and the board of directors also considered that, even if the trading price for our Common Stock were to rise above the level provided in the Merger for a period of time, not all stockholders would be able to sell shares at such price, whereas the Merger would provide liquidity for all of our stockholders. Accordingly, the Special Committee and the board of directors determined that the certainty of capturing enhanced value through the Merger could be of significant benefit to our stockholders as compared to the mere possibility that at some undetermined future date the Common Stock might trade at a comparable or higher level.

•	The fact that the Merger Agreement and the Merger were the result of extensive negotiation between Golden Gate and its legal counsel, on the one hand, and us through the Special Committee, its financial advisors and legal counsel, our board of directors and our legal counsel on the other hand. The Special Committee and the board of directors also considered the fact that such negotiations between Golden Gate and us through our Special Committee, and its and our advisors, had resulted in an increase in the Merger Consideration and other improved terms for us from the initial proposal.

•	The fact that the Special Committee and board of directors believe the terms and conditions of the Merger Agreement to be, as a whole, fair and reasonable for a transaction of this size and nature, including in particular the ability to provide non-public information concerning us to any third party who makes an unsolicited proposal meeting certain criteria, and to engage in discussions or negotiations with any such party, if the board of directors or the Special Committee determines that failing to take such action would be inconsistent with its fiduciary obligations to our stockholders. Further, the Special Committee and our board of directors considered that the Merger Agreement permits us (acting at the direction of our board of directors) to terminate the Merger Agreement if we receive a superior proposal meeting certain criteria. The Special Committee and the board of directors also considered, based in part on advice and input from its advisors, that the break-up fee of $3,200,000 to Melita and Merger Sub was within the range of reasonable termination fees under the circumstances and that the events that can trigger payment of the break-up fee are reasonable. The Special Committee and the board of directors believed that the break-up fee would not, in and of itself, preclude potential third-party bidders and that the protections that the break-up fee afforded likely encouraged Melita and Merger Sub to submit their best possible offer. In addition to the matters mentioned above, the Special Committee and the board of directors considered the other terms and conditions of the Merger Agreement, the availability of stockholder appraisal rights in the Merger, the limited representations and warranties by us and the lack of an escrow or “hold-back” to satisfy post-closing claims in determining that the terms of the Merger Agreement were reasonable and fair to our stockholders.

The board of directors additionally considered the ongoing costs to us related to our status as a public company, including insurance premiums, accounting fees, investor relations costs and the cost to us of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act, especially in light of the additional costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations, compared to the benefits to us and our stockholders of continuing to incur these costs. We estimate such costs to be approximately $1,300,000 per year currently. The board of directors concluded that the benefits that we and our stockholders would generally derive from our continuing status as a public company would not outweigh the benefits resulting from the reduction of our public company costs and the termination of our reporting and other compliance obligations under the Exchange Act following the Merger, including the elimination of the related costs of compliance with the Exchange Act.

The Special Committee and our board of directors also considered potentially negative factors in its deliberations concerning the Merger, including:

•	Our inability to solicit other acquisition proposals under the terms of the Merger Agreement, and the possibility such solicitations might yield a more favorable acquisition proposal for Concerto and our stockholders. Given this limitation in our ability to solicit other acquisition proposals, there can be no certainty the Merger will provide the greatest possible value to our stockholders in connection with a merger or acquisition transaction.

•	That our stockholders will not participate in our anticipated continued growth. If Concerto continues to grow and increase its profitability following the Merger, our stockholders (other than the Rollover Participants) will not benefit from any increases in our value because they will be cashed out in connection with the Merger.

•	That we would be required to pay Melita and Merger Sub a termination fee if the Merger Agreement is terminated under some circumstances, including if we terminate the Merger Agreement to accept a superior proposal, and that our obligation to pay the termination fee might discourage competing acquisition proposals. This could result in the failure of a potential bidder to submit a superior acquisition proposal.

•	Gains from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes whereas the transaction may not have been taxable to our stockholders under alternative merger structures, including a stock exchange.

•	The fact that there is the possibility that the Merger may not be completed even if approved by our stockholders as a result of a breach of the agreement or the failure of a party to satisfy all applicable conditions to complete the Merger. This failure to complete the Merger would likely adversely impact our stock price.

•	The possible disruption to our operations following announcement of the Merger, and the resulting effect on us if the Merger does not close as a result of these disruptions. A disruption in our operations could adversely impact our value before the Merger and the failure to close the Merger could adversely affect our stock price and the value of Concerto generally.

The Special Committee and board of directors did not consider net book value in determining the fairness of the Merger to the unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for our Common Stock and was, therefore, not a relevant consideration in their determination of the fairness of the Merger. They note, however, that the Merger Consideration of $12.00 per share of our Common Stock is higher than the net book value of our Common Stock. The Special Committee and board of directors did not consider liquidation value in determining the fairness of the Merger to the unaffiliated stockholders because we will continue to operate our businesses following completion of the Merger. Because the liquidation of Concerto was never considered as a viable alternative to the Merger or sale of the company as a going concern, the Special Committee and board of directors did not consider liquidation value a relevant factor in their determination of the fairness of the Merger. The Special Committee and board of directors did not establish a pre-merger going concern value for our Common Stock as a public company to determine the fairness of the Merger Consideration to our unaffiliated stockholders. The Special Committee and board of directors did not consider our going concern value to be a material factor in determining the fairness of the Merger because they did not believe there was a single definitive method of calculating our going concern value and because, even if it was accurately determinable, following the Merger we will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly-leveraged private company. Furthermore, the Special Committee and board of directors did not believe that liquidation value or going concern value were indicative of the value of our Common Stock in light of the nature of our assets and business and would not, therefore, provide a relevant comparison with the Merger Consideration or otherwise be a material factor in their evaluation of the fairness of the Merger.

Our Special Committee and board of directors were also fully aware of the possible conflicts of interest of the Rollover Participants, and that such persons have interests that are in addition to, or different from, the interests of the other holders of our Common Stock. Please see the sections entitled “Special Factors – Background of the Merger,” and “Interests of Our Directors and Executive Officers in the Merger” for a description of these possible conflicts of interest. The Special Committee and the board of directors did not regard these facts as weighing in favor of or against the Merger.

After considering the foregoing factors, the other information available to the Special Committee and the board of directors, and after numerous meetings and discussions, the Special Committee and the board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors associated with the Merger.

On October 7, 2003, the Special Committee, after conducting a lengthy process with the assistance of its own independent legal counsel and financial advisors, and considering the factors described above, (i) determined that the Merger Agreement and the Merger are advisable and that the Merger Consideration is fair to our stockholders (other than the Rollover Participants) and (ii) recommended that the board of directors approve the proposed Merger Agreement and the Merger.

On October 7, 2003, our board of directors, after reviewing the Special Committee’s analyses, conclusions and recommendation and considering the factors described above, adopted the conclusions of the Special Committee and, based in part on the recommendation of the Special Committee, unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the Merger Agreement and the Merger are advisable and in the best interest of our company and our stockholders, including stockholders not affiliated with our company, and are fair to such stockholders (other than the Rollover Participants), and (iii) recommended the Merger and the Merger Agreement be submitted to our stockholders for their adoption and approval.

The foregoing discussion addresses the material information and factors considered by the Special Committee and the board of directors in their evaluation of the Merger, including factors that support the Merger as well as those that may weigh against it. In view of the variety of factors considered in reaching their determinations, the Special Committee and the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching their conclusions. In addition, the Special Committee and each individual member of the board of directors may have given different weight to different factors. The Special Committee and our board of directors viewed their conclusions as being based upon their experience and judgments, in light of the totality of the information presented and considered, of the overall effect of the Merger on our unaffiliated stockholders compared to any alternative transaction or remaining an independent company. The Special Committee and our board of directors did not attempt to distinguish between factors that support a determination that the Merger is “fair” and factors that support a determination that the Merger is in the “best interests” of our unaffiliated stockholders.

Because the Special Committee is comprised of a member of the board of directors not affiliated with the Rollover Participants, and because the Special Committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the consideration to be received by our unaffiliated stockholders in the Merger, the board of directors did not consider it necessary to retain an outside party to negotiate on behalf of the unaffiliated stockholders. The board of directors also concluded that the fact that the member of the Special Committee did not have any material interest in the transaction, except for any compensation to be provided in connection with performing his duties with respect to the transaction, different from the interests of our unaffiliated stockholders generally, permitted the Special Committee to represent effectively the interests of our unaffiliated stockholders.

A vote of a majority of the company’s unaffiliated stockholders is not required to approve the Merger Agreement and the Merger. For the same reasons the board of directors believed the Special Committee could effectively represent the interests of our unaffiliated stockholders, as more fully described in the immediately preceding paragraph, and because the Special Committee is comprised of an independent member of the board of directors, because the Special Committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the consideration to be received by our stockholders in the Merger, including stockholders not affiliated with our company, and to deliver an opinion regarding the fairness of the Merger from a financial standpoint, and because holders of our Common Stock have statutory rights to seek judicial appraisal of their shares, the board of directors did not feel that the approval of a majority of unaffiliated stockholders would be necessary to ensure the substantive fairness of the transaction.

Position of our Board of Directors as to the Procedural Fairness of the Merger

Our board of directors also believes that the Merger is procedurally fair to our stockholders other than the Rollover Participants based on the following:

•	The Special Committee, consisting solely of an independent director who is not an officer or employee and who has no financial interest in the proposed Merger different from our stockholders generally (other than the compensation he will receive for the performance of his duties on the Special Committee), was given authority to, among other things, consider, negotiate and evaluate any proposed transaction, including the Merger, and the terms of the Merger Agreement were, in fact, determined through extensive negotiations.

•	The Special Committee retained its own financial advisor and legal counsel who have extensive experience with transactions similar to the Merger and who assisted the Special Committee in the extensive negotiations with Golden Gate indicated above.

•	The $12.00 per share cash Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active bargaining between the Special Committee, and its and our advisors, on the one hand, and Golden Gate and its advisors on the other hand.

•	The Special Committee’s financial advisor and legal counsel reported directly to the Special Committee and took direction exclusively from the Special Committee.

•	Golden Gate has agreed to allow us to conduct a post-agreement market check that preserves our ability to receive and consider alternative bids, and the fact that the press release announcing the transaction mentioned specifically that SG Cowen was authorized to receive and consider other bids.

•	We have the ability to terminate the Merger Agreement in the event that we receive an unsolicited superior acquisition offer from a third party.

•	The affirmative vote of a majority of our outstanding shares entitled to vote thereon is required under Delaware law and our amended and restated by-laws to approve and adopt the Merger Agreement and the Merger.

•	Holders of our Common Stock who do not vote in favor of the Merger Agreement and the Merger will have the right to demand judicial appraisal of their shares if they take the actions necessary to perfect their rights.

Our board of directors believes that the Merger is procedurally fair to our stockholders other than the Rollover Participants despite the following factors which may be considered negative factors from a procedural perspective, but which the board of directors believes were outweighed by the procedural protections outlined above:

•	No independent representative was retained to act solely on behalf of the disinterested stockholders;

•	Our Special Committee is comprised of a single member;

•	We have not structured the deal such that the vote of a majority of our unaffiliated stockholders is required to approve the Merger and the Merger Agreement;

•	We did not seek an independent valuation of our business or assets; and

•	We did not conduct a so-called “pre-market check” prior to the execution of the Merger Agreement and we are only permitted to receive unsolicited acquisition offers after the execution of the Merger Agreement.

Notwithstanding the foregoing, given the procedural protections described above, and because the member of the Special Committee did not have any material interest in the transaction, except for any compensation to be provided in connection with performing his duties on the Special Committee, different from the interests of our unaffiliated stockholders generally, our board of directors believes that the interests of our unaffiliated stockholders have been adequately protected and that the Merger is procedurally fair to our stockholders other than the Rollover Participants, including stockholders not affiliated with us, even though no independent valuation of our business or assets was obtained and no independent representative was retained to act solely on behalf of the disinterested stockholders. Additionally, because the board of directors determined that the Special Committee was able to effectively represent the interests of our unaffiliated stockholders, the board of directors concluded that the approval of a majority of our unaffiliated stockholders would be unnecessary to ensure the procedural fairness of the transaction.

In view of the variety of factors considered in reaching its determination, our board of directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its belief as to procedural fairness of the Merger.

The Reasons of Management Investors for the Merger and Fairness of the Merger

Under a potential interpretation of the rules governing “going private” transactions, the Management Investors may be deemed to be engaged on both sides of the Merger transaction and required to express their reasons for the Merger and their beliefs as to the fairness of the Merger to our unaffiliated stockholders.

The Management Investors have informed us that one of their purposes for the Merger is to allow our stockholders to exchange all of their shares of our Common Stock, including approximately 19,937 shares held in the aggregate by the Management Investors, for cash and to continue the business and operations of our company, together with the business of Melita Inc., as a private company. In addition to entering into option rollover agreements with respect to their existing Concerto options, Messrs. Foy, Breslauer, and Provenzano intend to utilize an aggregate loan program of $2 million from Melita to acquire shares of Melita capital stock directly from Melita. The Merger will allow the Management Investors to share in any of our future earnings and growth once the Common Stock ceases to be publicly-traded.

Public company status imposes a number of limitations on us and our management in conducting operations. Accordingly, another primary purpose of the Merger for the Management Investors is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on quarter-to-quarter performance often emphasized by the public markets. The Merger is also intended to enable us to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies, which are expected to increase significantly in light of the passage of the Sarbanes-Oxley Act of 2002.

Other reasons for the Merger for the Management Investors include:

•	The uncertain economic and market conditions affecting us, our customers and our industry as a whole. In order to be successful in the current CIM market, the Management Investors believe it is necessary to continue to grow the company to achieve scalability. The Management Investors are uncertain in the company’s ability to achieve this growth because, among other potential strategies to achieve this objective, the acquisition of any of the Potential CIM Targets by Concerto is not practicable at this time given Concerto’s stock price and limited cash resources. The Management Investors believe the potential added resources in connection with the Merger with Melita would most effectively compliment and facilitate the Management Investors’ long-term growth and scalability objectives.

•	The potential long-term value of Concerto as an established and recognized provider of CIM technology and services and the uncertainties regarding our ability to realize that value as a public company under current market conditions as opposed to a private company with lower operating costs and access to additional resources from or through Melita and Golden Gate.

•	The potential benefits to us of operating as a privately-held company, including our ability to react rapidly to opportunities or changing conditions without regard to short-term stock price or quarterly results.

•	The potential long-term value of Concerto as a result of synergies gained from the combined businesses of Melita Inc. and Concerto.

Each of the Management Investors has considered the factors considered by, and findings of, the Special Committee and our board of directors with respect to the fairness of the Merger to our unaffiliated stockholders and believes that the Merger is substantively fair to our unaffiliated stockholders on the basis of such factors and findings as well as the factors described below.

•	The conclusion of the Special Committee, whose sole member has no interest in the completion of the Merger different from the interests of our unaffiliated stockholders generally (other than the compensation he will receive for the performance of his duties on the Special Committee), that the consideration to be received in the Merger is fair to our stockholders (other than the Rollover Participants).

•	The consideration and analysis by our board of directors of the factors, and the adoption by the board of directors of the conclusions of our Special Committee with respect to the fairness of the Merger, described in detail in the section above entitled “Special Factors - The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger” in reaching its conclusion that the Merger was substantively fair. While the Management Investors reviewed each of, and did not disagree with any of, the foregoing considerations, analyses or factors, they found particularly helpful in their consideration of the fairness of the Merger the conclusions by our board of directors that the Special Committee could effectively represent the interests of our unaffiliated stockholders and that, given the lack of competing proposals at comparable or higher valuations, $12.00 per share is likely to be the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction.

•	The fact that the Merger Consideration represents a premium to the current (that is, at the time of announcement of the Merger Agreement) and historical market prices for our Common Stock.

•	The terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid, the parties’ representations, warranties and covenants and the conditions to their respective obligations, and the absence of any escrow or “hold back” to satisfy post-closing claims.

•	The fact that the ability of Concerto to reach substantial and sustained profitability and substantial revenue growth is uncertain and, in any event, is expected to require an extended period, which suggested that continued operation of Concerto on a stand-alone basis as a public company presented significant risks to the public stockholders, as compared to the $12.00 per share Merger Consideration.

The Management Investors believe that the Merger is procedurally fair to our unaffiliated stockholders based upon the following factors:

•	The fact that the Special Committee, consisting solely of an independent director who is not an officer or employee of Concerto and who has no financial interest in the proposed Merger different from our stockholders generally (other than the compensation he will receive for the performance of his duties on the Special Committee), was given authority to, among other things, consider, negotiate and evaluate any proposed transaction, including the Merger, and that the terms of the Merger Agreement were, in fact, determined through extensive negotiations.

•	The retention by the Special Committee of its own financial advisor and legal counsel who have extensive experience with transactions similar to the Merger and who assisted the Special Committee in the extensive negotiations with Golden Gate indicated above.

•	The fact that the $12.00 per share cash Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active bargaining between the Special Committee, and its and our advisors, and Golden Gate and its advisors.

•	The fact that the Special Committee’s financial advisor and legal counsel reported directly to the Special Committee and took direction exclusively from the Special Committee.

•	Golden Gate has agreed to allow us to conduct a post-agreement market check that preserves our ability to receive and consider alternative acquisition bids.

•	We have the ability to terminate the Merger Agreement in the event that we receive an unsolicited superior acquisition offer from a third party.

•	The fact that the affirmative vote of a majority of our outstanding shares entitled to vote thereon is required under Delaware law to approve and adopt the Merger Agreement.

•	The right of the holders of our Common Stock who do not vote in favor of the Merger to demand judicial appraisal of the “fair value” of their shares if they take the actions necessary to perfect their rights.

For the same reasons as the Special Committee and our board of directors, the Management Investors determined that the Merger is procedurally fair despite the fact that the terms of the Merger Agreement do not require the approval of at least a majority of our unaffiliated stockholders and that our board of directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement.

The Management Investors did not independently consider the going concern value of the company. With respect to liquidation value, the Management Investors considered that, with significant value in its employees and goodwill, liquidation value would likely be significantly lower than the valuation of the company as a going concern and, as such, would not provide a useful comparison for assessing the fairness of the $12.00 per share consideration.

In addition, the Management Investors considered that net book value, which is based on the historical cost value of our assets (but does not take into account any shares of Common Stock issuable upon the exercise of options), also would not provide a fair value for the business as compared to current period measurements of our operational performance, such as earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and earnings per share. The Management Investors do not believe that a comparison of the range of purchase prices for their acquisitions of our shares of our Common Stock in the last two years (described below under “Certain Information Concerning Our Company – Price Range of Shares; Dividends; and Stock Repurchases – Other Securities Transactions”) with the Merger Consideration has a material bearing on the fairness of the Merger Consideration because many of these purchases were pursuant to exercises of Purchase Plan options under the company’s 1991 Employee Stock Purchase Plan (the “Purchase Plan”), at an exercise price established in accordance with the terms of the Purchase Plan. While certain of these were open market purchases, these were also considered irrelevant by the Management Investors given that they were not purchased in contemplation of the Merger, which was unsolicited by Concerto, and because the purchases were in advance of any discussions with Melita or Golden Gate regarding a potential transaction.

The Management Investors have not received any report, opinion or appraisal from an outside party that is materially related to the Merger. The Management Investors reviewed and considered the description of the analyses of SG Cowen included in this proxy statement and did not disagree with the analyses or conclusions expressed therein. However, the Management Investors did not undertake to conduct an independent evaluation of the SG Cowen analyses, and did not retain any independent financial advisors to conduct a review of the results or an independent analysis of Concerto, and did not rely on the SG Cowen analyses.

The Management Investors have not assigned specific relative weights to the factors considered by them. The Management Investors believe that the factors considered by them provide a reasonable basis for their belief that the Merger is fair to our unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any of our stockholders to approve and adopt the Merger Agreement and the Merger. Moreover, none of the Management Investors participated in the deliberations of the Special Committee or received advice from the Special Committee’s financial or legal advisors. Consequently, none of the Management Investors is in a position to adopt the analyses or conclusions of the Special Committee and our board of directors with respect to the fairness of the Merger. The Management Investors do not make any recommendation as to how our stockholders should vote their shares, but have indicated that they intend to vote for the Merger.

The Reasons of Merger Sub, Melita and Melita Inc. as to the Fairness of the Merger

Under a potential interpretation of the rules governing “going private” transactions, Merger Sub, Melita and Melita Inc. may be deemed affiliates of Concerto and required to express their beliefs as to the fairness of the Merger to our unaffiliated stockholders.

Merger Sub, Melita and Melita Inc. did not participate in the deliberations of the Special Committee or our board of directors regarding, or receive advice from the Special Committee’s legal or financial advisors as to, the fairness of the Merger to our unaffiliated stockholders. Consequently, none of Merger Sub, Melita or Melita Inc. are in a position to adopt the conclusions or analyses of the Special Committee and our board of directors with respect to the fairness of the Merger. However, based upon their own knowledge and analysis of available information regarding Concerto, as well as discussions with members of our senior management regarding the factors considered by, and findings of, our Special Committee and board of directors discussed in this proxy statement in the section entitled “The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger,” they believe that the Merger is substantively fair to our unaffiliated stockholders. In particular, they considered the following:

•	The Merger Consideration of $12.00 is to be paid to Concerto’s stockholders entirely in cash, which provides certainty of value.

•	The Merger Consideration represents a premium of 29% over the closing share price of Common Stock as of October 6, 2003, the last trading day prior to execution of the Merger Agreement.

•	The Merger Consideration represents a premium of 192% over the lowest share price of Common Stock during the 52-week period prior to the execution of the Merger Agreement.

•	Notwithstanding that the SG Cowen opinion, dated October 7, 2003, was directed only to the Special Committee, the fact that the Special Committee received an opinion from SG Cowen regarding the fairness of the consideration to be received by Concerto’s stockholders in the Merger.

•	The historically volatile nature of Concerto’s Common Stock.

•	The uncertain economic and market conditions affecting Concerto, its customers and its industry as a whole, which present significant risks and uncertainties to our stockholders.

•	The terms of the Merger Agreement, including the amount and form of the consideration to be paid, the parties’ representations, warranties and covenants and the conditions to their respective obligations, the absence of any future obligations on the unaffiliated stockholders, and the ability of our board of directors and the Special Committee, in the exercise of their fiduciary duties to stockholders, to consider competing proposals.

Merger Sub, Melita and Melita Inc. believe that the Merger is procedurally fair to our unaffiliated stockholders based upon the following factors:

•	A Special Committee consisting of a disinterested director was established. The Special Committee received independent legal and financial advice and conducted extensive negotiations of the Merger Agreement.

•	The Special Committee recommended to the board of directors that the Merger and the Merger Agreement be approved.

•	The board of directors, based, in part, on the recommendation of the Special Committee, has determined that the Merger and the Merger Agreement are advisable and in the best interest of Concerto and its stockholders and recommends that the stockholders approve and adopt the Merger and the Merger Agreement. In light of their fiduciary duties to the stockholders of Concerto, the fact that Concerto’s board of directors reached these conclusions indicated that the Merger Agreement and the Merger and the consideration offered in the Merger are fair to stockholders of Concerto (other than the Rollover Participants).

•	The terms of the Merger Agreement permit the board of directors and the Special Committee, in the exercise of their fiduciary duties to stockholders, to consider competing proposals and the press release announcing the transaction mentioned specifically that SG Cowen was authorized to receive and consider other bids.

Given the foregoing procedural protections, Merger Sub, Melita and Melita Inc. believe that the Merger is procedurally fair despite the fact that the terms of the Merger Agreement do not require the approval of at least a majority of our unaffiliated stockholders and that the board of directors did not retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement.

Merger Sub, Melita and Melita Inc. did not consider net book value in determining the fairness of the Merger to the unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for our Common Stock. They note, however, that the Merger Consideration of $12.00 per share of our Common Stock is higher than the net book value of our Common Stock. Merger Sub, Melita and Melita Inc. did not consider liquidation value in determining the fairness of the Merger to the unaffiliated stockholders because we will continue to operate our businesses following completion of the Merger. Merger Sub, Melita and Melita Inc. did not establish a pre-merger going concern value for our Common Stock as a public company to determine the fairness of the Merger Consideration to our unaffiliated stockholders. Merger Sub, Melita and Melita Inc. did not consider our going concern value in determining the fairness of the Merger because, following the Merger, we will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly-leveraged private company.

Since none of Merger Sub, Melita and Melita Inc. has purchased shares of our Common Stock in the last two years, they did not have any purchase prices for shares of our Common Stock with which to compare the Merger Consideration. Merger Sub, Melita and Melita Inc. have not undertaken any formal evaluation of the fairness of the Merger to our unaffiliated stockholders, nor did they rely on any report, opinion or appraisal from an outside party in determining the fairness of the Merger to our unaffiliated stockholders.

While Merger Sub, Melita and Melita Inc. have not assigned specific relative weights to the factors considered by them, they believe that the factors considered by them provide a reasonable basis for their belief that the Merger is fair to our unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any of our stockholders to approve and adopt the Merger Agreement. Merger Sub, Melita and Melita Inc. do not make any recommendation as to how stockholders of Concerto should vote their shares.

Purposes and Effects of the Merger and Plans or Proposals

Purposes of the Merger

Concerto. One of the primary purposes for engaging in the Merger is to enable our stockholders (other than R. Scott Asen with respect to the Rollover Shares) to receive $12.00 in cash per share, representing a substantial premium to the market price of our Common Stock prior to announcement of the Merger Agreement. As discussed above under “The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger,” our board of directors concluded that the opportunity to achieve $12.00 per share in the Merger at this time was a superior alternative to remaining a publicly traded company.

Another purpose is our belief that the potential added resources in connection with the Merger with Melita and becoming a Golden Gate portfolio company could compliment and facilitate our long-term growth and scalability objectives and provide additional security to weather future economic down-turns. We believe these objectives would otherwise be subject to significant risks and uncertainties given our limited available cash resources, our stock price and the economic and market conditions affecting us, our customers and our industry sector as a whole.

Additionally, our public company status imposes a number of limitations on us and our management in conducting our operations. Accordingly, another of the purposes of the Merger is to create greater operating flexibility, allowing management to concentrate on long-term growth. Similarly, management will no longer be required to continue to devote the significant time required to comply with our public reporting obligations. Furthermore, as a private company, we will not continue to incur significant audit, legal and other costs and fees associated with remaining a public company. We intend to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

We also determined to undertake the Merger at this time based on the conclusions and reasons of the Special Committee and the board of directors described in detail above under “Special Factors – Background of the Merger” and “The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger.”

Merger Sub, Melita, Melita Inc. and Melita Control Persons. The purpose of Merger Sub, Melita, Melita Inc. and the Melita Control Persons for engaging in the Merger are to enable Melita to obtain a controlling interest in Concerto in an orderly fashion in order to allow Melita to promptly pursue its long-term business objectives for us, and to enable our existing stockholders (other than the R. Scott Asen with respect to the Rollover Shares) to realize a premium on their shares of Common Stock.

Additionally, because Merger Sub, Melita, Melita Inc. and the Melita Control Persons contemplated that existing management, including the Management Investors, would continue to operate our business following completion of the Merger, it was important to Merger Sub, Melita, Melita Inc. and the Melita Control Persons that the Management Investors have an ownership interest in Melita following completion of the Merger.

Merger Sub was formed for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement. Melita Inc. elected to proceed with the Merger and the other transactions contemplated by the Merger Agreement to take advantage of the synergies that would result from a combination of its business with Concerto’s business.

Management Investors. In addition to the purposes stated above under the section entitled “Special Factors - The Reasons of the Management Investors for the Merger and the Fairness of the Merger,” the Management Investors’ purpose for engaging in the Merger is based on the premium to be received by our stockholders and their belief that as a private company we will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market’s emphasis on quarterly earnings as well as other limitations and expenses associated with remaining a public company. Another purpose of the Management Investors for engaging in the Merger is to take advantage of the synergies that would result from a combination of our business with Melita Inc.’s business.

While the Management Investors believe that there will be significant opportunities associated with their continued ownership through Melita, there are also substantial risks that these opportunities may not be realized. These risks include, among others:

•	risks associated with holding equity of a highly-leveraged privately held company as opposed to public companies,

•	lack of liquidity in the investment,

•	risks associated with the ongoing operations of the business in an uncertain market and economy,

•	risks that the anticipated synergies that would result from a combination of our business with Melita Inc.’s business may never be realized, and

•	risk of loss of all or some of their investment.

Structure of the Merger

The transaction was structured as a merger because, in the opinion of each of Concerto, Merger Sub, Melita, Melita Inc. and the Management Investors, it was the most appropriate structure to accomplish the transaction. In addition, the parties structured the transaction with the intent that the Rollover Participants should generally have a tax-free exchange of their Concerto stock options for stock options in Melita.

Effects of the Merger

If the Merger Agreement and the Merger is adopted and approved by the holders of a majority of outstanding shares of our Common Stock entitled to vote thereon, and the other conditions to the closing of the Merger are satisfied or waived, the Merger will be consummated. The consummation of the Merger would have the following effects, benefits and detriments:

•

After the effective time of the Merger, holders of our Common Stock (other than R. Scott Asen with respect to the Rollover Shares and those stockholders who properly exercise dissenters’ rights) will cease to have ownership interests in Concerto or the surviving corporation or rights as stockholders. The benefit to our stockholders is the right to receive $12.00 per share for their shares of Common

Stock. The detriment is that our stockholders will therefore not have the opportunity to share in any of our future earnings and growth or in the benefits from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future. Another benefit to our stockholders, however, is that you will not bear the risk of any losses generated by our operations and any decrease in our value after the Merger. The foregoing effects of the Merger will be the same with respect to both our unaffiliated and affiliated stockholders (other than the Rollover Participants).

•	As a result of the Merger and the transactions contemplated thereby and in connection therewith, Melita, Inc. will own all of our outstanding Common Stock and all of the securities of Melita Inc. will be indirectly owned by Melita, Golden Gate, Oak Investment Partners, the management of Melita Inc. and the Rollover Participants as described under “Interests of Certain Persons in the Merger” below. Accordingly, Melita Inc., together with Melita, Golden Gate, Oak Investment Partners, the management of Melita Inc. and the Rollover Participants will be the sole beneficiary of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Concerto following the Merger. Similarly, Melita Inc., Melita, Golden Gate, Oak Investment Partners, the management of Melita Inc. and the Rollover Participants will also bear the risks of ongoing operations in an uncertain market and economy, including the risks of any losses generated by our operations and any decrease in our value after the Merger. Except for the Rollover Participants, neither our unaffiliated nor affiliated stockholders will share in the risk or benefits of our ongoing operations following the Merger nor be able to participate in votes on corporate matters affecting Concerto following the Merger.

•	Following the Merger, our Common Stock will no longer be traded on the Nasdaq National Market. In addition, the registration of our Common Stock under the Exchange Act will be terminated under Section 12(g)(4) of the Exchange Act. Due to this termination, certain provisions of Section 16(b) of the Exchange Act, and requirements that we furnish a proxy or information statement in connection with stockholders’ meetings will no longer apply to us. After the effective time of the Merger, there will be no publicly traded Common Stock outstanding and we will no longer be required to file periodic reports under Section 15(d) of the Exchange Act with the Securities and Exchange Commission. Following the Merger, there will not be another meeting of our public stockholders. Among the benefits of the Merger to us is the elimination of the expenses related to our being a publicly-traded company and filing the aforementioned periodic and other reports under the Exchange Act. A detriment to us and the Rollover Participants is that, following the Merger, we will not be able to grant options to our employees that are exercisable for publicly traded securities. An additional detriment to us is that we will be unable to use publicly traded securities for strategic acquisitions.

•	From and after the effective time of the Merger, generally, our current executive officers, including the Management Investors, will become the officers of the surviving corporation (as well as Melita and Melita Inc.), all our directors will have resigned and the directors of Merger Sub will be members of the board of directors of the surviving corporation, in each case as more fully described below under “Interests of Certain Persons in the Merger.” The Management Investors will additionally be able to participate in the incentive equity program of the surviving corporation. A detriment to the Management Investors is that their incentive options will not be exercisable for shares registered under the federal securities laws and such shares will be relatively illiquid without an active public trading market for such securities. Another detriment to the Management Investors is that Golden Gate and Oak Investment Partners will own a majority of Melita’s shares and will be able to exert substantial influence over the governance and operations of Concerto following the Merger.

•	The Rollover Participants will not likely recognize taxable income or loss upon the exchange of their options for Melita options. Mr. Asen likely will recognize a capital gain or loss upon the exchange of the Rollover Shares for Melita shares. The federal tax consequences of the exchange of options and/or shares by the Rollover Participants are more fully described in the section below entitled “The Special Meeting – Material United States Federal Income Tax Consequences of the Merger.”

Additionally, it should be noted that immediately prior to the completion of the Merger, based on our unaudited financial statements for the nine month period ended September 30, 2003, the interest of the Management Investors in our net book value and net earnings will be approximately 0.2% or approximately $102,200 and $3,500, respectively, without giving effect to any options or other convertible securities which are exercisable or convertible into stock of Concerto. After giving effect to the transactions contemplated in connection with the consummation of the Merger, the interest of the Management Investors in the surviving corporation’s net book value and net earnings, on a consolidated basis, will be approximately 3.9% based on their holdings of outstanding capital stock and immediately exercisable rollover options. Thus, based on our unaudited financial statements for the nine month period ended September 30, 2003, the Management Investors will have an interest of approximately $2,280,000 in the surviving corporation’s net book value, and an interest of $77,000 in the surviving corporation’s net earnings. The Management Investors will additionally be granted incentive equity in Melita in connection with the Merger. For a description of the incentive equity to be issued to the Management Investors and the percentage holdings of the Management Investors upon vesting of such incentive equity, see the section below entitled “Special Factors – Interests of Certain Persons in the Merger.”

Plans after the Merger

After the Merger (and excluding the transactions contemplated in connection with the Merger as described in this proxy statement), there are no present intentions, plans or proposals to cause us to engage in any of the following:

•	extraordinary transactions, such as a merger, reorganization or liquidation involving us;

•	purchases, sales or transfers of a material amount of our assets; or

•	material changes in our business.

Nevertheless, following completion of the Merger, the management of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review.

Risk that the Merger Will Not Be Completed

Completion of the Merger is subject to various conditions, including, but not limited to, the following:

•	We must obtain the affirmative vote of the holders of at least a majority of the total number of shares of our Common Stock outstanding and entitled to vote at the special meeting.

•	Any applicable waiting period (or extension thereof) under the HSR Act or other similar domestic or foreign law or merger control law must have expired or been terminated.

•	There must not have been any change, event, occurrence, development or circumstance which constitutes a material adverse effect with respect to us.

•	Holders of no more than 7% of our Common Stock shall have validly demanded judicial appraisal of the fair value of their shares.

•	The rollover of the Rollover Shares shall have been consummated.

•	There must be no pending or threatened regulatory or governmental or third party proceeding seeking to prohibit or restrain the completion of the Merger or the ownership or operation of our businesses by Merger Sub or Melita, or to compel them to dispose of a material portion of our businesses.

As a result of the conditions to the completion of the Merger, even if the requisite stockholder approval is obtained, there can be no assurance that the Merger will be completed.

We expect that if the Merger Agreement is not approved and adopted by stockholders, or if the Merger is not completed for any other reason, our current management, under the direction of our board of directors, will continue to manage Concerto as an on-going business. We are not currently considering any other transaction as an alternative to the Merger.

Interests of Certain Persons in the Merger

In considering the Merger and the fairness of the consideration to be received in the Merger, you should be aware that certain of our officers and directors have interests in the Merger which may present them with certain actual or potential conflicts of interest. The following is a summary of these interests which are more fully described below:

As a result of the Merger, James D. Foy, our current president and chief executive officer, Ralph S. Breslauer, our current executive vice president, sales and marketing, and Michael J. Provenzano, our current vice president, finance and chief financial officer will each:

•	enter into a new employment agreement with Melita;

•	exchange a portion of their existing options to acquire shares of our Common Stock for options to acquire shares of Melita stock;

•	participate in a loan program pursuant to which Melita will loan an aggregate of $2 million for the purchase of shares of Melita stock; and

•	participate in a new incentive equity plan for senior management of Melita.

In addition:

•	Mr. Foy will become a member of Melita’s board of directors;

•	R. Scott Asen, one of our current directors, will exchange a portion of his shares of our Common Stock for shares of Melita stock; and

•	Alexander Tellez, our executive vice president, engineering will continue to be employed by the surviving corporation pursuant to the terms of his existing employment agreement with Concerto and exchange a portion of his existing options to acquire our Common Stock for options to acquire Melita stock.

For a description of the effects of the Merger on the interest of the Management Investors in the net book value and net earnings of Concerto, see the section above entitled “Special Factors – Purposes and Effects of the Merger and Plans or Proposals.”

The Special Committee and our board of directors were aware of these actual and potential conflicts of interest and considered them along with the other matters described under “Certain Beneficial Ownership of Shares,” “Special Factors – The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger,” “Special Factors – The Reasons of Management Investors for the Merger and Fairness of the Merger” and “Special Factors - The Reasons of Merger Sub, Melita and Melita Inc. as to the Fairness of the Merger.” The following is a summary of the interest of those persons in the Merger that may be different from yours and is based on the Letter of Intent.

Management of Melita

Upon consummation of the Merger, James D. Foy, our current president and chief executive officer, will be appointed president and chief executive officer of Melita, Ralph S. Breslauer, our current executive vice president, sales and marketing, will be appointed executive vice president, sales and marketing of Melita, and Michael J. Provenzano, III, our current vice president, finance and chief financial officer, will be appointed executive vice president, finance and chief financial officer of Melita pursuant to the terms of new employment agreements. Messrs. Foy, Breslauer, Provenzano will be appointed to the same positions at Melita Inc. Additionally, Alexander Tellez, our executive vice president, engineering will also be a member of Melita and Melita Inc.’s management.

The board of directors of Melita following the Merger will be comprised of a number of directors to be determined by Golden Gate. Mr. Foy, who will become Melita’s president and chief executive officer, will also, until he ceases to be employed by Melita for any reason or resigns therefrom, be a member of Melita’s board of directors and he will be entitled to nominate one additional member of Melita’s board of directors, subject to Golden Gate’s approval. Golden Gate will have the right to nominate all other members of Melita’s board of directors. Golden Gate intends, at a minimum, to nominate David Dominik and Prescott Ashe as members of Melita’s board of directors. The composition of the board of directors of Melita Inc. will mirror the composition of the board of directors of Melita.

New Employment Agreements

Pursuant to the terms of the Letter of Intent, James Foy, Ralph Breslauer and Michael Provenzano, will enter into employment agreements with Melita simultaneously upon completion of the Merger. Each agreement will provide for an evergreen term. Our existing severance agreements with Messrs. Foy, Breslauer and Provenzano will be terminated upon the execution of their employment agreements with Melita.

The annual base salaries for Messrs. Foy, Breslauer and Provenzano will remain unchanged from their current levels, which are $400,000, $240,000 and $195,000, respectively. The board of directors of Melita will have the right to increase the base salary during the term of the agreements. In addition, each of Messrs. Foy, Breslauer and Provenzano will be entitled to participate in Melita’s annual executive bonus plan. For 2003, Melita will continue all 2003 bonus and commission plans, including the Concerto 2003 executive/director bonus plans for purposes of determining whether 2003 bonuses have been earned. Concerto’s 2003 executive/director bonus plans provide a cash bonus incentive as a percentage of an employee’s base salary based upon the attainment of quarterly and annual product bookings and services revenue targets, as well as operating income targets. The bonus percentage varies among executives based upon position and responsibility. Concerto’s 2003 bonus and commission plans will be used as a guideline for developing Melita’s 2004 bonus plan, however, the specific targets for Melita’s 2004 bonus plans will not be established prior to the consummation of the Merger.

The employment agreements will entitle each of Messrs. Foy, Breslauer and Provenzano to participate in Melita’s employee benefit plans and arrangements which are available to its executive officers. The Letter of Intent requires that Melita at least provide benefits comparable, in the aggregate, to those being provided to Concerto’s executive officers at the time of the Merger. Each of Messrs. Foy, Breslauer and Provenzano will be entitled to reimbursement of business expenses.

The employment agreements will provide that the employment of each of Messrs. Foy, Breslauer and Provenzano can be terminated by Melita with cause, without cause, upon death and upon disability. Additionally, the employment agreements will permit the executive to resign for good reason, without good reason upon 60 days notice, or in the event of a change of control.

If Melita terminates their employment without cause or they resign for good reason or upon a change of control, each of Mr. Breslauer and Mr. Provenzano will be entitled to receive a bonus payout equal to the prior year’s bonus, to continue to receive his annual base salary and benefits for 12 months and to receive 6 months accelerated vesting on his incentive equity, which is described below. If Mr. Foy is terminated without cause or resigns for good reason or upon a change of control, he will be entitled to receive a bonus payout equal to the prior year’s bonus, to continue to receive his annual base salary and benefits for 18 months and to receive one year of accelerated vesting on his incentive equity.

If Mr. Foy resigns after four years and does not then or during the consulting period specified below participate in a competing business, at his option he may continue as a consultant to Melita (and at Golden Gate’s option, as a member of Melita’s board of directors) during the one year period immediately following his resignation. The consulting engagement shall automatically renew for successive one year periods, unless either party provides the other party with written notice no later than 30 days prior to the expiration of the initial one year consulting engagement or any renewal thereof of such party’s intention not to renew Mr. Foy’s consulting engagement. During his consulting engagement, Melita will

•	pay Mr. Foy annual consulting payments of $100,000,

•	continue Mr. Foy’s health benefits at Melita’s expense during the consulting period and for an additional 18 months, and

•	continue to vest Mr. Foy’s equity during the term of his consulting engagement.

The employment agreements will prohibit Messrs. Foy, Breslauer and Provenzano from competing with Melita during the term of their employment and for the period after termination of employment during which they are receiving severance payments. Messrs. Foy, Breslauer and Provenzano will receive customary indemnification protection from Melita.

Additionally, Mr. Tellez’s existing employment agreement with Concerto will remain in effect with the surviving corporation following the Merger. Mr. Tellez’s existing employment agreement provides for the following:

•	Mr. Tellez is employed as an executive vice president of engineering and reports to the president and chief executive officer of Concerto.

•	Mr. Tellez’s employment with Concerto may be terminated at any time by Concerto or by Mr. Tellez for any reason or no reason at all.

•	Mr. Tellez’s current annual base salary of $200,000 is subject to the review and discretion of Concerto’s chief executive officer.

•	Mr. Tellez is eligible to participate in Concerto’s executive/director commission and bonus plans and any comparable plan put into place by the surviving corporation following the Merger.

•	If Mr Tellez’s employment is terminated for “economic reasons,” he is entitled to continue to receive his then current base salary and medical benefits for the earlier of 6 months following the date of termination or until such time as he obtains new employment. The employment agreement defines termination for “economic reasons” as: (i) termination in connection with an economic layoff; (ii) termination in connection with a downsizing that eliminates Mr. Tellez’s position; or (iii) a downsizing and/or reorganization which would require Mr. Tellez to relocate more than 75 miles.

•	Mr. Tellez is subject to standard confidentiality and inventions assignment agreements and he is bound by a 1 year non-competition/non-solicition restriction following his termination of employment for any reason.

The surviving corporation will pay the legal fees and expenses incurred in representing Messrs. Foy, Breslauer and Provenzano in connection with the Merger and the negotiation of their employment terms with Melita.

Equity Rollover Agreements

Each of the Rollover Participants will enter into equity rollover agreements with Melita. These equity rollover agreements will become effective only if the Merger is completed.

Generally, these equity rollover agreements will require each of the Rollover Participants to contribute, transfer, assign and deliver a specified number of shares of Common Stock and/or options to Melita in exchange for the issuance by Melita of shares of its capital stock and/or options, as applicable. The federal income tax consequences of the exchange of Common Stock and/or options by the Rollover Participants are more fully described in the section below entitled “The Special Meeting – Material United States Federal Income Tax Consequences of the Merger.”

The Melita shares to be issued to the Rollover Participants by virtue of (1) the exchange of existing Common Stock, (2) the exercise of options issued in exchange for existing Concerto options and (3) the purchase of Melita equity with the proceeds of an aggregate $2 million loan, each of which is described more fully below, will be of the same class and will have the same rights as the equity securities held by Golden Gate. The equity will be in the form of a strip of common stock, a portion of which will have a liquidation preference (i.e., a right to the proceeds of a liquidation of Melita ahead of other equity holders) in an amount based on the fair market value of such shares (based on an equivalent purchase price paid for such shares by Golden Gate Capital and Oak Investment Partners for their equity purchased in connection with the closing of the Merger), bearing an accumulating (i.e., non-cash pay) dividend of 10% per annum, and the stock will have the benefit of and be subject to customary preemptive, drag-along, tag-along and registration rights (as more fully described below in this section under the heading “Management/Minority Rights”).

Existing Equity

Existing Common Stock to be rolled over will be exchanged for the same class or classes of equity in Melita that will be owned by Golden Gate, and with the same liquidation preference per share. Of the Rollover Participants, only R. Scott Asen will roll over his Common Stock into Melita capital stock. Mr. Asen will exchange 166,667 shares of Common Stock for shares of equity securities of Melita (with the rights and preferences described above) and will receive the Merger Consideration for 320,674 shares of Common Stock. To the extent they own shares of Common Stock, the other Rollover Participants will have those shares converted into the right to receive the Merger Consideration.

In addition, Melita has agreed to establish a loan program pursuant to which Melita will loan an aggregate amount of $2 million to Messrs. Foy, Breslauer and Provenzano ($1 million of which will be 50% nonrecourse (meaning Melita’s right to repayment is secured by a pledge of the stock purchased with the proceeds, but the borrower is not personally liable), and $1 million of which will be 25% nonrecourse), which amounts have not yet been allocated, for the purchase of an aggregate of approximately 1.74% of the capital stock of Melita (including rollover options) of the same equity securities of Melita as are to be issued to Golden Gate with respect to its equity investment in Melita in connection with the Merger. These loans will bear interest at the applicable federal rate.

Rollover Options

Each of the Rollover Participants will also be entitled to rollover their existing options to acquire Common Stock for options to acquire the same class of equity in Melita that will be owned by Golden Gate, and with the same liquidation preference per share.

The rollover options will be exercisable at any time, including after termination of employment. Holders of rollover options will be allowed to participate in dividends or distributions made prior to exercise of the options.

Holders of rollover options are not expected to recognize taxable income or loss upon conversion of those rollover options into options to acquire Melita capital stock. See “The Special Meeting – Material United States Federal Income Tax Consequences of the Merger.”

Rollover options will become exercisable for Melita stock based on an “embedded value” (determined by calculating the difference between the exercise price of the replacement option to be issued by Melita and the value of the stock covered by such option to be issued by Melita upon exercise of the option) equal to (i) the product of (A) the total number of shares of Concerto Common Stock otherwise issuable upon exercise of the rollover option and (B) the excess, if any, of the Merger Consideration per share less the applicable exercise price per share of the Concerto Common Stock otherwise issuable upon exercise of the rollover option, minus (ii) the aggregate amount of deferred compensation liability described below owed by Melita to such Rollover Participants.

The exercise prices on the rollover options will be equal to 25% of the cost per share paid by Golden Gate for their shares of Melita with respect to its new equity investment in connection with the Merger. Golden Gate will pay a price per share based on an anticipated total equity value of Melita after the closing of the Merger of $115 million. The entire amount of the exercise prices on the rollover options will be an unfunded deferred compensation liability of Melita owed to the Rollover Participants. The Rollover Participants will be exchanging Concerto options having an aggregate in-the-money value of approximately $2.5 million. The maximum aggregate deferred compensation payable to the Rollover Participants in connection with the exercise of all outstanding rollover options is equal to approximately $633,000, of which approximately 81.1% will be payable to Mr. Foy, 7.9% will be payable to Mr. Breslauer, 7% will be payable to Mr. Provenzano and 4% will be payable to Mr. Tellez. This deferred compensation shall be payable in full at the earlier of

•	consummation of an IPO,

•	10 years,

•	consummation of a change of control of Melita,

•	ten days prior to the expiration of the exercisability of any rollover options, and

•	the exercise by a Rollover Participant of his rollover options.

In connection with the exercise of Melita rollover options by Messrs. Foy, Breslauer and Provenzano, Melita will pay to such persons a bonus sufficient to reduce the effective tax rate on the exercise of their rollover options from ordinary income to capital gains rates, but only to the extent Melita is then able to utilize the tax benefit from the exercise of the rollover options. However, the amounts of these bonuses, if any, is not determinable at this time, and is not determinable until the rollover options have been exercised because the amounts will be a function of the amount of gain, if any, recognized upon the exercise of these options.

Mr. Foy will roll over options to purchase 675,000 shares of Common Stock (which is 100% of the number of in-the-money Concerto options held by him and approximately 4.7% of the outstanding Common Stock and vested in-the-money options of Concerto generally (including options vesting in connection with the Merger)) with an in-the-money value of approximately $2,042,250 and none of his options will be cashed out. He will receive the Merger Consideration for each of his 10,000 shares of Concerto Common Stock. Mr. Breslauer will roll over options to purchase 62,741 shares of Common Stock (which is approximately 44.8% of the number of in-the-money Concerto options held by him and approximately .44% of the outstanding Common Stock and vested in-the-money options of Concerto generally (including options vesting in connection with the Merger)) with an in-the-money value of approximately $200,000 and will receive approximately $187,700 in cash for his 77,259 remaining in-the-money options. He will receive the Merger Consideration for each of his 750 shares of Concerto Common Stock. Mr. Provenzano will roll over options to purchase 50,669 shares of Common Stock (which is approximately 53.3% of the number of in-the-money Concerto options held by him and approximately .35% of the outstanding Common Stock and vested in-the-money options of Concerto generally (including options vesting in connection with the Merger)) with an in-the-money value of approximately $175,000 and will receive approximately $136,430 in cash for his 44,331 remaining in-the-money options. He will receive the Merger Consideration for each of his 5,187 shares of Concerto Common Stock. Mr. Asen will cash out options to purchase 3,750 shares of Common Stock with an in-the-money value of approximately $12,188 and none of his options will be rolled over. He will exchange 166,667 of his 487,341 shares of Concerto Common Stock with a value of $2 million after giving effect to the $12 per share price to be paid in connection with the Merger for shares of Melita common stock, which is approximately 34.1% of his holdings of Concerto stock and approximately 1.17% of the outstanding Common Stock and vested in-the-money options of Concerto generally (including options vesting in connection with the Merger). Mr. Tellez will roll over options to purchase 26,175 shares of Common

Stock (which is approximately 19.4% of the number of in-the-money Concerto options held by him and approximately .18% of the outstanding Common Stock and vested in-the-money options of Concerto generally (including options vesting in connection with the Merger)) with an in-the-money value of approximately $100,000 and will receive approximately $278,049 in cash for his 108,825 remaining in-the-money options. He will receive the Merger Consideration for each of his 4,000 shares of Concerto Common Stock. The foregoing numbers and percentages are as of November 30, 2003.

Capitalization of Melita Following the Merger

The following table shows for each of the Rollover Participants, as applicable:

•	the percentage of Melita’s capital stock he will hold following the Merger, including by virtue of rolling over shares of Concerto Common Stock or through a purchase of shares from Melita;

•	the percentage of Melita’s capital stock that will be subject to rollover options he will hold following the Merger; and

•	the total percentage of ownership he will hold in Melita following the Merger (including rollover options, but excluding the incentive equity options described below).

NAME	PERCENTAGE OF MELITA CAPITAL STOCK OWNED FOLLOWING THE MERGER	PERCENTAGE OF MELITA CAPITAL STOCK SUBJECT TO ROLLOVER OPTIONS FOLLOWING THE MERGER	PERCENTAGE OF OWNERSHIP OF MELITA (INCLUDING ROLLOVER OPTIONS) FOLLOWING THE MERGER

James Foy	—	1.78%	1.78%

Ralph Breslauer	—	0.17%	0.17%

Michael Provenzano	—	0.15%	0.15%

Alexander Tellez	—	0.09%	0.09%

R. Scott Asen	1.74%	N/A	1.74%

Unallocated shares to be purchased pursuant to loan program	1.74%	N/A	1.74%

Total:	3.48%	2.19%	5.67%

Incentive Equity Plan

Upon consummation of the Merger, a new incentive equity plan for senior management of Melita will be adopted by Melita. Pursuant to the new plan, approximately 21.3% of Melita’s fully diluted equity capital as of the consummation of the Merger will be reserved for issuance. The incentive equity pool for Melita will be established in three tranches. Tranche 1 of the incentive equity pool will be for approximately 13.9% of Melita’s fully diluted equity capital as of the consummation of the Merger with a nominal strike price. Tranche 2 of the equity incentive pool will be for approximately 3.7% of Melita’s fully diluted equity capital as of the consummation of the Merger with a strike price that varies from a low of 1.5x return on Golden Gate’s and Oak Investment Partners’ invested capital to a high of 2.5x return on Golden Gate’s and Oak Investment Partners’ invested capital. Tranche 3 of the equity incentive pool will be for approximately 3.7% of Melita’s fully-diluted equity capital as of the consummation of the Merger with a strike price equal to a 4.0x return on Golden Gate’s and Oak Investment Partners’ invested capital.

Incentive equity representing approximately 9.3% of Melita’s fully diluted capital stock outstanding will be granted to Messrs. Foy, Breslauer and Provenzano after consummation of the Merger. Mr. Foy will receive incentive equity representing approximately 5.5% of Melita’s fully-diluted capital stock outstanding, which is made up of 4.6% in tranche one, 0.5% in tranche two, and 0.5% in tranche three. Messrs. Breslauer and Provenzano will each receive incentive equity representing approximately 1.9% of Melita’s fully-diluted capital stock outstanding, which is made up of 1.4% in tranche one, 0.23% in tranche two, and 0.23% in tranche three. The amount of incentive equity Mr. Tellez will receive has not yet been determined.

All incentive equity will vest over 4 years, subject to acceleration and forfeiture. Vesting shall occur quarterly in the first year and monthly thereafter. Upon a change of control, all of the incentive equity held by a participant in the plan will vest, provided that the participant is employed by Melita at the time of the change of control. If the purchased/rollover equity bears a dividend, increasing liquidation preference or other accretion, the incentive equity issued to the Management Investors will either participate in such dividend, increasing liquidation preference or accretion or will otherwise be treated so as not to be adversely affected thereby.

Mr. Foy will be responsible for proposing an allocation of the balance of the unallocated incentive equity among other members of management of Melita, subject to the approval the board of directors of Melita. Mr. Foy will be responsible for proposing an allocation of any forfeited incentive equity, subject to the approval of the board of directors of Melita.

If any participant in the incentive equity plan is terminated, all unvested incentive equity held by that person will expire. Following termination of employment of a plan participant, Melita may repurchase any unvested incentive equity at the lower of cost or fair market value.

Management/Minority Rights

Messrs. Foy, Breslauer and Provenzano will have tag along rights to participate in a transfer of equity in Melita by Golden Gate and/or Oak Investment Partners if Golden Gate and/or Oak Investment Partners decides to transfer all or a portion of its equity in Melita, subject to certain exceptions. Each of Golden Gate and Oak Investment Partners will have drag-along rights to require all of the Rollover Participants to transfer their shares if Golden Gate and/or Oak Investment Partners, as the case may be, are transferring more than 50% of the equity in Melita owned by Golden Gate and Oak Investment Partners in the aggregate.

Messrs. Foy, Breslauer and Provenzano will have preemptive rights in the event that Melita issues any new equity securities, subject to certain exempt issuances.

Messrs. Foy, Breslauer and Provenzano will have pro rata registration rights in connection with a demand registration initiated by Golden Gate and/or Oak Investment Partners and standard pro rata piggyback registration rights in connection with a registered offering by Melita.

Other Transactions

On December 11, 2003, Mr. Foy gifted 2,000 shares of the Common Stock held by him to each of his three children.

Except as described herein, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, has effected any transactions involving shares of our Common Stock during the 60 days prior to the date hereof. Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Merger with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The Merger Agreement provides that the surviving corporation will indemnify and hold harmless each present and former director and officer of the company for acts and omissions occurring prior to the effective time of the Merger. The Merger Agreement further provides that we shall purchase “tail” insurance, at a cost no greater than a certain cap specified in the Merger Agreement, that provides coverage after the effective time of the Merger, for the persons who, on the date of the Merger Agreement, were covered by our officers’ and directors’ liability insurance policies, with respect to acts and omissions occurring prior to the effective time of the Merger. The persons benefiting from these provisions include all of our current directors and executive officers. (See “The Merger—The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”)

Special Committee

In consideration of his service as the sole member of the Special Committee, our board of directors agreed to pay Mr. Gyenes compensation in the amount of $130,000, plus reimbursement of any reasonable expenses incurred by him in connection with the performance of such duties. The foregoing amounts are to be payable immediately prior to the earlier to occur of the Effective Time or the termination of the Merger Agreement.

Opinion of SG Cowen Securities Corporation

Pursuant to an engagement letter dated August 15, 2003, the Special Committee retained SG Cowen to render an opinion as to the fairness, from a financial point of view, of the cash Merger Consideration that holders of our shares of Common Stock (other than the Rollover Participants) will receive in the Merger.

On October 7, 2003, SG Cowen delivered certain of its written analyses and its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of October 7, 2003, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Concerto (other than the Rollover Participants). The full text of the written opinion of SG Cowen, dated October 7, 2003, is attached to this proxy statement as Annex B and is incorporated herein by reference. We urge you to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the Special Committee and are directed only to the fairness, from a financial point of view, of the consideration to be received in the Merger, and do not constitute an opinion as to the merits of the Merger or a recommendation to any stockholder as to how to vote on the proposed Merger. The consideration received in the Merger was determined through negotiations between us, Melita and Merger Sub and not pursuant to recommendations of SG Cowen.

In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement.

•	certain of our publicly available financial and other information, and certain other relevant financial and operating data furnished to SG Cowen by our management.

•	certain internal financial analyses, financial forecasts, reports and other information concerning us (the “Company Forecasts”) prepared by our management.

•	discussions SG Cowen had with certain members of our management concerning our historical and current business operations, financial conditions and prospects and such other matters SG Cowen deemed relevant.

•	certain operating results and the reported price and trading histories of our shares of Common Stock as compared to operating results and the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant.

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant.

•	based on the Company Forecasts, the cash flows generated by us on a stand-alone basis to determine the present value of the discounted cash flows.

•	based on the Company Forecasts and certain financing assumptions initially provided Golden Gate, the cash flows generated by us on a stand-alone basis to determine potential returns that an equity investor may reasonably expect to receive.

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, SG Cowen, with the Special Committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by us or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of the Company. SG Cowen further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with the Special Committee’s consent, assumed that the financial forecasts provided to SG Cowen were reasonably prepared by our management, and reflected the best available estimates and good faith judgments of management as to the future performance of the Company. Our management confirmed to SG Cowen, and SG Cowen assumed, with the Special Committee’s consent, that the financial forecasts utilized in SG Cowen’s analyses with respect to us provided a reasonable basis for its opinion.

SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of our assets or liabilities, nor was SG Cowen furnished with any such materials. With respect to all legal matters relating to us, SG Cowen relied on the advice of our legal counsel. SG Cowen’s services to us in connection with the Merger were comprised of serving as exclusive financial advisor to the Special Committee and rendering an opinion from a financial point of view of the consideration received in the Merger. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Although a potential bidder for Concerto other than Melita performed due diligence, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Concerto or our assets.

In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed Merger. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the Merger (other than the Rollover Participants). SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Special Committee to recommend approval of, or our decision to consummate, the Merger.

The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by the Special Committee with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Analysis of Premiums Paid in Selected Transactions

SG Cowen reviewed the premium of the offer price over the trading prices one trading day, thirty days and ninety days prior to the announcement date of eighteen transactions in the software industry announced since October 6, 2002 (the “Software Industry Transactions”). The transactions were (listed as acquiror/target):

•	PLATO Learning, Inc. / Lightspan, Inc.

•	Interwoven, Inc. / iManage, Inc.

•	Ascential Software Corp. / Mercator Software, Inc.

•	Hyperion Solutions Corp. / Brio Software, Inc.

•	Sage Group plc / Timberline Software Corp.

•	Sungard Data Systems, Inc. / Sherwood International plc

•	GE Medical Systems Information Technologies Pvt. Ltd. / Triple G Systems Group, Inc.

•	GEAC Computer Corp. Ltd. / Comshare, Inc.

•	Vector Capital Corp. / Corel Corp.

•	ScanSoft, Inc. / SpeechWorks International, Inc.

•	The Thomson Corp. / Elite Information Group, Inc.

•	Sungard Data Systems, Inc. / H.T.E., Inc.

•	GTG Acquisition Corp / Resonate, Inc.

•	SunGard Data Systems / Caminus Corp.

•	Synopsys, Inc. / Numerical Technologies, Inc.

•	Yahoo, Inc. / Inktomi Corp.

•	Investor Group / Prophet 21, Inc.

•	SSA Global Technologies, Inc. / Infinium Software, Inc.

The following table presents the premium of the offer prices over the trading prices one day, thirty days and ninety days prior to the announcement date for the Software Industry Transactions and the premiums implied for us, based on the consideration to be received in the Merger pursuant to the Merger Agreement. The information in the table is based on the closing stock price of the our stock on October 6, 2003.

	Premiums Paid for:				Premium implied by consideration received in the Merger
	Software Industry Transactions
Premiums Paid to Stock Price:	Low	Median	Mean	High
One day prior to announcement	7%	27%	46%	260%	29%
Thirty days prior to announcement	6%	43%	59%	235%	31%
Ninety days prior to announcement	27%	68%	101%	362%	35%

Analysis of Selected Transactions

SG Cowen reviewed the financial terms, to the extent publicly available, of nine transactions (the “Call Center Software Transactions”) involving the acquisition of companies in the call center software industry, which were announced or completed since January 1, 2001. These transactions were (listed as acquiror/target):

•	ScanSoft, Inc. / SpeechWorks International, Inc.

•	Witness Systems, Inc. / Eyretel plc

•	Enghouse Systems Ltd. / Syntellect, Inc.

•	NICE-Systems Ltd. / Thales Contact Solutions

•	Alcatel SA / Telera Corp.

•	divine, Inc. / Delano Technology Corp.

•	Davox Corp. / Cellit, Inc.

•	Kana Communications, Inc. / Broadbase Software, Inc.

•	divine, Inc. / eShare Communications, Inc.

SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents (the “Enterprise Value”) paid in the Call Center Software Transactions as a multiple of latest reported twelve month (“LTM”) revenues.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues.

	Multiples for Call Center Software Transactions				Multiple implied by consideration received in the Merger
	Low	Mean	Median	High
Enterprise Value as a ratio of: LTM Revenue	0.2x	1.4x	0.8x	3.3x	1.1x

Although the Call Center Software Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the companies in those transactions is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Concerto to which they are being compared.

Analysis of Selected Publicly Traded Companies

To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Concerto to the corresponding financial data and ratios of certain other companies (the “Selected Companies”), whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Concerto. These companies were:

•	Aspect Communications Corporation

•	NICE-Systems Ltd.

•	Witness Systems, Inc.

•	Interactive Intelligence, Inc.

•	Primus Knowledge Solutions, Inc.

•	Apropos Technology, Inc.

The data and ratios included the Enterprise Value of the Selected Companies as multiples of Last Quarter Annualized (LQA) revenues, LTM revenues, calendar year 2003 estimated revenues, calendar year 2004 estimated revenues, LQA EBITDA, LTM EBITDA, calendar year 2003 estimated EBITDA and calendar year 2004 estimated EBITDA.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LQA revenues, LTM revenues, calendar year 2003 estimated revenues, calendar year 2004 estimated revenues, LQA EBITDA, LTM EBITDA, calendar year 2003 estimated EBITDA and calendar year 2004 estimated EBITDA. The information in the table is based on the closing stock prices on October 6, 2003.

	Selected Company Multiples				Multiple implied by consideration received in the Merger
	Low	Mean	Median	High
Enterprise Value as a ratio of:
LQA Revenue	0.5x	1.0x	0.9x	1.8x	1.1x
LTM Revenue	0.5x	1.0x	0.9x	1.8x	1.1x
2003E Revenue	0.5x	0.9x	0.7x	1.8x	1.1x
2004E Revenue	0.6x	1.0x	0.8x	1.8x	1.0x
LQA EBITDA	8.1x	8.6x	8.6x	9.1x	11.5x
LTM EBITDA	10.1x	11.6x	11.6x	13.1x	13.5x
2003E EBITDA	6.7x	7.8x	7.8x	8.9x	11.5x
2004E EBITDA	5.2x	7.8x	8.8x	9.5x	9.1x

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Concerto. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Concerto to which they are being compared.

Historical Stock Trading Analysis

SG Cowen analyzed the closing prices of our Common Stock over various periods ending October 6, 2003. The table below illustrates the stock prices for those periods and the premium implied by the offer price in the Merger to the historical stock price.

Period	Stock Price	Premium Implied by Offer Price
Latest twelve months average	$6.81	76.3%
Latest six months average	$7.53	59.3%
Latest three months average	$9.11	31.7%
Latest one month average	$9.33	28.6%
Latest one month prior	$9.14	31.3%
High (latest twelve months)	$9.89	21.3%
Low (latest twelve months)	$4.11	192.0%
As of October 6, 2003	$9.31	28.9%
Offer Price for Concerto	$12.00	—

Stock Trading History

To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of our Common Stock for the twelve month period ended October 6, 2003. SG Cowen noted that over the indicated period the high and low prices for shares of Concerto were:

•	$ 9.89 and $ 4.11 for the last twelve month period

Discounted Cash Flow Analysis

SG Cowen estimated a range of values for our Common Stock based upon the discounted present value of our projected after-tax cash flows described in the financial forecasts provided by our management for the three month period ended December 31, 2003 and the fiscal years ended 2004 through 2008, and of the terminal value of Concerto at December 31, 2008, based upon multiples of EBITDA and Revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with our management. In performing this analysis, SG Cowen utilized discount rates ranging from 12.5% to 17.5%, which were selected based on the estimated weighted average cost of capital for the Selected Companies. SG Cowen utilized terminal multiples of EBITDA ranging from 5.0 times to 7.0 times and terminal multiples of Revenue ranging from 0.7 times to 1.1 times, these multiples representing the general range of multiples of EBITDA and Revenue for the Selected Companies.

Utilizing this methodology, the per share equity value of Concerto ranged from $9.81 to $13.82 per share using a terminal value based on EBITDA multiples and $8.88 to $13.02 per share using a terminal value based on Revenue multiples.

Leveraged Buyout Analysis

SG Cowen estimated a range of potential returns that an equity investor could reasonably expect to receive on the cash flows generated by Concerto on a stand-alone basis, based on the Company Forecasts and certain financing assumptions initially provided by Golden Gate. The results show that a leveraged buyout done at a price of $12.00 per share utilizing the financing assumptions initially provided by Golden Gate results in returns to equity investors that are in the range of 14.1% to 19.7%.

Other Reports

In addition to the report given on October 7, 2003, described above, on September 26, 2003, SG Cowen gave a report to the Special Committee, a copy of which was made available to the board of directors, which contained analyses substantially the same as those described above. The October 7 report updated the material in the September 26th report to reflect stock prices on October 6, 2003. SG Cowen also gave a preliminary draft report to the Special Committee on August 29, 2003. That report contained analytical data relating to selected companies, precedent transactions and a discounted cash flow analysis which were comparable to the similar data contained in the October 7 report. The report also contained estimates of the accretive effect of an acquisition of Concerto on several companies in the same industry based on a range of hypothetical prices and combinations of stock and cash consideration.

General

The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Concerto, the Special Committee, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Special Committee in making its decision to recommend entering into the Merger Agreement and should not be considered as determinative of such recommendation.

SG Cowen was selected by the Special Committee to render an opinion to the Special Committee because SG Cowen is a nationally recognized investment banking firm with expertise in the software industry (and the CIM market in particular) and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for us for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade our equity securities for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to us, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in 2002, SG Cowen acted as financial advisor to Davox Corp., our predecessor, in connection with our acquisition of Cellit, Inc. for which it received total fees of approximately $1,000,000.

Pursuant to the SG Cowen engagement letter, if the transaction is consummated, SG Cowen will be entitled to receive a transaction fee equal to $1.31 million. We have also agreed to pay a fee of $400,000 to SG Cowen for rendering its opinion, which fee will be credited against any transaction fee paid. Additionally, we have agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and have agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between the Special Committee and SG Cowen, and the Special Committee was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the Merger.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement includes forward-looking statements. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “believe,” “intend,” “may,” “predict,” and other similar expressions. These forward-looking statements cover, among other items: events, conditions and financial trends that may affect our future plans of operation, business strategy and growth of operations and financial position, including statements regarding our financial projections included herein, our profitability going forward and our future performance as a private company as compared to a public company. Any forward-looking statements are not guarantees of future performance and are necessarily subject to a number of risks and uncertainties, some of which are beyond our control. These risks and uncertainties include, among others: inability to satisfy various conditions to the closing of the Merger, including without limitation the failure of our stockholders to approve the Merger; the costs related to the Merger; the effect of the Merger on vendor, supplier, customer or other business relationships; variability of our quarterly operating results due to, among other things, the number, size and scope of customer projects commenced and completed during a quarter, changes in employee utilization rates and changes in average billing rates; our dependence on the financial services industry; general economic uncertainty; concentration of revenues and our dependence on major customers; risks associated with fixed price contracts; our dependence on key personnel; intense competition in our industry; and risks associated with potential acquisitions. Because of these risks and uncertainties, the forward-looking events discussed in this proxy statement might not transpire and actual results may vary materially from those described herein. Further information about the risks of forward-looking statements applicable to us can be found in our periodic and other filings with the Securities and Exchange Commission described below under the section entitled “Where You Can Find More Information.”

THE SPECIAL MEETING

Matters to be Considered

We are furnishing this proxy statement in connection with a special meeting of our stockholders to be held on [            ], 2004 at 10:00 a.m. local time at our offices at 6 Technology Park Drive, Westford, Massachusetts, to allow our stockholders to consider and vote on a proposal to approve and adopt the Merger and the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. If the Merger Agreement and the Merger are approved and adopted by our stockholders and the other conditions to the Merger are satisfied or waived, Merger Sub will be merged with and into us. At that time, Merger Sub’s separate corporate existence will cease, and Concerto will continue as the surviving corporation. Following the Merger, we will be a privately-held corporation and a wholly owned indirect subsidiary of Melita. The name of the surviving corporation will be Concerto Software, Inc. Melita intends to change its name to Concerto Software Ltd. following the consummation of the Merger and to operate the combined businesses of Melita Inc. and Concerto under the Concerto name going forward.

In connection with the Merger, all shares currently held by our stockholders (other than the Rollover Shares and shares held by stockholders who are entitled to and who have exercised dissenters’ rights), will be converted into the right to receive $12.00 in cash, without interest.

We are also soliciting proxies to grant discretionary authority to vote in favor of an adjournment or a postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. If the Special Committee believes that it is in the best interest of our stockholders to waive certain conditions to the Merger, such conditions will be waived. We will not re-solicit proxies if any of the conditions are waived.

Representatives of our independent auditors are not expected to be present at the special meeting.

The Merger Agreement is attached to this proxy statement as Annex A. See also “The Special Meeting – The Merger Agreement” beginning on page 58 of this proxy statement.

THE SPECIAL COMMITTEE AND THE FULL BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMEND A VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

Required Votes

The affirmative vote of at least a majority of the outstanding shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. Pursuant to our amended and restated by-laws and applicable Delaware law, the holders of a majority of all outstanding shares of our Common Stock entitled to vote thereon must vote to approve and adopt the Merger Agreement and the Merger. The vote of a majority of our unaffiliated stockholders is not required to approve and adopt the Merger Agreement and the Merger.

At the close of business on the record date, directors and executive officers of Concerto and their affiliates owned and were entitled to vote [            ] shares of Common Stock, which represented [    ]% of the shares of Common Stock outstanding on that date. Each Concerto director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Common Stock owned by him or her for the adoption and approval of the Merger Agreement and the Merger.

Voting and Revocation of Proxies

Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your shares as you direct at the meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your shares for each proposal as recommended by the board of directors and for the proposal to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. Each proxy will confer discretionary authority to vote on any matter presented at the meeting which Concerto did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in this notice of special meeting is presented at the special meeting, they will vote your shares in accordance with their best judgment. Where a stockholder has specified a choice on his or her proxy with respect to certain proposals or matters, that direction will be followed. The board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by the proxy are voted at the special meeting by:

•	attending and voting in person at the special meeting;

•	giving notice of revocation of the proxy at the special meeting; or

•	delivering to our secretary a written notice of revocation or a duly executed proxy relating to the same shares and matters to be considered at the special meeting bearing a date later than the proxy previously executed.

Record Date; Stock Entitled to Vote; Quorum; Voting at the Special Meeting

Only holders of shares on the record date will be entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding and entitled to vote [            ] shares. Each holder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. The presence, in person or by proxy, at the special meeting of the holders of at least a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business.

Abstentions will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger. Abstentions, therefore, will have the same effect as a vote against the Merger.

Brokerage firms who hold shares in “street name” for customers will not have the authority to vote those shares with respect to the Merger if such firms have not received voting instructions from a beneficial owner. The failure of a broker to vote shares in the absence of instructions (a “broker non-vote”) will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger. Broker non-votes, therefore, will have the same effect as a vote against the Merger.

Adjournments

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting may be made without notice (other than by the announcement made at the special meeting) by approval of the holders of a majority of the outstanding shares of our Common Stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to vote in favor of an adjournment or postponement of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment or postponement is to provide additional time to solicit votes to approve and adopt the Merger Agreement and the Merger. The board of directors unanimously recommends that you vote in favor of the proposal to grant discretionary authority to adjourn or postpone the meeting.

Appraisal Rights

Under the terms of the Merger Agreement, any shares of our Common Stock which are outstanding immediately prior to the effective time of the Merger which are held by any stockholder who does not vote in favor of the Merger, or consent thereto in writing, will not be converted into the right to receive the Merger Consideration, so long as such stockholder has demanded appraisal for such shares in writing to us by following the procedures set forth under Delaware law. Such stockholders will be entitled to receive payment of the appraised value of their shares of Common Stock in accordance with the procedures set forth under Delaware law, except that any stockholder who fails to perfect or who effectively withdraws or loses its rights to appraisal of its shares in accordance with the procedures set forth under Delaware law will be deemed to have converted such shares into the right to receive the Merger Consideration.

The discussion of these provisions set forth below is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the Merger is consummated, dissenting holders of Common Stock who follow the procedures specified in the Statute within the appropriate time periods will be entitled to have their shares of Common Stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of the Statute, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow these procedures precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Common Stock concerning the availability of appraisal rights under the Statute. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the Merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of the Statute. A written demand for appraisal of shares must be filed with Concerto before the special meeting on [            ]. This written demand for appraisal of shares must be in addition to and separate from a vote against the Merger. Stockholders electing to exercise their appraisal rights must not vote for the Merger. Any such vote against the Merger will not constitute a demand for appraisal within the meaning of the Statute.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A Concerto stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Concerto at its address at 6 Technology Park Drive, Westford, MA 01886, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Common Stock. Within ten days after the effective time of the Merger, Concerto must provide notice of the effective time of the Merger to all of its stockholders who have complied with the Statute and have not voted for the Merger.

Within 120 days after the effective time of the Merger, any stockholder who has satisfied the requirements of the Statute may deliver to Concerto a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

Within 120 days after the effective time of the Merger (but not thereafter), either Concerto or any stockholder who has complied with the required conditions of the Statute may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her Concerto shares. Concerto has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with the Statute, service of a copy must be made upon Concerto, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Concerto. If a petition is filed by Concerto, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Concerto and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Concerto.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Concerto stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under the Statute could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with the Statute will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with the consent of Concerto. If no petition for appraisal is filed with the court within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Concerto has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Concerto stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of a stockholder’s appraisal rights.

Solicitation Of Proxies

We will bear the cost of soliciting proxies from stockholders. In addition to soliciting proxies by mail, our officers, directors and employees, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them. We have not retained, and have no present intention to retain, any third parties to assist us in the solicitation of proxies, but may do so in the future.

The Merger Agreement

The following is a summary of the material provisions of the Merger Agreement. This description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference. You are urged to read the Merger Agreement in its entirety.

The Merger Agreement

Merger. The Merger Agreement provides that, upon and subject to the terms and conditions of the agreement, and in accordance with Delaware law, Merger Sub will be merged with and into us. At that time, Merger Sub’s separate corporate existence will cease, and we will continue as the surviving corporation. Following the Merger, we will be a privately-held corporation and a wholly owned indirect subsidiary of Melita. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware. The Merger is expected to occur as soon as practicable after all conditions have been satisfied or waived.

Merger Consideration. Upon consummation of the Merger, each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than the Rollover Shares, shares held by stockholders who are entitled to and who have exercised dissenters’ rights, and shares held by us or any of our wholly owned subsidiaries as treasury stock or otherwise or owned by Merger Sub or Melita or any of their affiliates), will be converted into the right to receive $12.00 in cash, without interest. Each share of our Common Stock owned by us, Merger Sub or Melita will be cancelled and retired and cease to exist with no consideration deliverable in exchange for these shares. Each of the Rollover Shares which are not being converted into the right to receive the Merger Consideration will, by virtue of a contribution agreement between Melita and R. Scott Asen, be converted into the number of issued and outstanding shares of common stock of Melita obtained by dividing $12.00 by the fair market value per share of the Melita common stock following the consummation of the Merger. For a description of the securities to be received upon conversion of the Rollover Shares, see the section entitled “Special Factors – Interests of Certain Persons in the Merger – Equity Interests” above. Upon consummation of the Merger and conversion of your shares into the right to receive $12.00 per share, your shares of our Common Stock will cease to exist, each certificate formerly representing any of such shares will thereafter represent only the right to receive the Merger Consideration, our Common Stock will no longer be eligible for trading on the Nasdaq National Market, our Common Stock will no longer be registered under the Exchange Act, we will no longer file reports with the Securities and Exchange Commission, and our stockholders (other than the Rollover Participants) will no longer be able to participate in the future earnings and growth of the surviving corporation.

Treatment of Options. At the effective time of the Merger, each holder of an outstanding option to acquire shares of our Common Stock (other than the Rollover Participants) will, in settlement thereof, receive for each share subject to each such option which is vested and exercisable as of the effective time (including options vesting in connection with the Merger), an amount in cash equal to the difference between $12.00 and the per share exercise price of such option (the “Option Consideration”), to the extent such difference is a positive number and subject to any applicable withholding taxes. Each of the 814,585 options to acquire shares of our Common Stock held by the Rollover Participants which are not being converted into the right to receive the Option Consideration will be converted into issued and outstanding options of Melita following the consummation of the Merger and the execution of a conversion agreement. For a description of the stock options of Melita to be received by the Rollover Participants upon conversion of the rollover options, see the section entitled “Special Factors – Interests of Certain Persons in the Merger – Equity Interests” above. Upon receipt of the Option Consideration described above, each such option will be canceled. In the event that a holder of an option does not, on or prior to the effective time of the Merger, either obtain the right to receive the Option Consideration in exchange for the cancellation of the option or execute a conversion agreement, Melita will assume the option and adjust the option so that it will be exercisable for equity securities of Melita to the extent of, and in accordance with, the terms of the applicable options and option plan in effect prior to the effective time of the Merger. We have agreed to use our reasonable best efforts to take all necessary actions to ensure that all of our stock option plans terminate as of the effective time of the Merger and to ensure that no person (other than the Rollover Participants) will have the right to acquire equity securities of the surviving corporation following the effective time of the Merger.

Treatment of Purchase Plan Options. The Purchase Plan provides for the sale of shares of the Company’s Common Stock to eligible employees of the Company pursuant to non-transferable options at less than fair market value. All full-time employees of the Company who meet the applicable eligibility requirements described in the Purchase Plan are eligible to participate in the Purchase Plan. Employees who own 5% or more of the Common Stock of the Company and non-employee directors are not eligible to participate in the Purchase Plan. Under the Purchase Plan, shares of our Common Stock may be purchased by eligible employees on a semi-annual basis through accumulation of payroll deductions (of not less than 0.5% nor more than 10% of compensation, as defined in the

Purchase Plan) converted into options exercisable for the number of whole shares, determined by dividing the balance in the employee’s account by the purchase price per share, which is equal to 85% of the fair market value of the common stock, as defined in the Purchase Plan. All outstanding options under the Purchase Plan immediately prior to the effective time will be terminated and canceled and will no longer represent the right to acquire our Common Stock or shares of the surviving corporation. Each holder of an outstanding option under our Purchase Plan will, in settlement thereof, receive for each share subject to such Purchase Plan option as of the effective time, an amount equal to the refund to which the participant is entitled under Article 15 of the Purchase Plan upon the termination of the Purchase Plan and to a cash payment equal to the per share Merger Consideration in cash, less the applicable “option price” (as defined in the Purchase Plan, if the option price per share is less than the Merger Consideration), for each share of Common Stock subject to such Purchase Plan option. Upon receipt of the foregoing consideration, each such Purchase Plan option will be canceled. We have agreed to use our reasonable best efforts to take all necessary actions to ensure that our Purchase Plan terminates as of the effective time of the Merger and to ensure that no person will have the right to acquire equity securities of the surviving corporation following the effective time of the Merger pursuant to the Purchase Plan.

Dissenting Shares. Under the terms of the Merger Agreement, any shares of our Common Stock which are outstanding immediately prior to the effective time of the Merger which are held by any stockholder who does not vote in favor of the Merger Agreement and the Merger or consent thereto in writing, will not be converted into the right to receive the Merger Consideration, so long as such stockholder has demanded appraisal for such shares in writing to us by following the procedures set forth under Delaware law. Such stockholders will be entitled to receive payment of the appraised value of their shares of Common Stock in accordance with the procedures set forth under Delaware law, except that any stockholder who fails to perfect or who effectively withdraws or loses its rights to appraisal of its shares in accordance with the procedures set forth under Delaware law will be deemed to have converted such shares into the right to receive the Merger Consideration. The requirements to perfect the foregoing appraisal rights under Delaware law are attached as Annex C to this proxy statement.

Directors, Certificate of Incorporation and By-laws. Each of our directors will be required to resign from our board of directors as of the effective time of the Merger. At the effective time, our restated certificate of incorporation will become the certificate of incorporation of the surviving corporation and the by-laws of Merger Sub will become the by-laws of the surviving corporation.

Representations and Warranties. The Merger Agreement contains representations and warranties that we made to Merger Sub and Melita. Generally, these representations and warranties are typical for transactions such as the Merger and include representations and warranties relating to:

•	our corporate existence, good standing and authority;

•	our capitalization and rights to acquire our capital stock;

•	our authority to enter into the Merger Agreement and related agreements and to consummate the Merger;

•	certain information about our subsidiaries;

•	our belief that entering into the Merger Agreement and consummating the Merger will not violate our organizational documents, the law or certain agreements to which we are a party, or give any other person rights against us that such person would not otherwise have;

•	our having filed all required documents with the Securities and Exchange Commission and our representation that such documents comply with the law;

•	the accuracy of our financial statements and other public filings with the Securities and Exchange Commission;

•	our having complied with all laws applicable to our business, properties and assets;

•	the absence of any material changes in our business or events since June 30, 2003;

•	the absence of any material litigation pending against us;

•	the accuracy of the information contained in this proxy statement and our representation that it complies with the law;

•	our benefit plans, tax obligations, intellectual property, licenses and permits, material contracts, compliance with environmental laws, properties and assets, labor matters, insurance and expenses to be incurred in connection with the Merger;

•	the absence of any undisclosed related party transactions;

•	the receipt by the Special Committee of a fairness opinion from SG Cowen, its financial advisor, to the effect that, as of the date of such opinion and subject to certain qualifications and limitations set forth in such opinion, the consideration to be received by the holders of our Common Stock (other than the Rollover Participants) is fair from a financial point of view to such holders;

•	the absence of any brokers retained by us other than SG Cowen;

•	the declaration by the Special Committee of the advisability of the Merger Agreement and the Merger and its recommendation that our board of directors approve the Merger Agreement and the Merger;

•	the declaration by the board of directors, based, in part, on the recommendation of the Special Committee, of the advisability of the Merger Agreement, its approval of the Merger Agreement and the Merger and its recommendation that our stockholders approve and adopt the Merger Agreement and the Merger; and

•	certain other technical and factual items relevant to the Merger.

The Merger Agreement also contains representations and warranties that each of Merger Sub and Melita made to us. These relate to:

•	each of Merger Sub’s and Melita’s corporate existence, good standing and authority;

•	each of Merger Sub’s and Melita’s authority to execute the Merger Agreement;

•	each of Melita’s subsidiaries;

•	each of Merger Sub’s and Melita’s belief that entering into the Merger Agreement and consummating the Merger will not violate its organizational documents, the law or certain agreements to which it is a party, or give any other person rights against it that such person would not otherwise have;

•	the absence of any material litigation pending against Melita which would affect its ability to consummate the Merger;

•	the accuracy of financial information provided to us by Melita Inc., Melita’s indirect wholly-owned subsidiary;

•	the disclosure to us of equity commitment letters allowing Melita to finance the Merger;

•	the absence of any brokers retained by each of Merger Sub and Melita;

•	the accuracy of the information each of Merger Sub and Melita provides to us or otherwise discloses to the Securities and Exchange Commission; and

•	the absence of additional representations made by us to Melita or Merger Sub beyond those listed in the Merger Agreement.

Many of the representations and warranties made by each party in the Merger Agreement are qualified by a materiality standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a “material adverse effect” on the party as a whole. The Merger Agreement defines the term “material adverse effect” (i) when used with respect to us, as any effect, event or change that is materially adverse or may reasonably be expected to be materially adverse to the business, financial condition or results of operations of us and our subsidiaries, taken as a whole, or prevents or materially delays, or is reasonably likely to prevent or materially delay, our ability and the ability of our subsidiaries to perform in all material respects our obligations to consummate the transactions contemplated by the Merger Agreement, but excludes effects of certain effects, events, changes and circumstances as described more fully in the Merger Agreement, and (ii) when used with respect to Melita and Merger Sub, as any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Melita and Merger Sub and their subsidiaries to perform in all material respects their respective obligations to consummate the transactions contemplated by the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the representations and warranties made in the Merger Agreement will generally not survive after the effective time of the Merger.

Covenants. We have made certain agreements with Merger Sub and Melita relating to actions that we will or will not take between the date on which we signed the Merger Agreement and the effective time of the Merger (subject to certain limited exceptions set forth in the agreement). These agreements are customary in transactions such as the Merger. The agreements that we have made include but are not limited to:

•	not taking certain enumerated actions and certain other extraordinary actions relating to our company or our business or which are inconsistent with actions that we take in the ordinary course of business without Melita’s consent;

•	taking certain actions with respect to the preparation of this proxy statement and the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the Merger and in preparation for the special meeting;

•	committing us and our board of directors to use reasonable best efforts to seek any approvals and take any lawful actions necessary to consummate the Merger and seek early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable;

•	allowing representatives of Melita and Merger Sub to inspect our corporate records and notifying Melita and Merger Sub of certain enumerated matters;

•	taking certain actions with respect to issuing a press release and filing a current report with the Securities and Exchange Commission on Form 8-K following the execution of the Merger Agreement;

•	committing us to take certain actions with respect to indemnification and provision of insurance for our directors and officers;

•	committing us to use our reasonable best efforts to consummate the Merger;

•	taking certain actions with respect to our stock option plans and our Purchase Plan;

•	not soliciting any third party acquisition proposals and notifying Melita if we receive a third party acquisition proposal (See also “— Acquisition Proposals” below);

•	cooperating with all actions required to accomplish the delisting of our common shares from the Nasdaq National Market;

•	committing us to provide all reasonable cooperation in connection with the arrangement of any financing by Melita and its affiliates in connection with the Merger and the payment of any relevant taxes;

•	obtaining approval from our stockholders at the special meeting in accordance with Delaware law;

•	providing Melita and Merger Sub with the opportunity to participate in the defense of any stockholder litigation relating to the Merger Agreement or the Merger; and

•	providing for employee benefit plans for employees who continue to be employed by Melita or its affiliates following the closing of the Merger.

Merger Sub and Melita (and Melita Inc. in one instance) have made certain agreements with us in the Merger Agreement relating to actions that they will or will not take between the date on which they signed the Merger Agreement and the effective time of the Merger. The agreements that they have made include:

•	taking certain actions with respect to the preparation of this proxy statement and the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the Merger;

•	committing them to use their respective reasonable best efforts to consummate the Merger;

•	cooperating with all actions required to accomplish the delisting of our common shares from the Nasdaq National Market;

•	operating the business of Melita Inc. in the ordinary course and taking no action that has, or is reasonably likely to have, a material adverse effect on Melita or Merger Sub’s ability to consummate the Merger; and

•	committing them to use reasonable efforts to grant any approvals and take any lawful actions necessary to consummate the Merger and seek early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable.

Acquisition Proposals. We have agreed that, until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we will not, nor will we authorize or permit any of our subsidiaries and their affiliates, or our officers, directors, employees, agents or advisors to:

•	solicit, initiate or take any action to facilitate or encourage any third party acquisition proposal or any proposal that constitutes or could reasonably be expected to lead to a third party acquisition proposal;

•	enter into, continue or participate in any discussions or negotiations with, furnish any information relating to us or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to make an acquisition proposal; or

•	enter into any letter of intent or any other agreement relating to a third party acquisition proposal.

Notwithstanding the foregoing, we may engage in negotiations or discussions with and provide information to any third party that makes an unsolicited acquisition proposal so long as:

•	our board of directors or the Special Committee determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to our stockholders;

•	the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined in the Merger Agreement);

•	prior to disclosing any of our information to, or engaging in discussions or negotiations with, such third party, such third party executes a confidentiality agreement with us;

•	we provide Melita advance oral and written notice of the receipt of the acquisition proposal, the terms and conditions of the acquisition proposal and identity of such third party; and

•	we keep Melita informed in all material respects of the status of and details (including amendments and proposed amendments) of such acquisition proposal.

In addition, we may take and disclose to our stockholders a position contemplated by Rules 14d-9 or 14e-2 under the Exchange Act with regard to any tender offer so long as we, our board of directors, the Special Committee and all of our representatives complies with the above requirements. Except with respect to Party A (as defined in the section entitled “Special Factors – Background of the Merger”), we agreed to immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any third party acquisition proposal, and we agreed to use our reasonable best efforts to cause any such parties in possession of our nonpublic information to return or destroy all such information.

Public Disclosure. We, Merger Sub and Melita have agreed not to issue, without first consulting with the other parties, any press release or other public announcement with respect to the Merger Agreement or the Merger, except as and to the extent that it is required by applicable law or regulation.

Indemnification; Directors’ & Officers’ Insurance. The surviving corporation will, to the fullest extent permitted by law, indemnify individuals who were directors and officers of our corporation prior to the Merger, with respect to acts and omissions occurring prior to the effective time of the Merger, following the effective time. Prior to the effective time of the Merger and subject to the terms and conditions described in the Merger Agreement, we will procure a “tail” directors’ and officer’ liability insurance and fiduciary liability insurance policy with terms and conditions reasonably satisfactory to our board of directors, so long as the cost of such policy does not exceed a cap as specified in the Merger Agreement.

Conditions to Obligations of all Parties to the Merger Agreement. The consummation of the Merger is subject to certain conditions contained in the Merger Agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true, either we or Merger Sub and Melita would not be obligated to effect the Merger. If we waive any of the conditions to the Merger, we will not re-solicit proxies.

•	Conditions to Both Our and Merger Sub and Melita’s Obligation to Consummate the Merger:

•	stockholders holding at least a majority of the outstanding shares of our Common Stock must have approved and adopted the Merger Agreement;

•	no law, injunction or other order, decree, statute, rule or regulation of any governmental authority can be in effect, which prevents the consummation of the Merger or materially effects the ability of Merger Sub and Melita to effectively acquire or hold our business and the business of our subsidiaries;

•	the parties must have obtained all material consents, authorizations, orders or approvals of, and made all material filings or registrations with, governmental regulatory authorities necessary for the execution, delivery and performance of the Merger Agreement; and

•	the expiration or termination of the waiting periods under the HSR Act or applicable merger control or competition laws or regulations.

•	Conditions to Our Obligation to Consummate the Merger:

•	Merger Sub’s and Melita’s representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on their ability to perform their obligations under the Merger Agreement, and Merger Sub and Melita must have in all material respects performed all their obligations and complied with all agreements and covenants that must be performed by them before the effective time of the Merger; and

•	Merger Sub must deliver certain other documents and certificates.

•	Conditions to Merger Sub’s and Melita’s Obligation to Consummate the Merger:

•	our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on us, and we must have in all material respects performed all our obligations and complied with all agreements and covenants that must be performed by us before the effective time of the Merger;

•	the Rollover Participants must have consummated the rollover of their shares of Common Stock, if applicable;

•	from June 30, 2003 through the effective time, we must not have experienced any event, effect or change that has had a material adverse effect on us;

•	there must not be any governmental suit or other proceeding that would restrain or prohibit the Merger and related transactions or place certain limitations on us, Melita or Merger Sub;

•	not more than 7% of the holders of our outstanding shares of Common Stock will have demanded appraisal of their common shares under Delaware law;

•	all of our directors must have resigned as of the effective time; and

•	we must deliver certain other documents and certificates.

Termination. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after you approve the Merger Agreement and the Merger, in any of the following ways:

•	by Concerto’s, Melita’s and Merger Sub’s mutual consent (at the direction of their respective board of directors);

•	by either Merger Sub and Melita or us (at the direction of their respective board of directors) if:

•	a law or regulation of any competent authority prohibits the Merger or a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the Merger and the party seeking termination is not otherwise in breach of the Merger Agreement;

•	the Merger has not been consummated by March 15, 2004, and the delay is not a result of a breach of the Merger Agreement by the party seeking such termination; or

•	the Merger Agreement and the Merger are not approved by the holders of a majority of our Common Stock at the special meeting (including any adjournment or postponement thereof).

•	by us (acting at the direction of our board of directors) if:

•	either Merger Sub or Melita breaches in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement and such breach gives rise to a failure of certain conditions placed on Merger Sub and Melita, such breach is not cured within 10 days, and we have not committed an uncured breach at the time of such breach; or

•	prior to the approval and adoption of the Merger Agreement by our stockholders, our board of directors or the Special Committee is entitled to engage in discussions or negotiations with another party that makes an unsolicited acquisition proposal, but only if (i) we provide Melita with the terms and conditions of such proposal and the identity of the third party, (ii) the proposal constitutes a superior proposal to the Merger and (iii) if we terminate the Merger Agreement, we pay the termination fee described below under the heading “ – Expenses; Termination Fee.”

•	by Merger Sub and Melita if:

•	we breach in any material respect any of our representations, warranties, covenants or agreements set forth in the Merger Agreement and such breach gives rise to a failure of certain conditions placed on us, and such breach is not cured within 10 days, and neither Merger Sub nor Melita has committed an uncured breach at the time of such breach; or

•	our board of directors or the Special Committee (i) withdraws, modifies or changes in a manner adverse to Merger Sub and Melita its approval and favorable recommendation of the Merger and the Merger Agreement or (ii) approves or recommends a third party acquisition proposal to our stockholders.

Expenses; Termination Fee. Each of Merger Sub, Melita and Concerto will pay its own fees and expenses in connection with the Merger and related transactions. However, each of Melita and Concerto will bear one half of the fees of any required governmental filing necessary to consummate the Merger and related transactions. In addition, we have agreed to pay Melita and Merger Sub a termination fee of $3.2 million, plus any reasonable fees incurred by Melita or Merger Sub in connection with any litigation or proceedings to collect such termination fee, if the Merger Agreement is terminated as a result of any of the following:

•	prior to the approval and adoption of the Merger Agreement by our stockholders, our board of directors terminates the Merger Agreement in connection with another acquisition proposal; or

•	Melita and Merger Sub terminate the Merger Agreement (a) in connection with (i) a breach by us of the Merger Agreement, (ii) our board of directors or Special Committee withdrawing, modifying or changing its approval and favorable recommendation of the Merger and the Merger Agreement, or (iii) our board of directors or Special Committee approving or recommending a third party acquisition proposal and (b) within 180 days following the date of such termination we consummate an acquisition proposal which was made prior to the date of such termination.

Amendments, Extensions and Waivers. The agreement may be amended by Melita, Merger Sub and us, in writing, at any time before or after you have approved the Merger Agreement and the Merger, except that after you approve the Merger Agreement and the Merger, we cannot amend the Merger Agreement if the proposed amendment would require your further approval under applicable law. At any time prior to the effective time of the Merger, Melita, Merger Sub or we may extend the time for the performance of any obligation of the other party or waive any inaccuracies in the representations and warranties made by the other party or compliance with any agreement or condition in the Merger Agreement.

Merger Financing

The obligations of the parties to the Merger Agreement to consummate the Merger are not subject to a financing contingency. It is expected that Melita will fund the Merger through a combination of equity contributions and new credit facilities which, together with a minimum of $16 million in cash to be provided by us, is expected to be sufficient in the aggregate to provide all funds necessary in order to consummate the transactions contemplated by the Merger Agreement. Melita has provided us with copies of executed written commitment letters from Foothill, Highbridge and CapitalSource to provide funds for the new credit facilities and from Golden Gate and Oak Investment Partners for the equity commitments, in each case, as further described below.

Financing of the Transaction

Melita currently expects the proposed financing for the Merger to come from the following sources, but the specific types of sources of financing may change based on market conditions.

Melita estimates that the total amount of funds necessary for Melita and Merger Sub to consummate the Merger and pay related fees and expenses is approximately $145.4 million (of which approximately $140.9 million is expected to be used to pay the Merger Consideration and cash out vested in-the-money options and vested in-the-money Purchase Plan options, and approximately $4.5 million is expected to be used to pay transaction fees and expenses, including legal, banking and accounting fees). In addition, Concerto expects to pay $3.5 million of its own expenses (see “The Special Meeting – Estimated Fees and Expenses of the Merger”). Melita expects the funds required to pay the Merger Consideration and cash out vested in-the-money options and vested in-the-money Purchase Plan options and to pay transaction fees and expenses to come from the following:

•	available cash balances of Concerto of $16,000,000 (as required to be delivered by the Merger Agreement);

•	an additional amount of available cash of Concerto of $3,400,000, provided, however, that this additional cash, or the amount of any deficiency thereof, shall instead come from the available cash of Melita Inc. in the event the available cash of Concerto in excess of the $16,000,000 indicated above is insufficient to provide the entire $3,400,000;

•	a Term A loan from Foothill in the amount of $30,000,000 (the “Term A Loan”);

•	a Term B loan from Highbridge and CapitalSource in the amount of $30,000,000 (the “Term B Loan”);

•	a revolving credit facility from Foothill in the amount of $3,000,000, none of which is expected to be borrowed in connection with the consummation of the Merger (the “Revolving Credit Facility”, and together with the Term A Loan and the Term B Loan, the “Senior Credit Facility”);

•	equity financing in the amount of $34,500,000 to be provided by Golden Gate (subject to adjustment as described below); and

•	equity financing in the amount of $31,500,000 to be provided by Oak Investment Partners (subject to adjustment as described below).

Pursuant to the terms of commitment letters, Foothill has committed to provide to Melita Inc. the Term A Loan and the Revolving Credit Facility and Highbridge and CapitalSource have committed to provide Melita Inc. the Term B Loan, which, together with the available cash of Concerto described herein and the proceeds of the equity financing described herein, are expected to be used to consummate the Merger and to pay related fees and expenses as well as for working capital and general corporate purposes following the consummation of the Merger.

Term A Loan; Revolving Credit Facility

The Term A Loan and the Revolving Credit Facility will be provided by Foothill to Melita Inc. or its affiliates and will consist of (i) a $30,000,000 four-year senior secured term loan facility and (ii) a $3,000,000 four-year revolving credit facility. The Term A Loan and the Revolving Credit Facility are to bear interest at fluctuating rates based on Foothill’s base rate plus an additional margin, subject to step-downs based on the financial performance of Melita. The total aggregate amount outstanding under the Term A Loan and the Revolving Credit Facility may not exceed a cap based on Melita’s financial performance. Following the consummation of the Merger, the Term A Loan and the Revolving Credit Facility will be fully and unconditionally guaranteed by Melita and selected subsidiaries.

Following the consummation of the Merger, the Term A Loan and the Revolving Credit Facility will be secured by first priority pledges of security interests in all property and assets of Melita and its direct and indirect subsidiaries (including the stock of Melita’s direct and indirect subsidiaries, which shall include Concerto), subject to certain exceptions.

The Term A Loan and the Revolving Credit Facility will contain representations and warranties, events of default and covenants (including financial covenants) typical for such types of financings, including restrictions on indebtedness, liens, mergers and acquisitions and affiliate transactions (subject to customary materiality limitations and grace periods, as applicable). The Term Loan will require monthly principal payments in the amount of $625,000 and will be subject to mandatory prepayments to be agreed upon, with all unpaid principal due at maturity. Voluntary prepayment of the principal of the Term A Loan prior to the maturity date will require a premium payment. Amounts repaid under the Revolving Credit Facility before maturity may be reborrowed.

No plans or arrangements have been made to finance or repay the Term A Loan or the Revolving Credit Facility.

Term B Loan

The Term B Loan will be provided by Highbridge and CapitalSource to Melita Inc. or its affiliates and will consist of a $30,000,000 four-year senior secured term loan facility. The Term B Loan is to bear interest at fluctuating rates based on Foothill’s base rate plus an additional margin, which will be adjusted based on the financial performance and aggregate outstanding indebtedness of Melita. The total amount outstanding under the Term B Loan may not exceed a cap based on Melita’s financial performance. Following the consummation of the Merger, the Term B Loan will be fully and unconditionally guaranteed by Melita and selected subsidiaries.

Following the consummation of the Merger, the Term B Loan will be secured by first priority pledges of security interests in all property and assets of Melita and its direct and indirect subsidiaries (including the stock of Melita’s direct and indirect subsidiaries, which shall include Concerto), subject to certain exceptions.

The Term B Loan will contain representations and warranties, events of default and covenants (including financial covenants) typical for such types of financings, including restrictions on indebtedness, liens, mergers and acquisitions and affiliate transactions (subject to customary materiality limitations and grace periods, as applicable). The Term B Loan will not require monthly principal payments, but will be subject to mandatory prepayments to be agreed upon, with all unpaid principal due at maturity.

No plans or arrangements have been made to finance or repay the Term B Loan.

Senior Credit Facility Conditions

The commitments relating to the Senior Credit Facility are subject to various conditions, including:

•	the execution of documentation satisfactory to the lenders under the Senior Credit Facility (the “Lenders”) with respect to the Senior Credit Facility;

•	satisfactory completion of the Lenders’ legal due diligence and review of the accounting practices and procedures of Melita and Concerto;

•	satisfactory documentation relating to the Merger and the equity financing (including the consummation of the Merger and all related transactions and the receipt by Melita of the equity investments described herein) and the ownership, corporate, legal, tax, management and capital structure of the surviving corporation being satisfactory to the Lenders;

•	the receipt by the Lenders of reasonably satisfactory financial statements with respect to Melita and Concerto, including updated field audits;

•	lien and litigation searches and individual background checks of members of Melita’s and our management;

•	compliance with laws and the receipt of all material governmental and third party approvals by Melita and us, including termination of the applicable waiting period under the HSR Act;

•	the absence of any litigation with respect to the financings described herein and the Merger and the absence of any new litigation that the Lenders reasonably determine could have a material adverse effect on (i) Melita, Concerto and their respective subsidiaries, taken as a whole (ii) Concerto and our subsidiaries, taken as a whole, or the financings described herein, (iii) the ability of Melita and its subsidiaries to perform under the loan documents or (iv) the ability of the Lenders to enforce their rights under the loan documents;

•	in the case of the Term A Loan, consummation of the Term B Loan, and in the case of the Term B Loan, consummation of the Term A Loan;

•	minimum cash and cash equivalent requirements;

•	payment of the Lenders’ fees and expenses;

•	the existence of insurance satisfactory to the Lenders;

•	satisfaction of all conditions precedent to the Merger (including approval of the Merger by our stockholders) shall have been satisfied;

•	the absence of any material adverse effect on (i) Melita, Concerto and their respective subsidiaries, taken as a whole or (ii) Concerto and our subsidiaries, taken as a whole;

The terms (including price and structure) of the financings pursuant to the Senior Credit Facility are subject to change in certain events.

Equity Financing

Melita has received commitment letters from Golden Gate and Oak Investment Partners to provide the equity financing. The equity financing will consist of the purchase by Golden Gate and Oak Investment Partners of shares of Melita’s capital stock for total consideration of $66 million. Golden Gate has agreed to make an equity investment of up to $34.5 million and Oak Investment Partners have agreed to make an equity investment of up to $31.5 million. However, Golden Gate and Oak Investment Partners reserve the right to assign a portion of such commitments to other investors with the approval of Melita.

In addition, (i) Golden Gate and Oak Investment Partners have committed to provide equity financing in an amount greater than that described above if Melita or its subsidiaries do not receive the proceeds of the Senior Credit Facility or any replacement debt financing, and (ii) the commitments of Golden Gate and Oak Investment Partners will be reduced in equal proportion to the extent that Foothill, Highbridge and/or CapitalSource exercise their respective options to make an equity investment in Melita. In total, Golden Gate has committed to provide up to $68.9 million in equity financing and Oak Investment Partners have committed to provide up to $57.1 million in equity financing in the event Melita or its subsidiaries fail to receive debt financing and/or equity financing from their prospective debt financing sources.

The obligations of each of Golden Gate and Oak Investment Partners to provide and fund the equity financing are subject to the fulfillment in accordance with the terms thereof of all of the other conditions to Melita’s and Merger Sub’s obligations to consummate the Merger and the related transactions under the Merger Agreement.

In connection with their commitments to provide the Senior Credit Facility, each of Foothill, Highbridge and CapitalSource has an option to make a cash investment in the equity of Melita.

If the conditions related to the debt and equity financings described herein are satisfied, it is expected that the proceeds of the debt and equity financings described herein, together with a portion of our available and unrestricted cash as described herein will be sufficient to consummate and fund the Merger, pay all fees and expenses related to the Merger and provide working capital for the surviving corporation.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Common Stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of Common Stock subject to special rules, such as stockholders who are foreign persons, foreign corporations, foreign partnerships, foreign trusts or other foreign entities, stockholders who are subject to the alternative minimum tax, stockholders whose functional currency is not the U.S. dollar, stockholders who are treated as partnerships or other passthrough entities for U.S. federal income tax purposes, stockholders who are banks or other financial institutions, broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their Common Stock through the exercise of options or similar derivative securities or stockholders who hold their Common Stock as part of a hedging transaction, straddle, conversion transaction or other risk reduction transaction. This discussion also does not address all of the U.S. federal income tax consequences to the holders of options to acquire our Common Stock. This discussion assumes that holders of our Common Stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code. Finally, this discussion assumes that Melita is classified as a corporation for federal income tax purposes. No party to the Merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. We also do not address foreign, state, estate, gift or local tax consequences of the Merger. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, ESTATE, GIFT, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A stockholder who receives cash in exchange for shares pursuant to the Merger will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged in the Merger, provided that the payment is not treated as a dividend as discussed below.

Capital gains recognized by non-corporate taxpayers from the sale or exchange of Common Stock held for more than one year (which we refer to as long-term capital gains) will generally be subject to U.S. federal income tax at a maximum rate of 15%. Capital gains recognized by non-corporate taxpayers from the sale or exchange of Common Stock held for one year or less will be subject to U.S. federal income tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to U.S. federal income tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused capital losses may be carried forward to subsequent tax years.

If a stockholder owns any of our shares after the Merger, after giving effect to the constructive ownership rules of Section 318 of the Code, all or a portion of the cash received by such stockholder pursuant to the Merger could be taxed as a dividend, to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital to the extent of the stockholder’s adjusted tax basis in the shares exchanged in the Merger and then as capital gain. Certain dividend income received by U.S. individuals and certain other non-corporate taxpayers is taxed at the same rate as long-term capital gains. Certain conditions (including, among other things, a minimum holding period for the underlying stock) must be met in order for dividend income to be subject to long-term capital gain rates; otherwise dividend income received by non-corporate taxpayers generally is subject to U.S. federal income tax at ordinary income tax rates. Dividends received by corporate taxpayers will be subject to U.S. federal income tax at the tax rates applicable to corporations. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

A stockholder who dissents from the Merger and receives cash in exchange for shares held by such dissenter generally will be subject to U.S. federal income tax in the same manner as if such dissenter had participated in the Merger, except that a portion of any cash received by such dissenter may be recharacterized as interest, which generally is subject to U.S. federal income tax at ordinary income tax rates.

A holder of our Common Stock who receives shares of Melita stock in exchange for shares of our Common Stock will recognize gain (but not loss) on the transaction equal to the difference between the fair market value of the shares of Melita stock received and the tax basis of the shares of our Common Stock surrendered. The gain recognized will be long-term capital gain if the shares of our Common Stock surrendered have been held for more than one year.

Holders of stock options of Concerto who receive cash in cancellation of such options will recognize ordinary income equal to the amount of cash received. Holders of rollover options are not expected to recognize taxable income or loss upon the conversion of those rollover options into options to acquire Melita capital stock.

Holders of options under Concerto’s Purchase Plan who receive cash in cancellation of such options will recognize ordinary income equal to the amount of cash received in excess of the cash to which the holder is entitled under Article 15 of the Purchase Plan.

Certain non-corporate holders of shares of Common Stock may be subject to backup withholding at a rate of 28% on cash payments received pursuant to the Merger unless the holders provide certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of shares of Common Stock who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on a substitute Form W-9 or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS INTENDED ONLY AS A GENERAL SUMMARY AND IS NOT NECESSARILY APPLICABLE TO YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, ESTATE, GIFT AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN ANY APPLICABLE LAWS.

Accounting Treatment

The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the Merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the Merger.

Estimated Fees and Expenses of the Merger

The following is an estimate of Concerto’s expenses incurred or to be incurred in connection with the Merger.

Legal and accounting fees	$1,500,000
Special Committee fee	$130,000
Printing and mailing fees	$200,000
Financial advisors fees	$1,472,196
Miscellaneous	$197,804

Total:	$3,500,000

The estimated fees and expenses of Melita and Merger Sub are approximately $4,500,000 as described above in the Section entitled “The Special Meeting – Merger Financing.” Accordingly, the total estimated expenses incurred or to be incurred in connection with the Merger are approximately $8,000,000. Except as disclosed in this proxy statement or as set forth in the Merger Agreement, all fees and expenses in connection with the Merger and any other transaction contemplated thereby will be paid by the party incurring such fees and expenses.

CERTAIN INFORMATION CONCERNING OUR COMPANY

Price Range Of Shares; Dividends; and Stock Repurchases

Trading Market and Price

Our Common Stock is currently traded on the Nasdaq National Market under the symbol “CRTO.” The following table sets forth, on a per share basis for the periods shown, the high and low bid information of our Common Stock as reported on the Nasdaq National Market. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent the price of actual transactions.

	High	Low
Fiscal Year 2003:
First Quarter (January 1 – March 31, 2003)	$7.12	$4.78
Second Quarter (April 1 – June 30, 2003)	9.66	4.03
Third Quarter (July 1 – Sept. 30, 2003)	9.90	7.50

Fiscal Year 2002:
First Quarter (Jan. 1 – March 31, 2002)	$10.20	$7.60
Second Quarter (April 1 – June 30, 2002)	9.68	6.01
Third Quarter (July 1 – Sept. 30, 2002)	7.20	3.85
Fourth Quarter (Oct. 1 – Dec. 31, 2002)	7.49	4.33

Fiscal Year 2001:
First Quarter (Jan. 1 – March 31, 2001)	$14.88	$8.94
Second Quarter (April 1 – June 30, 2001)	13.00	7.30
Third Quarter (July 1 – Sept. 30, 2001)	10.50	7.30
Fourth Quarter (Oct. 1 – Dec. 31, 2001)	10.00	7.20

On December 19, 2003, we had issued and outstanding [                    ] shares of Common Stock. On such date, there were holders of record of our Common Stock. Such number includes stockholders of record who hold stock for the benefit of others. On October 6, 2003, the trading day immediately preceding the execution and delivery of the Merger Agreement, the closing price per share of our Common Stock on the Nasdaq National Market was $9.31.

Dividends

During the past two years, we have not declared or paid cash dividends on our Common Stock. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operations, capital requirements, business conditions and contractual restrictions on payment of dividends, if any. We agreed in the Merger Agreement not to, and to cause our subsidiaries not to, declare or pay any dividend until the closing of the Merger without the prior written consent of Melita.

Stock Repurchases

The following table sets forth information regarding acquisitions of Common Stock by Concerto, showing the number of shares of Common Stock repurchased by Concerto, the total amount paid by Concerto, the range of prices paid for those shares and the weighted average price paid per quarter for the past two years.

Stock Repurchase Summary

Quarter	# of shares repurchased	Total amount Paid	Per share price range	Weighted average per share purchase price
Q4’01	267,100	$2,392,044	$8.89 - 9.00	$8.96
Q1’02	658,500	$5,725,770	$8.54 - 9.00	$8.70
Q2’02	451,600	$3,864,498	$7.89 - 9.24	$8.56
Q3’02	263,000	$1,747,419	$5.24 - 7.14	$6.64
Q4’02	75,900	$465,690	$5.96 - 6.54	$6.14
Q1’03	262,200	$1,559,040	$5.39 - 6.09	$5.95
Q2’03	322,100	$1,500,913	$4.54 - 4.99	$4.66
Q3’03	N/A	N/A	N/A	N/A

Other Securities Transactions

The following tables set forth information regarding acquisitions of Common Stock by the Management Investors, showing the number of shares of Common Stock purchased by each Management Investor, the range of prices paid for those shares and the average price paid per quarter for the past two years. Neither Melita, Melita Inc. nor Merger Sub have purchased any shares of Common Stock in the past two years.

	Quarter Ended
	12/31/01			3/31/02
	Range of Price	Average Price	Number of Shares	Range of Price	Average Price	Number of Shares
Ralph S. Breslauer	—	—	—	—	—	—
James D. Foy	—	—	—	—	—	—
Michael J. Provenzano III	—	—	—	$7.75	$7.75	375
Alexander Tellez	—	—	—	—	—	—

	Quarter Ended
	6/30/02			9/30/02
	Range of Price	Average Price	Number of Shares	Range of Price	Average Price	Number of Shares
Ralph S. Breslauer	—	—	—	—	—	—
James D. Foy	—	—	—	$5.25 - $6.15	$5.71	10,000
Michael J. Provenzano III	—	—	—	$5.00 - $5.50	$5.19	975
Alexander Tellez	—	—	—	$6.27 - $6.30	$6.28	4,000

	Quarter Ended
	12/31/02			3/31/03
	Range of Price	Average Price	Number of Shares	Range of Price	Average Price	Number of Shares
Ralph S. Breslauer	—	—	—	$5.25	$5.25	375
James D. Foy	—	—	—	—	—	—
Michael J. Provenzano III	—	—	—	$5.25 - $5.60	$5.52	2,775
Alexander Tellez	—	—	—	—	—	—

	Quarter Ended
	6/30/03			9/30/03
	Range of Price	Average Price	Number of Shares	Range of Price	Average Price	Number of Shares
Ralph S. Breslauer	—	—	—	$5.25	$5.25	375
James D. Foy	—	—	—	—	—	—
Michael J. Provenzano III	—	—	—	$5.25	$5.25	375
Alexander Tellez	—	—	—	—	—	—

Other Transactions

On January 14, 2002 the Company acquired, for an aggregate consideration of approximately $16.8 million, which includes acquisition costs incurred of approximately $1.3 million, all of the outstanding stock of CellIt, Inc., a Florida corporation (“CellIt”), by means of a merger of AP Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of the Company, with and into CellIt pursuant to an Agreement and Plan of Merger dated as of January 10, 2002. The acquisition of CellIt was completed to expand the technological offerings that the Company and CellIt could jointly develop and market. CellIt was a privately held provider of comprehensive, unified customer interaction management solutions for contact centers and the aggregate consideration included approximately $10.2 million in cash, 544,000 shares of the Company’s common stock valued at approximately $5.3 million and approximately $1.3 million of acquisition costs. Alexander Tellez was the president and chief executive officer of CellIt at the time of the acquisition.

Mr. Tellez, in connection with a loan in the principal amount of $125,000, entered into a Secured Promissory Note and Assignment Agreement with Concerto, which became effective March 13, 2002 (the “Promissory Note”). Pursuant to the terms of the Promissory Note, Mr. Tellez shall repay the principal sum of $125,000 plus accrued interest on the earlier of (i) January 14, 2004 or (ii) the date that Mr. Tellez is no longer employed by us. Further, Mr. Tellez and the A. Tellez Limited Partnership assigned to us their Delayed Common Holder Payments (as defined in the Agreement and Plan of Merger dated January 14, 2002 by and among Concerto, AP Acquisition Corporation and CellIt, Inc.) such that payments made to us from the Delayed Common Holder Payments shall reduce the principal and interest due under the Promissory Note.

Mr. Tellez also entered into a Merger Success Fee Arrangement with CellIt, Inc., which became effective January 10, 2002 (the “Merger Success Agreement”) in connection with our acquisition of CellIt (the “CellIt Merger”). Pursuant to the terms of the Merger Success Agreement, Mr. Tellez shall be eligible to receive a payment of $300,000 (the “Merger Success Fee”), provided that Mr. Tellez remains continuously employed by us for a period of two years following the effective date of the CellIt Merger. If Mr. Tellez’s employment is terminated by us for Cause (as defined in the Merger Success Agreement) or if Mr. Tellez terminates his employment for any reason other than Good Reason (as defined in the Merger Success Agreement), we shall have no obligation to pay the Merger Success Fee.

Selected Historical Financial Data

We are providing the following historical financial information to aid you in your analysis of the financial aspects of the Merger.

The following selected financial data is only a summary and should be read in conjunction with our financial statements and the notes to those statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002 and our Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2003, previously filed by Concerto and incorporated by reference herein. The selected consolidated financial data presented below as of and for the fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998 has been derived from our audited consolidated financial statements. The selected consolidated financial data presented below as of and for the nine month period ended September 30, 2003, has been derived from our unaudited consolidated financial statements. All amounts are in thousands, except per share data.

	Nine Months Ended September 30,	Years Ended December 31,
	2003	2002		2001		2000	1999	1998
Consolidated Statements of Operations Data:
Total revenue	$78,985	$99,489		$94,945		$95,190	$92,966	$88,948
Gross profit	48,385	63,238		60,330		61,439	61,644	58,834
Income (loss) from operations	1,985	(8,569	)(1)	(3,973	)(2)	2,677	11,308	9,981
Net income (loss)	1,943	(7,954	)(1)	(1,344	)(2)	4,633	12,005	8,529
Basic earnings (loss) per share:
Net income (loss)	$0.17	$(0.66)		$(0.11)		$0.35	$0.89	$0.60
Diluted earnings (loss) per share:
Net income (loss)	$0.17	$(0.66)		$(0.11)		$0.33	$0.85	$0.58
Shares used in computing earnings (loss) per share (basic)	11,297	12,049		12,636		13,236	13,531	14,130
Shares used in computing earnings (loss) per share (diluted)	11,450	12,049		12,636		13,945	14,165	14,822

	Nine Months Ended September 30,	Years Ended December 31,
	2003	2002		2001	2000	1999	1998
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18,074	$19,289	(3)	$20,105	$61,758	$34,433	$31,759
Short-term investments	10,765	15,775	(3)	47,838	8,999	30,770	27,711
Working capital	29,389	27,729	(3)	61,363	66,585	66,085	62,756
Total current assets	59,889	63,207		88,051	93,027	92,614	82,831
Total noncurrent assets	28,844	31,002		9,105	9,153	6,429	6,592
Total assets	88,733	94,209		97,156	102,180	99,043	89,423
Total current liabilities	30,500	35,478		26,688	26,442	26,529	20,075
Total noncurrent liabilities	852	1,129		—	—	—	21
Minority interest	400	—		—	—	—	—
Total stockholders’ equity	56,981	57,602		70,468	75,738	72,514	69,327
Cash dividends paid	—	—		—	—	—	—

(1)	Included in these balances is the impact of charges associated with merger and integration costs associated with our acquisition of CellIt, Inc. in January 2002 of $3,112, $1,691 of amortization expense associated with the amortization of intangible assets we recorded in connection with the CellIt, Inc. acquisition, restructuring costs of $3,748 and costs associated with a litigation settlement of $2,350.

(2)	Included in these balances is the impact of charges associated with restructuring costs of $2,623.

(3)	In 2002, we utilized $10.9 million for the acquisition of CellIt, Inc., payments associated with merger and integration and restructuring charges of $4.7 million, $11.8 million to repurchase 1.4 million shares of our common stock under our stock repurchase plan and $4.1 million associated with capital expenditures.

The book value per share of our Common Stock as of the end of our fiscal year ended December 31, 2002 was $4.49 and as of the end of the fiscal quarters ended March 31, June 30, and September 30, 2003 was $4.54, $4.64 and $4,78, respectively. Our ratio of earnings to fixed charges as of the end of our fiscal years ended December 31, 2001 and 2002, and as of the end of the fiscal quarters ended March 31, June 30 and September 30, 2003 was 0.00, (1.50), 5.76, 7.24 and 8.78, respectively. The reason for the sizable differences in our fixed charges ratio in 2001 and 2002 was due to us being in a net loss position before taxes as well as the payment of approximately $2.9 million of debt in 2002 that we assumed in connection with the CellIt, Inc. acquisition.

We have not provided any pro forma data giving effect to the Merger because the Merger Consideration consists solely of cash and, if the Merger is consummated, our Common Stock will cease to be publicly traded. As a result, we do not believe that changes to Concerto or our financial condition following the Merger and related transactions are relevant in evaluating the Merger and the Merger Agreement, since our stockholders (other than the Rollover Participants) will have no interest in Concerto following the Merger.

Our Projections

In connection with evaluating the fairness of the Proposed Transaction, we prepared projections of our anticipated future operating performance for the fiscal years ended December 31, 2003 through December 31, 2008, of which our projections for the fiscal year ended December 31, 2003 had been previously publicly disclosed. These projections were provided to the Special Committee, the board of directors, Melita and SG Cowen. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. We have included below a subset of these projections to give our stockholders access to certain information deemed material by our Special Committee and board of directors for purposes of considering and evaluating the Merger that, except as provided above, is not publicly available and that we provided to the Special Committee, the board of directors, Melita and SG Cowen in connection with the Merger.

The projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, effective income tax rates, capital expenditures and working capital and other matters. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the projections and, except as required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

The EBITDA and net income projections, which our management provided to the Special Committee, the board of directors, Melita and SG Cowen, assumed that we would remain a public company and therefore the projections do not reflect the effects of potentially becoming a private company as a result of the Merger.

Concerto Financial Projections Summary

($’s in thousands)

	2003	2004	2005
Revenue	$107.8	$116.0	$124.5
EBITDA	10.2	12.8	16.3
Net Income	3.7	5.7	8.5

CERTAIN BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth as of November 30, 2003 (except as otherwise provided below) (i) the name of each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) the name of each of our directors; (iii) the name of each of our executive officers; and (iv) the number of shares beneficially owned by each such person and all our directors and executive officers as a group and the percentage of the outstanding shares represented thereby.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. As of November 30, 2003, there were issued and outstanding 11,196,889 shares of our Common Stock, and no shares of Preferred Stock. In computing the number of shares of our Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after November 30, 2003 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Alphonse M. Lucchese	682,806(2)	5.81%

R. Scott Asen c/o Asen & Co. 224 East 49th Street New York, NY 10017	532,591(3)	4.75%

Peter Gyenes	48,750(4)	**

James D. Foy	319,375(5)	2.78%

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Michael J. Provenzano, III	86,562(6)	**

Mark Donovan	142,374(7)	1.26%

Ralph S. Breslauer	65,126(8)	**

Alexander Tellez	67,751(9)	**

Kristina Lengyel	13,125(10)	**

All Directors and Executive Officers as a group (9 Persons)	1,958,460(11)(12)	15.70%

*	Unless otherwise indicated, the address for each beneficial owner is c/o Concerto Software, Inc., 6 Technology Park Drive, Westford, MA 01886.
**	Less than 1.0%.

(1)	Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. Includes all shares which the named person has the right to acquire within 60 days following November 30, 2003.

(2)	Includes 550,306 shares subject to options held by Mr. Lucchese that are exercisable within 60 days of November 30, 2003.

(3)	Includes (i) 17,000 shares held by Woodmere Court Investments to which Mr. Asen, a Director of the Company, provides certain advisory services, (ii) 3,000 shares held jointly by Nicole Miller and Kim Taipale to which Mr. Asen provides certain advisory services and (iii) 6,500 shares held by the IRA of David V. Foster to whom Mr. Asen provides certain advisory services, all of such shares as to which Mr. Asen disclaims beneficial ownership. Also includes 487,341 shares individually owned by Mr. Asen and 11,250 shares subject to options held by Mr. Asen that are exercisable within 60 days of November 30, 2003.

(4)	Includes 43,750 shares subject to options held by Mr. Gyenes that are exercisable within 60 days of November 30, 2003.

(5)	Includes 309,375 shares subject to options held by Mr. Foy exercisable within 60 days of November 30, 2003. Also includes 10,000 shares owned jointly by Mr. Foy and Ms. Helen Foy.

(6)	Includes 81,375 shares subject to options held by Mr. Provenzano exercisable within 60 days of November 30, 2003. Also includes 2,187 shares owned jointly by Mr. Provenzano and Ms. Donna Provenzano.

(7)	Includes 136,874 shares subject to options held by Mr. Donovan exercisable within 60 days of November 30, 2003.

(8)	Includes 64,376 shares subject to options held by Mr. Breslauer exercisable within 60 days of November 30, 2003.

(9)	Includes 63,751 shares subject to options held by Mr. Tellez exercisable within 60 days of November 30, 2003. Also includes 4,000 shares owned jointly by Mr. Tellez and Ms. Annette Green.

(10)	Includes 13,125 shares subject to options held by Ms. Lengyel exercisable within 60 days of November 30, 2003.

(11)	Includes 1,274,182 shares subject to options held by Executive Officers and Directors which are exercisable within 60 days of November 30, 2003. Also includes shares held by entities associated with Mr. Asen as described in footnote 3 above.

(12)	The aggregate number of shares beneficially owned and percent of Common Stock beneficially owned by all officers and directors as a group does not include an aggregate of 587,498 shares underlying options granted under our stock option plans which have not yet vested (or will not be vested within 60 days of November 30, 2003), but whose vesting will be accelerated in the event that the Merger is consummated and will become exercisable simultaneously with the consummation of the Merger.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

General

We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the Merger, or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the Merger, with the exception of approval under the HSR Act and applicable foreign merger control laws. On October 28, 2003, we notified the Brazilian merger control authorities pursuant to Title VII, Chapter I, Articles 54-56 of Law No. 8884 of 11 June 1994, as amended. Approval of the Merger by the Brazilian merger control authorities will not be required prior to closing of the Merger, in accordance with Brazilian laws and regulations. The Merger will be subject to approval prior to closing by the Federal Cartel Office, Germany, pursuant to Germany’s Act Against Restraints of Competition, as amended on January 1, 1999, as more fully described below. Should any additional approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the Merger pending the outcome of any such action or the receipt of any such approval. There can be no assurance that any such additional approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. See “The Merger Agreement — Conditions to Obligations of all Parties to the Merger Agreement” starting on page 64.

Hart-Scott-Rodino; Anti-Trust Matters

Under the HSR Act and the rules thereunder, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have been satisfied. On October 24, 2003, Melita and Concerto each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On November 4, 2003, we received notice of early termination of the waiting period under the HSR Act from the Antitrust Division of the Federal Trade Commission. Notwithstanding the foregoing, any time before or after the effective time of the Merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of substantial assets of us or Melita. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

On October 28, 2003, we notified the Brazilian merger control authorities pursuant to Title VII, Chapter I, Articles 54-56 of Law No. 8884 of 11 June 1994, as amended. Approval of the Merger by the Brazilian merger control authorities will not be required prior to closing of the Merger, in accordance with Brazilian laws and regulations.

The Merger will be subject to approval prior to closing by the Federal Cartel Office, Germany, pursuant to Germany’s Act Against Restraints of Competition, as amended on January 1, 1999 (the “Competition Act”). We filed the required notification pursuant to Section 39 of the Competition Act in Germany on November 12, 2003 and received notice of approval from the Federal Cartel Office on December 11, 2003.

Litigation

We are, from time to time, subject to claims arising in the ordinary course of business. While the outcome of the claims cannot be predicted with certainty, our management does not expect these matters to have a material adverse effect on our consolidated results of operations and financial condition.

STOCKHOLDER PROPOSALS

If the Merger is consummated, we will be a privately-held corporation and you will no longer be able to participate in any future meetings of our stockholders. However, if the Merger is not consummated, our public stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders for the fiscal year ended December 31, 2003, in the event that the Merger is not consummated, must be received no later than the close of business on December 1, 2003 at our principal executive offices in order to be included in our proxy statement for such meeting. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Concerto Software, Inc., 6 Technology Park Drive, Westford, MA 01886, Attention: Secretary.

In the event that the Merger is not consummated, stockholders who wish to make a proposal at the Annual Meeting of Stockholders for the fiscal year ended December 31, 2003, other than ones that will be included in our proxy materials, must notify us, pursuant to our amended and restated by-laws, no later than the close of business on February 12, 2004. If a stockholder who wishes to present a proposal fails to notify us by February 12, 2004, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of our amended and restated by-laws, the proposal is brought before the annual meeting of stockholders, then under the proxy rules of the Securities and Exchange Commission, the proxies solicited by management with respect to the next annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed by us with the Securities and Exchange Commission are incorporated by reference in this proxy statement and are deemed to be a part hereof:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Our Current Reports on Form 8-K filed April 16, 2003, July 17, 2003 and October 8, 2003.

Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to the office of our General Counsel, Paul R. Lucchese, c/o Concerto Software, Inc., 6 Technology Park Drive, Westford, MA 01886, (978) 952-0200.

AVAILABLE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available free of charge at the website of the Commission at www.sec.gov.

Concerto, the Management Investors, Melita, Melita Inc. and Merger Sub have filed with the SEC, in connection with the Merger, a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger (although they expressly disclaim any obligation to do so). This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto, including the written reports and opinion delivered by SG Cowen to the Special Committee, are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to the office of our General Counsel, Paul R. Lucchese, c/o Concerto Software, Inc., 6 Technology Park Drive, Westford, MA 01886, (978) 952-0200, or from the Commission as described above.

Our Common Stock is listed on the Nasdaq National Market (ticker symbol: CRTO), and materials may also be inspected at:

The National Association of Securities Dealers, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

Upon consummation of the Merger, the surviving corporation will seek to cause our Common Stock to be delisted from trading on the Nasdaq National Market and to terminate the registration of our Common Stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-K, with the Commission under the Exchange Act.

You should rely only on the information contained in this proxy statement to vote on the Merger Agreement and the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated [                         ], 200_. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

OTHER BUSINESS

We know of no other business to be acted upon at the special meeting. However, if any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the special meeting, please sign the proxy and return it in the enclosed envelope.

Annex A — Merger Agreement

Included as Exhibit 2.1 to the Report on Form 8-K filed by Concerto Software, Inc. on October 8, 2003 and incorporated herein by reference.

Annex B — Opinion of SG Cowen Securities Corporation

Annex C – Delaware General Corporation Law – Appraisal Rights

General Corporation Law of the State of Delaware

Section 262 Appraisal Rights

262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the Effective Time of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the Effective Time of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the Effective Time of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the Effective Time of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the Effective Time of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the Effective Time of the merger or consolidation, shall, also notify such stockholders of the Effective Time of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the Effective Time of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the Effective Time of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the Effective Time of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such Effective Time; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the Effective Time of the merger or consolidation, the record date shall be such Effective Time. If no record date is fixed and the notice is given prior to the Effective Time, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the Effective Time of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Time of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the Effective Time of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the Effective Time of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the Effective Time of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CONCERTO SOFTWARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CONCERTO SOFTWARE, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS to be held on

[                ], 200[4]

The undersigned, a holder of Common Stock of Concerto Software, Inc. (“Concerto” or the “Company”), acting with respect to all Common Stock held by the undersigned, hereby appoints James D. Foy and Michael J. Provenzano III, as proxies for the undersigned, with full power of substitution, to vote all Common Stock that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of Stockholders (the “Meeting”) of Concerto to be held on [                        ], 200[4] at 10:00 a.m., local time, at the offices of the Company, located at 6 Technology Park Drive, Westford, Massachusetts and at any adjournments, postponements or rescheduling thereof, on the matters set forth on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments, postponements or rescheduling thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1 AND 2.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE

(Continued and to be signed on reverse side)

PRELIMINARY DRAFT – DO NOT EXECUTE

Please Sign, Date, Detach and Mail in the Envelope Provided As Soon As Possible

A	☒	Please mark your votes as in this example.

	FOR	AGAINST	ABSTAIN
Item 1. To approve and adopt the Agreement and Plan of Merger, dated as of October 7, 2003, by and among Melita International Ltd., Bach Merger Sub, Inc. and Concerto Software, Inc. and the consummation of the merger as set forth therein, pursuant to which, among other things, Bach Merger Sub, Inc. will merge with and into us, and each share of our common stock outstanding at the time of the Merger, other than 166,667 shares currently held by R. Scott Asen (a director of Concerto), will be converted into the right to receive $12.00 per share in cash.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Item 2. To grant discretionary authority to the proxies to vote in favor of any postponements or adjournments of the special meeting, if necessary.	☐	☐	☐
	FOR	AGAINST	ABSTAIN

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement. Signature of Stockholder(s) Dated , 200[4]

Note: Please date and sign exactly as the name appears. When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.	I plan to attend the Meeting	☐	I do not plan to attend	☐